Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

CHURCHILL CAPITAL CORP VII,

POLARIS PUBCO PLC,

NORTHSKY MERGER SUB, INC.,

SELLERS (as listed in the signature pages hereto),

and

CORPACQ HOLDINGS LIMITED

dated as of

August 1, 2023

TABLE OF CONTENTS

i

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 1, 2023, by and among Churchill Capital Corp VII, a Delaware corporation (“CCVII”), Polaris Pubco Plc, a public limited company incorporated under the laws of England and Wales (the “Company”), NorthSky Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub”), CorpAcq Holdings Limited, a private limited company incorporated under the laws of England and Wales (“CorpAcq Holdco”) and the shareholders of CorpAcq Holdco set forth on the signature pages hereto or signatory to a joinder to this Agreement executed pursuant to Section 9.07 prior to Closing (the “Sellers”). CCVII, the Company, Merger Sub, BermudaCo (as defined below in the Recitals), CorpAcq Holdco and the Sellers are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.

RECITALS

WHEREAS, CCVII is a blank check company incorporated in Delaware and formed to acquire one or more operating businesses through a Business Combination;

WHEREAS, the Company is recently incorporated and wholly owned by the Initial Shareholder as of the date of this Agreement, and was formed for the purpose of the Transactions, including to act as the publicly traded holding company for CorpAcq Holdco and its Subsidiaries (and their businesses) after the Closing;

WHEREAS, after the date of this Agreement and prior to the Closing Date, the Company shall cause an exempted company limited by shares incorporated under the laws of Bermuda (“BermudaCo”) to be incorporated, which will become a direct, wholly owned subsidiary of the Company, and to execute a joinder to this Agreement pursuant to Section 9.07;

WHEREAS, Merger Sub is a newly formed, wholly owned, direct subsidiary of the Company, and was formed for the sole purpose of the Merger;

WHEREAS, by entering into this Agreement, the Company has made an offer to all the holders of CorpAcq Holdco Ordinary Shares to purchase on the Closing Date, immediately prior to the Closing and in accordance with the terms and conditions set out herein, all of their CorpAcq Holdco Ordinary Shares, in each case free and clear of all Liens, in exchange for the Closing Seller Consideration (the transfer of the CorpAcq Holdco Ordinary Shares held by the Sellers comprising the “CorpAcq Sale”), and in connection therewith, the Company shall amend and restate the articles of association of the Company to be in the form to be mutually agreed by CCVII and the Company (the “Company Amended Articles”), with such CorpAcq Sale in respect of each Seller to be consummated prior to the consummation of the Founder Equity Retirement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, CCVII and the Sponsor Persons have entered into the Sponsor Agreement, pursuant to which, immediately following the CorpAcq Sale, and in connection and substantially concurrent with the Closing, and subject to the terms and conditions thereof, the Founder has agreed to (a) immediately prior to the Founder Share Contribution and Special Voting Share Subscription, surrender to CCVII the Closing Retiring Securities (as defined therein), (the “Founder Equity Retirement”), (b) immediately following the Founder Equity Retirement, transfer and contribute its shares of CCVII Class B Common Stock to BermudaCo in exchange for an equivalent number BermudaCo Redeemable Shares (such contribution and exchange, the “Founder Share Contribution”), (c) subscribe for the Special Voting Shares of the Company for a nominal amount to be determined by CorpAcq Holdco and CCVII (the “Special Voting Share Subscription”) and (d) subject the Vesting Shares (as defined therein) to vesting requirements as set forth therein, with such Founder Equity Retirement, Founder Share Contribution and Special Voting Share Subscription to be consummated prior to the consummation of the Merger;

WHEREAS, at the Closing and immediately following the Founder Share Contribution and Special Voting Share Subscription, on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and other applicable Laws, Merger Sub will merge with and into CCVII (the “Merger”), with CCVII being the surviving corporation of the Merger (CCVII, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Corporation”), such Merger to be consummated prior to the payment of the CCVII Trust Account Payments;

WHEREAS, at the Closing and immediately following the Effective Time, the Surviving Corporation shall pay or cause to be paid (including by the Trustee pursuant to the Trust Agreement) by wire transfer of immediately available funds (a) all accrued and unpaid CCVII Transaction Expenses and (b) to former CCVII Stockholders in connection with the CCVII Stockholder Redemption, the CCVII Redemption Payment (such payments in clauses (a) through (b) collectively, the “CCVII Trust Account Payments”);

WHEREAS, at the Closing and immediately following the CCVII Trust Account Payments, the Surviving Corporation shall repurchase all shares (other than one share) of the CCVII Class A Common Stock then owned by the Company from the Company for an amount equal to the market value of the shares of Class A Common Stock so repurchased (the “CCVII Stock Repurchase”), such CCVII Stock Repurchase to be consummated prior to the consummation of the I/C Company Interest Loan, if made;

WHEREAS, at the Closing and immediately following the CCVII Stock Repurchase, the Surviving Corporation shall, if necessary to ensure that the Company has sufficient cash to satisfy its payment obligations pursuant to this Agreement or as otherwise agreed by the Parties, make an interest bearing loan to the Company at the Company’s request in an amount necessary to allow the Company to pay all or any portion of (i) the Closing Seller Cash Consideration to the Sellers and the Drag Sellers, (ii) the CorpAcq Preferred Redemption Amount, and (iii) CorpAcq Holdco Transaction Expenses (the “I/C Company Interest Loan”), in accordance with a loan agreement to be executed by the Company and the Surviving Corporation in a form reasonably acceptable to CCVII and the Company;

WHEREAS, at the Closing and immediately following the consummation of the I/C Company Interest Loan, if any, the Company will pay and issue the Closing Seller Consideration to the Sellers less the Pro Rata Share due to the Drag Sellers in the aggregate, such payment and issuance to be made prior to the consummation of the I/C CorpAcq Interest Loan;

WHEREAS, at the Closing and immediately following the payment and issuance of the Closing Seller Consideration, the Surviving Corporation may make an interest bearing loan to CorpAcq Holdco at CorpAcq Holdco’s request, in accordance with applicable Laws and a loan agreement to be executed by CorpAcq Holdco and the Surviving Corporation, in a form reasonably acceptable to CCVII and the Company, in an amount equal to (i) the Balance Sheet Amount, plus (ii) the Excess Balance Sheet Amount (if any, held by the Surviving Corporation at such time) (the “I/C CorpAcq Interest Loan”);

WHEREAS, as soon as possible following the CCVII Stock Repurchase and the Company’s receipt of the CorpAcq Preferred Redemption Amount, the Company and CorpAcq Holdco shall seek to implement the Intragroup Recapitalization;

WHEREAS, within two Business Days following implementation of the Intragroup Recapitalization or otherwise procuring that CorpAcq Holdco has sufficient distributable reserves to undertake the CorpAcq Preferred Redemption, CorpAcq Holdco shall implement the CorpAcq Preferred Redemption;

WHEREAS, promptly following the CorpAcq Preferred Redemption, CorpAcq Holdco and the Proposing Seller (as defined in the CorpAcq Articles) shall implement the Drag Along Sale and shall seek to pay and issue the Closing Seller Consideration to the Drag Sellers less the Pro-Rata Share already paid to the Sellers;

WHEREAS, as soon as reasonably practicable after all the stock transfer forms effecting the CorpAcq Sale and the Drag-Along Sale have been duly stamped and the Company has been written up in CorpAcq Holdco’s statutory books as a shareholder, the Company intends to transfer its entire shareholdings in each of the Surviving Corporation and CorpAcq Holdco to BermudaCo in exchange for BermudaCo Shares (the “Company Contribution”);

WHEREAS, the board of directors of the Company has unanimously (i) determined that it is in the best interests of the Company and its shareholder, and declared it advisable to enter into this Agreement and each of the Transactions, including the Merger, in accordance with applicable Law, and (ii) approved this Agreement and each of the Transactions, including the Merger in accordance with applicable Law, as applicable, on the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of Merger Sub has unanimously (i) determined that it is in the best interests of Merger Sub and its stockholder and declared it advisable to enter into this Agreement and each of the Transactions, including the Merger in accordance with the DGCL, and (ii) approved this Agreement and each of the Transactions, including the Merger in accordance with the DGCL, as applicable, on the terms and subject to the conditions of this Agreement;

WHEREAS, the Company, in its capacity as the sole stockholder of Merger Sub, has adopted a resolution by written consent adopting this Agreement, and approving the Merger and the other Transactions in accordance with Section 251 of the DGCL (the “Merger Sub Stockholder Approval”);

WHEREAS, at a meeting duly called and held on or prior to the execution and delivery of this Agreement, the board of directors of CCVII has unanimously (of those present and voting) (i) determined that it is in the best interests of CCVII and the CCVII Stockholders, and declared it advisable to enter into this Agreement providing for the Merger, in accordance with the DGCL, (ii) approved this Agreement and the Transactions, including the Merger, in accordance with the DGCL, (iii) adopted a resolution recommending (x) this Agreement and the CCVII Stockholder Matters be approved and adopted by the CCVII Stockholders and (y) the holders of CCVII Public Warrants vote in favor of the Requisite CCVII Warrantholder Approval, and (iv) directed that this Agreement be submitted to the CCVII Stockholders for their adoption (the “CCVII Board Recommendation”);

WHEREAS, in connection and concurrently with the Closing, certain Sellers, the Company and Founder will enter into a Registration Rights Agreement in form and substance mutually agreeable to the parties thereto (the “Registration Rights Agreement”);

WHEREAS, in the event that the Requisite CCVII Warrantholders Approval is not obtained, in connection and concurrently with the Closing, the Company, CCVII and the warrant agent party thereto will enter into a Warrant Agreement, with respect to the Company Warrants, in the form to be mutually agreed between the Parties (the “Company Warrant Agreement”), which will specify, among other things, the terms upon which a holder of Company Warrants may exercise each Company Warrant to acquire the same number of Company Ordinary Shares as such holder was entitled to acquire of CCVII Common Stock pursuant to the terms of the CCVII Warrant Agreement;

WHEREAS, in connection and concurrently with the Closing, Founder, the Company and BermudaCo will enter into the BermudaCo Limited Company Agreement, which will set forth, among other things, the terms upon which a holder of BermudaCo Redeemable Shares, together with an equal number of Special Voting Shares (each BermudaCo Redeemable Share together with a Special Voting Share, an “Exchangeable Unit”) is entitled to cause BermudaCo to redeem such BermudaCo Redeemable Shares in exchange for, at the option of the BermudaCo, cash or Company Ordinary Shares; and

WHEREAS, in connection and concurrently with the Closing, the Company and BermudaCo will enter into a back-to-back agreement to be mutually agreed by the parties (the “Back to Back Share Issuance Agreement”), pursuant to which the Company shall, if so directed by BermudaCo, issue Company Ordinary Shares to the Founder upon the redemption of BermudaCo Redeemable Shares for consideration (if any) as described in the Back to Back Share Issuance Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.01.      Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“280G Approval” has the meaning specified in Section 7.07.

“Action” means any claim, action, suit, assessment, charge, complaint, grievance, inquiry, investigation, notice of violation or legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Additional Equity Amount” has the meaning specified in the definition of CCVII Facilitated Financing Amount.

“Additional Founder Subscription” has the meaning specified in the Sponsor Agreement.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise; provided, except in the case of (a) the Company and its Subsidiaries, no portfolio company (as such term is commonly understood in the private equity industry) of any shareholder of CorpAcq Holdco or any of their respective Affiliates shall be considered an Affiliate of the Company or any of its Subsidiaries and (y) CCVII, no portfolio company (as such term is commonly understood in the private equity industry) of any shareholder of CCVII, the Founder or any of their respective Affiliates shall be considered an Affiliate of CCVII.

“Agreement” has the meaning specified in the preamble hereto.

“Alcentra Credit Agreement” means the facilities agreement originally dated 23 August 2013 (as amended on 1 April 2014 and 4 April 2014 and as amended and restated on 20 February 2015, 22 June 2015, 16 June 2017, 13 April 2018, 4 April 2019, 3 September 2019 and 23 December 2021 and further as amended or restated from time to time) between, inter alia, CorpAcq Holdco as Parent, CorpAcq Limited as Borrower and Aether Financial Services UK Limited and Agent and Security Agent (each term as defined therein).

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery, tax evasion (or the facilitation thereof), or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Governmental Official or representative of a Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the UK Bribery Act 2010, the UK Criminal Finances Act 2017, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Money Laundering Laws” means the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and any other foreign, federal, state, or local Laws relating to fraud or money laundering.

“Antitrust Law” means the HSR Act, the Sherman Antitrust Act, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act and any other applicable U.S. or foreign Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Audited Financial Statements” has the meaning specified in Section 5.08(a).

“Available Cash Amount” means, as of immediately prior to Closing, (a) all available Cash and Cash Equivalents of CCVII and its Subsidiaries, including all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the CCVII Stockholder Redemption), plus (b) the CCVII Facilitated Financing Amount (if any).

“Back to Back Share Issuance Agreement” has the meaning specified in the recitals hereto.

“Balance Sheet Amount” means an amount equal to $128,600,000 minus the CorpAcq Holder Facilitated Financing Amount (if any).

“Base Earnout Shares” means an aggregate amount of Company Ordinary Shares equal to (a) 15,000,000 minus (b) the Specified Sponsor Retained Share Amount (as defined in the Sponsor Agreement and as may be adjusted pursuant to paragraph 5 therein); provided that only 11,000,000 Base Earnout Shares shall be issued at Closing and, instead of a right to any additional Base Earnout Shares at Closing, the Sellers shall have the contingent right to receive any remaining Base Earnout Shares from the Company within five (5) days following the final calculation of the Delayed Financing Amount pursuant to the Sponsor Letter.

“Base Vesting Shares” has the meaning set forth in the Sponsor Agreement.

“BermudaCo” has the meaning specified in the preamble hereto.

“BermudaCo Limited Company Agreement” means the amended and restated limited company agreement in respect of BermudaCo in form and substance mutually agreeable to CCVII and CorpAcq Holdco.

“BermudaCo Redeemable Shares” means the ordinary shares of BermudaCo redeemable on the terms and conditions set forth in the BermudaCo Limited Company Agreement.

“BermudaCo Shares” means the ordinary shares of $0.01 each of BermudaCo.

“Business Combination” has the meaning ascribed to such term in the CCVII Organizational Documents.

“Business Combination Proposal” has the meaning specified in Section 9.03(a)(i).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or the City of London, England are authorized or required by Law to close.

“Cash and Cash Equivalents” means, for any Person, all cash and cash equivalents (including marketable securities, checks and bank deposits) of such Person.

“CCVII” has the meaning specified in the preamble hereto.

“CCVII Benefit Plan” has the meaning specified in Section 6.11.

“CCVII Board Recommendation” has the meaning specified in the recitals hereto.

“CCVII Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of CCVII.

“CCVII Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of CCVII.

“CCVII Closing Statement” has the meaning specified in Section 4.02(a).

“CCVII Common Stock” means CCVII Class A Common Stock and CCVII Class B Common Stock.

“CCVII Cure Period” has the meaning specified in Section 11.01(c).

“CCVII Facilitated Financing Amount” means the aggregate amount of Cash or Cash Equivalents delivered or committed to CCVII, CorpAcq Holdco, the Company or any of their respective Subsidiaries in connection with any capital raising transactions (whether debt, equity or otherwise) consummated following the date of this Agreement through and including the day that is thirty days following the Closing, unless such day is not a Business Day, in which case the next succeeding Business Day (including, for the avoidance of doubt, in connection with the consummation of the Transactions) to the extent (i) such Cash or Cash Equivalents are received or committed in exchange for the issuance or future issuance of securities of the Company or CCVII, as applicable, including amounts delivered pursuant to the Additional Founder Subscription (if any) or any other subscriptions for Company Ordinary Shares (or equity securities exchangeable for Company Ordinary Shares) (collectively, the “Additional Equity Amount”) or (ii) such Cash or Cash Equivalents are received as proceeds of one or more debt financing transactions or are committed to in connection with a debt facility, in any such case with an aggregate principal amount in excess of £200 million (any such transaction, a “Debt Refinancing Transaction”, and the total amount of such proceeds, the “Debt Refinancing Amount”), in which case only the excess above £200 million shall be part of the CCVII Facilitated Financing Amount (such excess amount described in this clause (ii), the “Incremental Debt Refinancing Amount”); provided, that Cash or Cash Equivalents received (A) in a capital raising transaction with any holders of CorpAcq Holdco Ordinary Shares, or any Affiliate thereof (the aggregate of all such amounts, the “CorpAcq Holder Facilitated Financing Amount”), (B) from a debt financing transaction that is consummated between the date of this Agreement and the Closing, but solely to the extent that such proceeds are actually utilized to consummate an Interim Period Acquisition prior to Closing or (C) from a debt financing transaction entered into in the ordinary course of business by a Subsidiary of CorpAcq Holdco, but solely to the extent that such proceeds are utilized by such Subsidiary for the operations of such Subsidiary and are not utilized for or distributed to CorpAcq Holdco or any other Subsidiary of CorpAcq Holdco, in each case shall not be included in the calculation of CCVII Facilitated Financing Amount (together with the CorpAcq Holder Facilitated Financing, the “Excluded Financing”). Any Additional Equity Amount or Incremental Debt Refinancing Amount that is received by or committed to the Company, CCVII, CorpAcq Holdco or any of their respective Subsidiaries following the Closing but prior to 11:59 p.m. NYC time on the date that is thirty days following the Closing (or if such date is not a Business Day, the next succeeding Business Day) (the “Financing Calculation Date”), in each case other than any Excluded Financing or any proceeds from a facility or other commitment in existence as of the Closing and already included in the calculation of CCVII Facilitated Financing, is collectively referred to herein as the “Delayed Financing Amount”.

“CCVII Organizational Documents” means the Amended and Restated Certificate of Incorporation of CCVII, filed with the Secretary of State of the State of Delaware on February 12, 2021, as amended and in effect on the date hereof and CCVII’s bylaws, as amended and in effect on the date hereof.

“CCVII Preferred Stock” has the meaning specified in Section 6.13(a).

“CCVII Private Placement Warrants” means the warrants held by the Founder, that entitle the holder thereof to purchase one share of CCVII Class A Common Stock at a price of $11.50 per share, pursuant to the CCVII Warrant Agreement, and sold to the Founder concurrent to CCVII’s initial public offering.

“CCVII Public Warrant” means a warrant that entitles the holder thereof to purchase one share of CCVII Class A Common Stock at a price of $11.50 per share, pursuant to the CCVII Warrant Agreement, and sold as part of CCVII’s initial public offering.

“CCVII Redemption Payment” has the meaning specified in Section 4.02(a).

“CCVII Representations” means the representations and warranties of CCVII expressly and specifically set forth in Article VI of this Agreement, as qualified by the CCVII Schedules.

“CCVII Schedules” means the disclosure schedules of CCVII.

“CCVII Stock Repurchase” has the meaning specified in the recitals hereto.

“CCVII Stockholder Matters” has the meaning specified in Section 9.03(a)(i).

“CCVII Stockholder Redemption” has the meaning specified in Section 9.03(a)(i).

“CCVII Stockholders” means the holders of shares of CCVII Common Stock.

“CCVII Transaction Expenses” has the meaning specified in Section 4.01(b).

“CCVII Trust Account Payments” has the meaning specified in the recitals hereto.

“CCVII Warrant Agreement” means that certain Warrant Agreement, dated as of February 11, 2021, between CCVII and Continental Stock Transfer & Trust Company, a New York corporation.

“CCVII Warrantholders Meeting” means a meeting of the holders of CCVII Warrants to be held for the purpose of approving the Requisite CCVII Warrantholder Approval.

“CCVII Warrants” means, collectively, the CCVII Public Warrants and the CCVII Private Placement Warrants.

“Certificate of Merger” has the meaning specified in Section 2.04(a).

“Change of Control Notification” has the meaning specified in Section 9.01(b).

“Closing” has the meaning specified in Section 2.02.

“Closing Date” has the meaning specified in Section 2.02.

“Closing Filings” has the meaning specified in Section 9.08(c).

“Closing Press Release” has the meaning specified in Section 9.08(c).

“Closing Seller Cash Consideration” means an amount in U.S. Dollars equal to the sum of (i) the Closing Seller Preliminary Cash Consideration (calculated without giving effect to the Delayed Financing Amount), minus (ii) 99.99% of the amount by which Closing Seller Preliminary Cash Consideration exceeds $257,200,000; or such lesser amount as indicated by CorpAcq Holdco in its sole discretion to CCVII at least two Business Days prior to the Closing.

“Closing Seller Preliminary Cash Consideration” means an amount in U.S. Dollars equal to the sum of (i) the Available Cash Amount, minus (ii) the Transaction Expenses, minus (iii) the CorpAcq Preferred Redemption Amount, minus (iv) the Balance Sheet Amount.

“Closing Seller Class C-2 Consideration” means 15,000,000 of Company Class C-2 Shares.

“Closing Seller Consideration” has the meaning specified in Section 3.01(a).

“Closing Seller Share Consideration” means a number of Company Ordinary Shares equal to (a) a number of shares (rounded down to the nearest whole share) equal to (i) (1) the CorpAcq Equity Value, minus (2) the Closing Seller Cash Consideration divided by (ii) $10.00, and (b) if the Delivered Capital Adjustment Amount is a negative number, plus the Incremental Share Consideration.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the preamble hereto.

“Company Amended Articles” has the meaning specified in the recitals hereto.

“Company Class C Shares” means, together, the Company Class C-1 Shares and the Company Class C-2 Shares.

“Company Class C-1 Shares” means class C-1 ordinary shares in the Company, which shall have terms substantially equivalent to those set forth on Exhibit A.

“Company Class C-2 Shares” means class C-2 ordinary shares in the Company, which shall have terms substantially equivalent to those set forth on Exhibit A.

“Company Contribution” has the meaning specified in the Recitals hereto.

“Company Ordinary Shares” means the ordinary shares, par value $0.001 of the Company.

“Company Private Placement Warrants” means warrants of the Company issued pursuant to the Company Warrant Agreement on terms substantially similar to the terms of the CCVII Private Placement Warrants with respect to CCVII Common Stock, pursuant to the terms of the CCVII Warrant Agreement.

“Company Public Warrants” means warrants of the Company issued pursuant to the Company Warrant Agreement entitling the holder thereof to acquire the same number of Company Ordinary Shares as such holder was entitled to acquire of CCVII Common Stock pursuant to the terms of the CCVII Warrant Agreement, and pursuant to the Company Warrant Agreement.

“Company Refinancing” has the meaning specified in Section 8.03.

“Company Warrant Agreement” has the meaning specified in the recitals hereto.

“Company Warrants” means, collectively, the Company Public Warrants and the Company Private Placement Warrants.

“Competing Transaction” means, (a) with respect to CorpAcq Holdco, any (i) issuance, sale or transfer to or investment by a third party in any newly issued or currently outstanding equity interest in CorpAcq Holdco, (ii) sale or transfer of all of or a material portion of the assets of the CorpAcq Group or any Significant Subsidiary of CorpAcq Holdco, to a third party, or (iii) merger or business combination between CorpAcq Holdco or any of its Significant Subsidiaries, on the one hand, and a third party, on the other hand and (b) with respect to CCVII, any Business Combination with any Person other the CorpAcq Parties; provided, that with respect to CorpAcq Holdco, “Competing Transaction” shall not include (A) any acquisitions or, investments (including by way of merger or other business combination) pursued, conducted or consummated by any of CorpAcq Holdco or any of its Subsidiaries in their ordinary course business activities, which such ordinary course business activities include investing in and acquiring operating companies, including any financing activities pursued, conducted or secured with respect to such ordinary course business activities, but excluding, any sale or divestitures (including by way of merger or other business combination) pursued, conducted or consummated by any of CorpAcq Holdco or any of its Subsidiaries, (B) the issuance of securities of CorpAcq Holdco or any of its Subsidiaries in connection with any Permitted Acquisition or (C) any of the Transactions.

“Confidentiality Agreement” has the meaning specified in Section 12.09.

“Contracts” means any legally binding contracts, agreements, arrangements, understandings, subcontracts, leases, purchase orders, bonds, notes, indentures, mortgages, debt instruments, licenses or other instruments or obligations of any kind.

“CorpAcq Articles” means each of (a) the articles of association of CorpAcq Holdco dated July 17, 2023 and which are current and effective as of the date hereof, and (b) the certificate of incorporation of CorpAcq Holdco dated October 20, 2021.

“CorpAcq Benefit Plan” has the meaning specified in Section 5.13(a).

“CorpAcq Cure Period” has the meaning specified in Section 11.01(b).

“CorpAcq Employees” has the meaning specified in Section 5.13(a).

“CorpAcq Equity Value” means $803,822,000.

“CorpAcq Group” means CorpAcq Holdco and each of its Subsidiaries, taken as a whole.

“CorpAcq Holdco” has the meaning specified in the preamble hereto.

“CorpAcq Holdco Management Incentive Plan” means the management incentive arrangement under which certain senior employees and directors of CorpAcq Holdco and its Subsidiaries acquired and hold CorpAcq Holdco Ordinary Shares.

“CorpAcq Holdco Ordinary Shares” means the ordinary shares of £0.001 each in the capital of CorpAcq Holdco, consisting of A1 ordinary shares, A2 ordinary shares, B ordinary shares, C ordinary shares and D ordinary shares.

“CorpAcq Holdco Preferred Shares” means the preferred shares of £1.00 each in the capital of CorpAcq Holdco.

“CorpAcq Holdco Securities” has the meaning specified in Section 5.06(b).

“CorpAcq Holdco Shares” means all issued and outstanding equity interests in the capital of CorpAcq Holdco immediately prior to the Closing.

“CorpAcq Holdco Transaction Expenses” has the meaning specified in Section 4.01(a).

“CorpAcq Parties” means CorpAcq Holdco, the Company, Merger Sub and, from and after its entry into a joinder to this Agreement, BermudaCo.

“CorpAcq Preferred Redemption” has the meaning specified in Section 7.12(b).

“CorpAcq Preferred Redemption Amount” means an amount in cash equal to the amount required to fully redeem all CorpAcq Holdco Preferred Shares outstanding immediately prior to the Closing in connection with the CorpAcq Sale, in each case in accordance with the CorpAcq Articles.

“CorpAcq Representations” means the representations and warranties of the CorpAcq Parties, expressly and specifically set forth in Article V of this Agreement, as qualified by the CorpAcq Schedules. For the avoidance of doubt, (a) the CorpAcq Representations are solely made by CorpAcq Holdco and, solely for the purposes of Section 5.01, Section 5.03, Section 5.04, Section 5.05, Section 5.06 and Section 5.23 the Company, Merger Sub and BermudaCo and (b) it is understood and agreed that the omissions of any matter on the CorpAcq Schedules with respect to a period of time prior to a Subsidiary of CorpAcq becoming a Subsidiary of CorpAcq and about which CorpAcq has no knowledge shall be deemed to not constitute fraud.

“CorpAcq Sale” has the meaning specified in the recitals hereto.

“CorpAcq Schedules” means the disclosure schedules of CorpAcq Holdco and its Subsidiaries.

“Counsel” has the meaning specified in Section 12.17.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“D&O Tail” has the meaning specified in Section 8.01(b).

“Delayed Financing Amount” has the meaning specified in the definition of CCVII Facilitated Financing Amount.

“Delivered Capital Adjustment Amount” has the meaning set forth in the Sponsor Agreement.

“DGCL” has the meaning specified in the recitals hereto.

“Drag Along” means the requirement of each Minority Shareholder (as defined in the CorpAcq Articles) to take certain actions in connection with and to give effect to the Drag Along Sale and comply with the requirements of article 52 of the CorpAcq Articles.

“Drag Along Sale” means the transfer of the aggregate CorpAcq Holdco Ordinary Shares held by each Minority Shareholder (as defined in the CorpAcq Articles) as further contemplated in this Agreement and implemented pursuant to article 52 of the CorpAcq Articles, and which shall result in the Company, as the Proposed Purchaser (as defined in the CorpAcq Articles), holding 100% of the CorpAcq Holdco Ordinary Shares (comprising 100% of the outstanding equity interests in CorpAcq Holdco) on closing of such Drag Along Sale.

“Drag Sellers” means any holder of CorpAcq Holdco Ordinary Shares who is not a Seller and who is required to transfer such CorpAcq Holdco Ordinary Shares to the Company upon implementation of the Drag Along Sale.

“Earnout Shares” has the meaning specified in Section 3.04.

“Effective Time” has the meaning specified in Section 2.04(a).

“Eligible Earnout Parties” means all Sellers and Drag Sellers who hold both: (i) one or more CorpAcq Holdco Shares immediately prior to the CorpAcq Sale, and (ii) one or more Company Ordinary Shares immediately following the Closing or, in the case of the Drag Sellers, one or more Company Ordinary Shares immediately following the consummation of the Drag Along Sale.

“Employment Tax” means income tax and employee National Insurance contributions (or any equivalent taxes, charges or levies in any jurisdiction).

“Enforceability Exceptions” has the meaning specified in Section 5.03.

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources) or the management, handling, use, storage, emission, disposal, discharge, transportation, release or threatened release of or exposure to Hazardous Materials, each as in effect on and as interpreted as of or before the date hereof.

“ERISA” has the meaning specified in Section 5.14(a).

“Estimated Delayed Financing Amount” has the meaning specified in Section 4.02(a).

“Excess Balance Sheet Amount” means (a) to the extent a positive number, an amount equal to (i) the Available Cash Amount, minus (ii) Transaction Expenses, minus (iii) the CorpAcq Preferred Redemption Amount, minus (iv) the Closing Seller Cash Consideration, minus (vi) the Balance Sheet Amount or (b) to the extent clause (a) would be a negative number, zero.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchangeable Unit” has the meaning specified in the Recitals.

“Excluded Financing” has the meaning specified in the definition of CCVII Facilitated Financing Amount.

“Excluded Share” means, without duplication, each share of (i) CCVII Class A Common Stock for which redemption rights have been exercised in connection with the CCVII Stockholder Redemption, (ii) CCVII Common Stock (if any), that, at the Effective Time, is held in the treasury of CCVII, and (iii) CCVII Common Stock (if any), that is owned by the CorpAcq Parties (other than the shares of CCVII Class B Common Stock contributed to BermudaCo in the Founder Share Contribution).

“Extension Promissory Note” means a non-interest bearing promissory note issued by CCVII to the Founder on May 16, 2023 in exchange for additional Founder contributions to the Trust Account and in the aggregate amount of such additional Founder contributions.

“FCA” means the UK Financial Conduct Authority and any successor authority thereto.

“FCA Approval” has the meaning specified in Section 10.01(a).

“FCA Regulated Entities” means the following entities: Carrylift Materials Handling Limited (FRN: 712745), Douglas Gillespie Plant Limited (FRN: 741736), Hessle Plant Limited (FRN: 673313), Metcalfe Plant Hire Limited (FRN: 729336), Filtermech Plant Sales Limited (FRN: 655330).

“Financing Calculation Date” has the meaning specified in the definition of CCVII Facilitated Financing Amount.

“Financial Statements” has the meaning specified in Section 5.08(a).

“Foreign Investment Law” means any applicable Laws, including any state, national or multi-jurisdictional Laws that are designed or intended to prohibit, restrict or regulate actions by foreigners to acquire interests in domestic equities, securities, entities, assets, land or interests.

“Form F-4” means the registration statement on Form F-4 of the Company with respect to the registration of the Company Ordinary Shares to be issued in connection with the Transactions.

“Founder” means Churchill Sponsor VII LLC.

“Founder Equity Retirement” has the meaning specified in the recitals hereto.

“Founder Share Contribution” has the meaning specified in the recitals hereto.

“FSMA” means the Financial Services and Markets Act 2000 (as amended and supplemented from time to time).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Filings” has the meaning specified in Section 5.05.

“Governmental Official” means any officer or employee of a Governmental Authority or any department, agency, or instrumentality thereof, including any political subdivision, sovereign wealth fund, or any corporation or other Person owned or controlled in whole or in part by any Governmental Authority or department, agency, or instrumentality thereof, or of a public international organization, or any Person acting in an official capacity for or on behalf of any such Governmental Authority or department, agency, or instrumentality thereof, or for or on behalf of any public international organization.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar meaning) under applicable Environmental Laws in effect as of the date hereof, as well as petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, pesticides and per- and polyfluoroalkyl substances.

“HMRC” means HM Revenue & Customs.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“I/C Company Interest Loan” has the meaning specified in the recitals hereto.

“I/C CorpAcq Interest Loan” has the meaning specified in the recitals hereto.

“I/C Loan Agreement” means the loan agreement between CCVII and CorpAcq Holdco in respect of the I/C CorpAcq Interest Loan or the loan agreement between CCVII and the Company in respect of the I/C Company Interest Loan, as the context requires.

“I/C Loans” means the I/C CorpAcq Interest Loan and the I/C Company Interest Loan, collectively.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board and adopted by the UK.

“Incremental Debt Refinancing Amount” has the meaning specified in the definition of CCVII Facilitated Financing Amount.

“Incremental Earnout Shares” means a number of Company Ordinary Shares equal to the Incremental Share Consideration; provided that no Incremental Earnout Shares shall be issued at Closing and, instead, the Sellers shall have the contingent right to receive the Incremental Earnout Shares, if any, from the Company within five (5) days following the final calculation of the Delayed Financing Amount pursuant to the Sponsor Letter.

“Incremental Share Consideration” means (a) if the Delivered Capital Adjustment Amount is a negative number, a number of Company Ordinary Shares (rounded down to the nearest whole share) equal to (i) the absolute value of the Delivered Capital Adjustment Amount, divided by (ii) $10.00, multiplied by (iii) 50% or (b) if the Delivered Capital Adjustment Amount is zero or a positive number, zero Company Ordinary Shares; provided that no Incremental Share Consideration shall be issued at Closing and, instead, the Sellers shall have the contingent right to receive the Incremental Share Consideration, if any, from the Company within five (5) days following the final calculation of the Delayed Financing Amount pursuant to the Sponsor Letter.

“Indebtedness” means, with respect to any Person as of any time, without duplication, (a) all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such Person, (d) obligations of such Person for the deferred purchase price of property or other services (other than trade payables incurred in the ordinary course of business), (e) all obligations as lessee that are required to be capitalized in accordance with UK GAAP, GAAP or IFRS, as applicable, (f) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, (i) in the case of CorpAcq Holdco or its Subsidiaries, including, but not limited to, all indebtedness incurred by CorpAcq Holdco or its Subsidiaries (as applicable) under or pursuant to the Alcentra Credit Agreement (including all unpaid interest and all amounts due and payable thereunder), to the extent not repaid on or before the Closing Date, (j) in the case of CorpAcq Holdco or its Subsidiaries, including, but not limited to, all indebtedness evidenced by or pursuant to any letters of credit to the extent drawn upon, hedging facilities or working capital lines of credit incurred by CorpAcq Holdco or its Subsidiaries (including all unpaid interest and all amounts due and payable thereunder), to the extent not repaid on or prior to the Closing Date and (k) all obligations of the type referred to in clauses (a)—(j) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly owned Subsidiary of such Person or between any two or more wholly owned Subsidiaries of such Person.

“Indemnitee Affiliate” has the meaning specified in Section 8.01(c).

“Initial Shareholder” means the Person set forth on Schedule 1.01(a) of the CorpAcq Schedules.

“Insolvency Event” means in relation to CorpAcq Group:

(a)	any resolution is passed, meeting is commenced, petition or application presented or order made for the winding up, dissolution or administration of that company, a moratorium is declared in relation any indebtedness of that company, or an administrator is appointed to that company;

(b)	any composition, compromise, assignment or arrangement is made with any of its creditors;

(c)	the appointment of any liquidator, receiver, administrator, administrative receiver, compulsory manager, trustee, supervisor, nominee, custodian or other similar officer in respect of that company or the whole or any part of its business or assets which are material to CorpAcq Group, or any event that has taken place or is likely to take place as a consequence of which such an appointment might be made; or

(d)	any analogous procedure or step is taken in any jurisdiction.

“Intellectual Property” means any and all intellectual property rights (including with respect to technology) created, arising, or protected under applicable Law (or any other similar statutory provision or common law doctrine in the United States or anywhere else in the world), including all: (a) patents and patent applications and inventions, (b) trademarks, service marks and trade names, (c) copyrights, (d) internet domain names, and (e) trade secrets and confidential information, and (f) industrial design rights, in each case, whether registered or unregistered and including applications for the registration or grant of any such rights and any and all forms of protection having equivalent or similar effect anywhere in the world, to the extent protectable by applicable Law.

“Intended Tax Treatment” has the meaning set forth in Section 9.05(b).

“Interim Period” has the meaning specified in Section 7.01.

“Interim Period Acquisition” means a Permitted Acquisition or an acquisition described in Section 7.01(g)

“Intragroup Recapitalization” has the meaning specified in Section 7.12(a).

“IT Systems” means all information technology, computer systems, servers, networks, databases, network equipment, websites, software, hardware and equipment used to process, store, maintain or operate data, information, functions, and other information technology systems, owned, licensed, leased or controlled by CorpAcq Holdco or any of its Significant Subsidiaries.

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

“Key Employee” means the CorpAcq Employees set forth on Schedule 1.01(b) of the CorpAcq Schedules.

“Key Employee Contract” means an employment Contract, individual consulting Contract or letter of appointment between CorpAcq Holdco, CorpAcq Limited or a Significant Subsidiary and a Key Employee.

“Law” means any statute, law, ordinance, rule, treaty, code, directive, regulation or Governmental Order or other legal requirement, in each case, of any Governmental Authority, including common law.

“Leased Real Property” means all real property leased by CorpAcq Holdco or its Subsidiaries.

“Leases” has the meaning specified in Section 5.19.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind or nature whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated, unliquidated or otherwise, and whether due or to become due, and regardless of when or by whom asserted.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, covenant, right of way, restriction, license, option, right of first refusal, security interest or other encumbrance of any kind.

“Material Adverse Effect” means, with respect to CorpAcq Holdco and each of its Subsidiaries, a material adverse effect on the results of operations or financial condition of CorpAcq Group or, with respect to any other CorpAcq Party, a material adverse effect on the ability of such CorpAcq Party to enter into and perform their respective obligations under this Agreement or any Transaction Agreement to which such CorpAcq Party is a party, as applicable; provided, however, that in no event shall any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on the results of operations or financial condition of CorpAcq Group: (a) any change in applicable Laws or GAAP or IFRS or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.04 and, to the extent related thereto, the condition in Section 10.02(a)), (d) any change generally affecting any of the industries or markets in which CorpAcq Holdco or the Significant Subsidiaries operate or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of CCVII (provided that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.04 and, to the extent related thereto, the condition in Section 10.02(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, CorpAcq Holdco and the Significant Subsidiaries operate, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack or any internet or “cyber” attack or hacking, upon any Person or country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (h) any failure of CorpAcq Group to meet any projections, forecasts or budgets; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect) and (i) COVID-19 or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or CorpAcq Holdco or any of its Significant Subsidiaries’ compliance therewith; provided that in the case of clauses (a), (b), (d), (f), (g) and (i) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on CorpAcq Group.

“Material Contracts” has the meaning specified in Section 5.13(a).

“Material Customer” means a top 10 customer of a Significant Subsidiary based on revenue from such customer during the calendar year ended December 31, 2022.

“Material Supplier” means a top 10 supplier of a Significant Subsidiary based on payments to such supplier during the calendar year ended December 31, 2022.

“Merger” has the meaning specified in the recitals hereto.

“Merger Sub” has the meaning specified in the preamble hereto.

“Merger Sub Stockholder Approval” has the meaning specified in the recitals hereto.

“Multiemployer Plan” has the meaning specified in Section 5.14(g).

“NYSE” means the New York Stock Exchange.

“Omnibus Incentive Plan” has the meaning specified in Section 7.06.

“Outstanding CCVII Class A Shares” has the meaning specified in Section 4.02(a).

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by CorpAcq Holdco or any of its Subsidiaries.

“Owned Real Property” means all real property owned by CorpAcq Holdco or its Subsidiaries.

“Party” has the meaning specified in the preamble hereto.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” has the meaning specified in Section 5.12(a).

“Permitted Acquisition” means any acquisition of assets, equity interests or any business or other Person or division thereof by CorpAcq Holdco or any Subsidiary thereof, in each case as set forth on Schedule 1.01(c) of the CorpAcq Schedules, or otherwise consented to by CCVII in writing pursuant to Section 7.01.

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established in accordance with GAAP or IFRS, as applicable, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP or IFRS, as applicable, (d) Liens on real property (including easements, covenants, rights of way and similar restrictions of record) that (i) are matters of record and (ii) do not, individually or in the aggregate, adversely impair the continued use, occupancy or operation of the Real Property to which they relate, (e) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (f) Liens securing any Indebtedness of CorpAcq Holdco and its Subsidiaries and (g) Liens described on Schedule 1.01(d) of the CorpAcq Schedules.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personal data,” “PII” or “personally identifiable information”) provided by applicable Law and applicable privacy policies, notices or contracts of CorpAcq Holdco or any of its Subsidiaries, information in any form or media that identifies, relates to, describes, or is reasonably capable of being associated with, or could reasonably be linked (directly or indirectly) with an individual person or household (including any current, prospective or former customer, end user or employee).

“Policies” has the meaning specified in Section 5.17.

“Privacy Laws” means any and all applicable Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to Processing of Personal Information, including but not limited to the Federal Trade Commission Act, California Consumer Privacy Act as amended by the California Privacy Rights Act (together, the CCPA), Payment Card Industry Data Security Standard (PCI-DSS), Gramm-Leach-Bliley Act (GLBA), General Data Protection Regulation 2016/679/EU (GDPR), the Data Protection Act 2018 and any and all applicable Laws relating to breach notification, the use of biometric identifiers or marketing in connection with Personal Information.

“Privacy Requirements” means all applicable Privacy Laws and all of CorpAcq Holdco’s and any of its Subsidiaries’ policies, notices and contractual obligations relating to the Processing of Personal Information.

“Privileged Communications” has the meaning specified in Section 12.17.

“Pro Rata Share” means, (a) with respect to the Seller Cash Consideration or Closing Seller Share Consideration, for each Seller and Drag Seller and in respect of each class of CorpAcq Holdco Shares held by them, after applying the provisions of article 39.2 of the CorpAcq Articles, a percentage determined by dividing (i) the total number of CorpAcq Holdco Shares of such class held by such Seller or Drag Seller as of immediately prior to the consummation of the CorpAcq Sale or the Drag Along Sale (as applicable) by (ii) the total number of CorpAcq Holdco Shares of such class as of immediately prior to the consummation of the CorpAcq Sale, (b) with respect to the Closing Seller Class C-2 Consideration, for each Seller and Drag Seller, a percentage determined by dividing (i) the total number of Company Ordinary Shares held by such Seller or Drag Seller as of immediately following the Closing or the Drag Along Sale (as applicable) by (ii) the total number of Company Ordinary Shares held by all Sellers as of immediately following the Closing, together with all Company Ordinary Shares to be held by all Drag Sellers once the Drag Along Sale has been implemented and (c) with respect to the Earnout Shares, for each Eligible Earnout Party, a percentage determined by dividing (i) the total number of Company Ordinary Shares held by such Eligible Earnout Party as of immediately following the Closing or the Drag Along Sale (as applicable) by (ii) the total number of Company Ordinary Shares held by Eligible Earnout Holders as of immediately following the Closing or the Drag Along Sale (as applicable).

“Processing” means the receipt, collection, recording, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical or administrative), adaption or alteration, disposal, destruction, erasure, dissemination, disclosure or transfer (including cross-border) of any data, including Personal Information.

“Proxy Statement/Prospectus” means the proxy statement/prospectus included in the Form F-4, including (i) the proxy statement of CCVII to be used for the Special Meeting to approve the CCVII Stockholder Matters (which shall also provide the CCVII Stockholders with the opportunity to redeem their shares of CCVII Class A Common Stock in conjunction with a stockholder vote on the Business Combination), (ii) a prospectus with respect to the Company Ordinary Shares to be offered and issued to the CCVII Stockholders, (iii) the proxy statement of CCVII to be used for the CCVII Warrantholders Meeting to obtain the Requisite CCVII Warrantholder Approval, and (iv) a prospectus with respect to the Company Class C-1 Shares to be offered and issued to the holders of CCVII Public Warrants, in all cases in accordance with and as required by the CCVII Organizational Documents, applicable Law, and the rules and regulations of the NYSE.

“Real Property” has the meaning specified in Section 5.19(a).

“Registration Rights Agreement” has the meaning specified in the recitals hereto.

“Representative” means, as to any Person, any of the Affiliates or any of the officers, directors, managers, employees, counsel, accountants, financial advisors, lenders or consultants of such Person or its Affiliates.

“Required Financials” has the meaning specified in Section 7.04(a).

“Requisite CCVII Warrantholder Approval” means the vote or written consent of the registered holders of at least fifty percent (50%) of the number of the then outstanding CCVII Public Warrants and fifty percent (50%) of the number of the then outstanding CCVII Private Placement Warrants to amend the CCVII Warrant Agreement to permit the conversion or exchange of CCVII Public Warrants for Company Class C-1 Shares and the CCVII Private Placement Warrants for Company Class C-2 Shares at the Effective Time as set forth in Section 3.03.

“Schedules” means the CorpAcq Schedules and the CCVII Schedules.

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance Date” has the meaning specified in Section 9.03(a)(iii).

“SEC Reports” has the meaning specified in Section 6.09(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Sellers” has the meaning specified in the preamble hereto.

“Sellers Closing Statement” has the meaning specified in Section 4.02(b).

“Significant Subsidiary” means any (a) direct or indirect Subsidiary of CorpAcq Holdco with EBITDA exceeding £4 million for fiscal year 2022 (or, if such Subsidiary was not a Subsidiary during the entire fiscal year of 2022, then £4 million for the portion of fiscal year 2022 during which such Subsidiary was a Subsidiary of CorpAcq Holdco) and (b) each of the Metcalfe Plant Hire Limited Subsidiaries, Adlington Welding Supplies Limited, Supaglaze Limited, CorpAcq Properties Limited and M.S.W. UK Limited.

“Signing Filing” has the meaning specified in Section 9.06(c).

“Signing Press Release” has the meaning specified in Section 9.06(c).

“Special Meeting” means a meeting of the holders of CCVII Common Stock to be held for the purpose of approving the CCVII Stockholder Matters.

“Special Voting Share Subscription” has the meaning specified in the recitals hereto.

“Special Voting Shares” means the special voting shares of the Company, nominal value $0.000001 per share, as provided for in the Company Amended Articles.

“Specified Representations” has the meaning specified in Section 10.02(a)(i).

“Sponsor Agreement” means that certain Amended and Restated Letter Agreement, dated as of the date hereof, by and among the Founder, CCVII, the Company and certain other parties thereto, as amended, restated, modified or supplemented from time to time.

“Sponsor Persons” means the Founder and any Insiders (as defined in the Sponsor Agreement).

“Stock Exchange” means the NYSE or such other stock exchange as the CorpAcq Parties and CCVII may mutually agree prior to the Closing.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving Corporation” has the meaning specified in the recitals hereto.

“Surviving Provisions” has the meaning specified in Section 11.02.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income tax, corporation tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, imposts, levies, contributions (including national insurance contributions and social security contributions), value added (including VAT), estimated, customs duties, and sales or use tax, or other tax, together with any interest, penalty, surcharge, fine, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, surrender, disclaimer, notice, consent, computations, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating CCVII Breach” has the meaning specified in Section 11.01(c).

“Terminating CorpAcq Breach” has the meaning specified in Section 11.01(b).

“Termination Date” has the meaning specified in Section 11.01(b).

“Transaction Agreements” means this Agreement, the Company Amended Articles, the Sponsor Agreement, the BermudaCo Limited Company Agreement, the Back to Back Share Issuance Agreement, the I/C Loan Agreements (if executed), the Registration Rights Agreement, the Company Warrant Agreement and all the agreements, documents, instruments and certificates, in each case, entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Expenses” means the aggregate amount of the CorpAcq Holdco Transaction Expenses and CCVII Transaction Expenses.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements, including the Merger, the CorpAcq Sale, the Drag Along Sale, the Founder Equity Retirement, the Founder Share Contribution, the Special Voting Share Subscription, the CCVII Trust Account Payments, the CCVII Stock Repurchase, the payment of the Closing Seller Consideration, the I/C Loans, the Intragroup Recapitalization, the CorpAcq Preferred Redemption and the Company Contribution.

“Transfer” means the, direct or indirect, voluntary or involuntary, (a transfer, sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, encumber, loan, grant of any option to purchase, distribution or otherwise dispose of, or agreement to do any of the foregoing, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b) above.

“Transfer Taxes” has the meaning specified in Section 9.05(a).

“Treasury Regulations” means the regulations, including proposed and temporary regulations, promulgated under the Code.

“Trust Account” has the meaning specified in Section 6.07(a).

“Trust Agreement” has the meaning specified in Section 6.07(a).

“Trustee” has the meaning specified in Section 6.07(a).

“UK” means the United Kingdom.

“UK GAAP” means generally accepted accounting principles of the UK, consistently applied.

“UK Takeover Code” mean the City Code on Takeovers and Mergers.

“Valuation Report” has the meaning specified in Section 3.03(a).

“VAT” means any: (a) tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) (including, in relation to the UK, value added tax imposed by the Value Added Tax Act 1994 and legislation and regulations supplemental thereto); and (b) other tax of a similar nature (including sales tax, use tax, consumption tax and goods and services tax), whether imposed in the UK or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in (a), or elsewhere.

“Waived 280G Benefits” has the meaning specified in Section 7.07.

Section 1.02.          Construction.

(a)            Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b)            When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of CorpAcq Holdco’s and its Subsidiaries’ business, consistent with past practice (including, for the avoidance of doubt, actions taken in light of COVID-19).

(c)            Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d)            Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e)            The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f)             References to “$” or “dollar” or “US$” shall be references to United States dollars and references to “£” or “sterling” or “pounds” or “GBP$” shall be references to the UK pound sterling. Amounts shall be converted from United States dollars to U.K. pounds sterling (and vice versa) based on the 5-day VWAP of the exchange rate as published on Bloomberg ending on the Business Day prior to such conversion.

(g)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(h)            Unless context otherwise requires, all accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS.

(i)             The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 a.m. on the day immediately prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by CorpAcq Holdco in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

Section 1.03.          Knowledge. As used herein, the phrase “to the knowledge”, “within the knowledge of” or other such terms shall mean the actual knowledge after reasonable inquiry of direct reports with operational responsibility for the fact or matter in question (including investment directors of any operating businesses, portfolio companies or subsidiaries of CorpAcq Holdco or CCVII (as applicable), in the case of the CorpAcq Parties, the Persons set forth on Schedule 1.03 of the CorpAcq Schedules and, in the case of CCVII, the Persons set forth on Schedule 1.03 of the CCVII Schedules.

Section 1.04.          Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of CCVII Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or there shall have been any breach of this Agreement by CCVII through any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event resulting in a change in outstanding shares of CCVII Common Stock, then any number, value (including dollar or sterling value) or amount contained herein which is based upon the number of shares of CCVII Common Stock, will be appropriately adjusted to provide to the Sellers or the holders of CCVII Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit the CorpAcq Parties or CCVII and its subsidiaries to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

ARTICLE II
CORPACQ SALE; CLOSING

Section 2.01.          CorpAcq Sale.

(a)            Share for Share Exchange. On the Closing Date, immediately prior to the Closing (i) to the extent not already done, the Initial Shareholder shall cause the Company to adopt the Company Amended Articles and to pass such other resolutions of the Company as may be required in order to effect the Transactions; and (ii) each Seller shall, in exchange for its Pro Rata Share of the Closing Seller Consideration to be settled in accordance with Section 3.01, effect the CorpAcq Sale and sell and transfer such Seller’s CorpAcq Holdco Ordinary Shares to the Company and, accordingly, in connection therewith each Seller shall deliver or cause to be delivered to the Company duly executed transfers in favor of the Company and the relevant share certificates (or indemnities in the agreed terms for any lost certificates).

(b)            Company Attorney Right. Each Seller appoints (with effect from closing of the CorpAcq Sale) the Company as his or her lawful attorney to act in his or her name and on his or her behalf to execute and deliver all deeds and documents and to do all acts and things and exercise all rights which the Company would be entitled to execute, deliver, do and exercise if the Company was registered as the holder of relevant CorpAcq Ordinary Shares. The appointment of the Company as each of the Sellers' attorney shall be effective as of the closing of the CorpAcq Sale and shall terminate on the Company being entered into the register of members as the holder of the shares transferred under Section 2.01(a).

(c)            Transactions Attorney Right. With effect from the date of this Agreement, each Seller appoints the directors of the Company and the directors of CorpAcq Holdco (acting individually or collectively) as his or her lawful attorney to act in his or her name and act on his or her behalf to receive, sign, execute, deal with and deliver such documents as may be required or necessary to give effect to the Transactions to which such Seller is a party and to do all things including, without limitation, to attend, speak and vote at all general meetings of the Company, to waive statutory or constitutional periods of notice of any general meeting or of any separate or class meeting of the holders of any shares or interest in the Company or CorpAcq Holdco (as the case may be), to requisition a general meeting and to sign any written resolutions in respect of the Company or Compaq Holdco (as the case may be), including resolutions to amend constitutional documents and vary provisions in respect of the transfer of shares, which any such attorney may consider necessary or expedient in respect of the Transactions and the documents relating thereto. Each attorney appointed under this Section 2.01(c) shall have the power to agree the form and content of, negotiate, vary or approve, execute, deliver and/or sign in the appointing Seller’s name or otherwise on the appointing Seller’s behalf any document or deed (including the Company Amended Articles, the BermudaCo Limited Company Agreement, the Back to Back Share Issuance Agreement, the I/C Loan Agreements (if executed), the Registration Rights Agreement, and the Company Warrant Agreement as applicable and any other Transaction Agreements contemplated herein) and to do all other acts or things as may be necessary to give effect to the Transactions. Each Seller undertakes to ratify whatever the respective attorneys may lawfully do pursuant to this Section 2.01(c) and this attorney appointment shall be irrevocable before the earlier of (i) termination of this Agreement (ii) the date being 90 Business Days following Closing and (iii) the second anniversary of the date of this Agreement.

Section 2.02.          Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 9:00 a.m. Eastern Time on the seventh Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article X (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing) or (b) at such other place, time or date as CCVII and CorpAcq Holdco may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 2.03.          Founder Equity Retirement; Founder Contributions; Special Voting Share Subscription. Immediately following the consummation of the CorpAcq Sale, in connection and substantially concurrent with the Closing, and subject to the terms and conditions of the Sponsor Agreement, Founder, CCVII, BermudaCo and the Company, as applicable, shall consummate (a) the Founder Equity Retirement, (b) the Founder Share Contribution and (c) the Special Voting Share Subscription.

Section 2.04.          The Merger.

(a)            Effective Time. Immediately following the Founder Share Contribution and the Special Voting Share Subscription, at the Closing and on the terms and subject to the conditions set forth herein, CCVII and Merger Sub shall cause the Merger to be consummated by filing the certificate of merger in a form mutually agreed by the Company and CCVII (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and CCVII and specified in the Certificate of Merger, being the “Effective Time”), and pursuant to which Merger Sub shall be merged with and into CCVII, following which the separate corporate existence of Merger Sub shall cease and CCVII shall continue as the Surviving Corporation after the Merger.

(b)            Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub set forth in this Agreement to be performed after the Effective Time.

(c)            Governing Documents; Directors and Officers. At the Effective Time, by virtue of the Merger and without any further action on the part of any Party or the holders of any securities of CCVII, the certificate of incorporation and the bylaws of the Surviving Corporation shall be amended to read the same as the certificate of incorporation and the bylaws of Merger Sub as in effect immediately prior to the Effective Time, respectively, except that the name of the Surviving Corporation shall be “Churchill Capital Corp VII”. At the Effective Time, the board of directors and officers of Merger Sub shall be the board of directors and officers of the Surviving Corporation, unless otherwise agreed by the Parties.

Section 2.05.          CCVII Trust Account Payments. At the Closing and immediately following the Effective Time, the Surviving Corporation shall pay or cause to be paid (including by the Trustee pursuant to the Trust Agreement) by wire transfer of immediately available funds, the CCVII Trust Account Payments, consisting of (a) the CCVII Redemption Payment in connection with the CCVII Stockholder Redemption to the applicable former CCVII Stockholders and (b) all accrued and unpaid CCVII Transaction Expenses.

Section 2.06.          CCVII Stock Repurchase. At the Closing and immediately following the payment of the CCVII Trust Account Payments, the Surviving Corporation shall effect the CCVII Stock Repurchase, pursuant to which the Surviving Corporation shall repurchase all shares (other than one share or such other number as the Parties may agree) of Class A Common Stock, par value $0.001 per share, of the Surviving Corporation held by the Company in exchange for an amount paid by the Surviving Corporation to the Company in cash equal to the market value of the shares of Class A Common Stock so repurchased.

Section 2.07.          I/C Loans.

(a)            At the Closing and immediately following the CCVII Stock Repurchase and in connection with the payment of the implementation of the Intragroup Recapitalization, Closing Seller Cash Consideration pursuant to Section 3.01(b) and the payment of any accrued and unpaid CorpAcq Holdco Transaction Expenses, the Surviving Corporation shall, if necessary to ensure that the Company has sufficient cash to satisfy its payment obligations pursuant to this Agreement, or as otherwise agreed by the Parties, make the I/C Company Interest Loan to the Company in an amount necessary to allow the Company to pay all or any portion of (i) the Closing Seller Cash Consideration to the Sellers and the Drag Sellers, (ii) the CorpAcq Preferred Redemption Amount and (iii) the CorpAcq Holdco Transaction Expenses (to the extent applicable). At the Closing and immediately following payment and issuance of the Closing Seller Consideration, the Surviving Corporation shall, at the sole election of CorpAcq Holdco, make the I/C CorpAcq Interest Loan to CorpAcq Holdco to the extent necessary to fund all or any portion of (i) the Balance Sheet Amount, plus (ii) the Excess Balance Sheet Amount (if any, held by the Surviving Corporation at such time).

Section 2.08.          Company Contribution. As soon as reasonably practicable after all the stock transfer forms effecting the CorpAcq Sale have been duly stamped and the Company has been written up in CorpAcq Holdco’s statutory books as a shareholder, (i) the Company intends to transfer and contribute all the shares of CorpAcq Holdco and all the shares of the Surviving Corporation owned by the Company, if any, to BermudaCo in exchange for BermudaCo Shares and (ii) any excess cash received by the Company pursuant to Section 2.06 may be contributed to BermudaCo, which, in turn, may contribute such cash to CorpAcq Holdco.

Section 2.09.          Further Assurances. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of CorpAcq Holdco, CCVII, Merger Sub and BermudaCo, the applicable directors, officers, members and managers of CorpAcq Holdco, CCVII, Merger Sub and BermudaCo (or their designees) are fully authorized in the name of their respective corporations/companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III
CONSIDERATION; EFFECTS OF THE TRANSACTIONS

Section 3.01.           Closing Seller Consideration.

(a)            The total consideration to be paid to the Sellers and the Drag Sellers (as applicable) at the Closing in consideration for the CorpAcq Sale and the Drag Along Sale shall equal the sum of (i) the Closing Seller Cash Consideration, plus (ii) the Closing Seller Share Consideration, plus (iii) the Closing Seller Class C-2 Consideration, plus (iv) the Earnout Shares in accordance with Section 3.04 (such amounts in clauses (i) through (iv) collectively, the “Closing Seller Consideration”).

(b)            At Closing, and immediately following the CCVII Stock Repurchase and the I/C Company Interest Loan, the Company shall (i) pay, or cause to be paid, by wire transfer of same day funds to such account or accounts (as each Seller shall designate in writing not less than two Business Days prior to the Closing), such Seller’s portion of the Closing Seller Cash Consideration, (ii) issue to each Seller (1) such number of fully paid Company Ordinary Shares equal to such Seller’s portion of the Closing Seller Share Consideration, (2) such number of fully paid Company Class C-2 Shares equal to such Seller’s portion of the Closing Seller Class C-2 Consideration, and (3) such number of Earnout Shares equal to such Seller’s portion of the Earnout Shares, in each case in accordance with the Sellers’ Pro Rata Share set forth on the Sellers Closing Statement, and (iii) pay, or cause to be paid, by wire transfer of same day funds to such account or accounts (as the Company shall designate in writing not less than two Business Days prior to the Closing), the CorpAcq Preferred Redemption Amount in order to procure the payment and settlement of the CorpAcq Preferred Redemption Amount due to the holders of the CorpAcq Holdco Preferred Shares in accordance with the remaining terms of this Agreement. Each Seller that is a CorpAcq Employee and that is a UK tax resident (or is otherwise subject to tax under the laws of the UK) shall enter into an election under 431(1) of ITEPA jointly with their employer company in respect of their acquisition of Company Ordinary Shares, Company Class C-2 Shares and Earnout Shares, and CorpAcq Holdco shall procure that the relevant employer company shall enter such election, in each case within 14 days of acquisition. In the case of any Closing Seller Cash Consideration payable to the Drag Sellers or otherwise attributable to the CorpAcq Holdco Ordinary Shares held by the Drag Sellers, the Company shall retain each Drag Seller’s portion of the Closing Seller Cash Consideration until: (A) the Drag Along Sale has been consummated, (B) the Closing Seller Cash Consideration is due and payable to such Drag Seller in accordance with the CorpAcq Articles and (C) the Company has received account details in writing for such Drag Seller. Following consummation of the Drag Along Sale, the Company shall issue to each Drag Seller (1) such number of fully paid Company Ordinary Shares equal to such Drag Seller’s portion of the Closing Seller Share Consideration, (2) such number of fully paid Company Class C-2 Shares equal to such Drag Seller’s portion of the Closing Seller Class C-2 Consideration, and (3) such number of fully paid Earnout Shares equal to such Drag Seller’s portion of such Earnout Shares, in each case in accordance with the Sellers’ Pro Rata Share set forth on the Sellers Closing Statement.

Section 3.02.          Common Stock; Common Stock of Merger Sub. On the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Merger and without any further action on the part of any Party or the holders of any securities of CCVII, the following shall occur:

(a)            Each share of CCVII Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) will be exchanged for, and the holders of such CCVII Class A Common Stock shall be entitled to receive for each share of such CCVII Class A Common Stock, one Company Ordinary Share. From and after the Effective Time, the holders of shares of CCVII Class A Common Stock prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or under applicable Law. All such shares of CCVII Class A Common Stock so exchanged shall be converted into and become shares of Class A Common Stock, par value $0.001 per share, of the Surviving Corporation and be held by the Company as of immediately after the Merger.

(b)            Each share of CCVII Class B Common Stock (other than Excluded Shares) issued and outstanding immediately prior to the Effective Time and owned by BermudaCo shall be converted into and become one validly issued, fully paid and nonassessable share of Class B Common Stock of the Surviving Corporation.

(c)            Each issued and outstanding share of common stock of Merger Sub shall be cancelled and shall cease to exist by virtue of the Merger. For the avoidance of doubt, no consideration shall be provided in relation to the cancellation of Merger Sub stock.

(d)            Each Excluded Share issued and outstanding immediately prior to the Effective Time shall be cancelled and no consideration shall be paid or payable with respect thereto.

Section 3.03.          CCVII Warrants. On the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Merger and depending on receipt of the Requisite CCVII Warrantholder Approval, the following shall occur:

(a)            With Receipt of Requisite CCVII Warrantholder Approval. In the event that the Requisite CCVII Warrantholder Approval and a valuation report pursuant to section 593 of the UK Companies Act 2006 in respect of the consideration to be received by the Company for the issue of the Company Class C Shares (the “Valuation Report”) are obtained prior to the Effective Time, at the Effective Time, without any action on the part of any Party or any other Person, (i) each CCVII Public Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and the holder thereof shall receive one Company Class C-1 Share and (ii) each CCVII Private Placement Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and the holder thereof shall receive one Company Class C-2 Share. In consideration of the Company issuing Company Class C-1 Shares and Company Class C-2 Shares to the holders of CCVII Warrants, CCVII shall issue to the Company a certain number of shares of CCVII Class A Common Stock to be agreed by the Company and CCVII.

(b)            Without Receipt of Requisite CCVII Warrantholder Approval. In the event that either the Requisite CCVII Warrantholder Approval or the Valuation Report is not obtained prior to the Effective Time, at the Effective Time, without any action on the part of any Party or any other Person,

(i)            each CCVII Private Placement Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished in consideration for the issue of one Company Private Placement Warrant. In consideration of the Company issuing such Company Private Placement Warrants, CCVII shall issue to the Company a certain number of shares of CCVII Class A Common Stock to be agreed by the Company and CCVII; and

(ii)            each CCVII Public Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into the right to receive a Company Public Warrant in consideration for the issue of one Company Private Placement Warrant. In consideration of the Company issuing such Company Public Warrant, CCVII shall issue to the Company a certain number of shares of CCVII Class A Common Stock to be agreed by the Company and CCVII.

From and after the Effective Time, the holders of CCVII Warrants prior to the Effective Time shall cease to have any rights with respect to such warrants except as otherwise provided for herein or under applicable Law.

Section 3.04.          Earnout.

(a)            At the Closing, and as additional consideration for the sale of their CorpAcq Holdco Shares pursuant to the CorpAcq Sale or the Drag Along Sale (as applicable), the Company shall issue or cause to be issued to each Eligible Earnout Party (in accordance with its respective Pro Rata Share), Company Ordinary Shares as follows and upon the terms and subject to the conditions set forth in this Agreement and the other Transaction Agreements.

(i)            The Incremental Earnout Shares shall be unvested and shall be subject to the same vesting and forfeiture provisions and voting and dividend rights applicable to the Base Vesting Shares in Sections 6(b), 6(c), and 6(f) of the Sponsor Agreement, applied mutatis mutandis.

(ii)            The Base Earnout Shares (together with the Incremental Earnout Shares, the “Earnout Shares”) shall be unvested and shall be subject to the same vesting and forfeiture provisions and voting and dividend rights applicable to the Earn-Out Vesting Shares in Sections 6(b), 6(c), and 6(f) of the Sponsor Agreement, applied mutatis mutandis. No Seller or Drag Seller shall be entitled to any dividends or other distributions with respect to the Base Earnout Shares prior to their vesting, and each hereby agrees to forfeit to the Company any such dividends or distributions.

Section 3.05.          Fractional Shares. No fractional Company Ordinary Shares shall be issued in connection with issuance of the Earnout Shares and the number of Company Ordinary Shares to be issued to each holder in respect of the CCVII Class A Common Stock, or to each Eligible Earnout Party in respect of the Earnout Shares, will be rounded down to the nearest whole share.

Section 3.06.          Withholding Rights. Notwithstanding anything in this Agreement to the contrary, CCVII, Merger Sub, the Company, the Surviving Corporation and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law including in relation to the CorpAcq Holdco Management Incentive Plan; provided, that if the Company or any of its Affiliates, or any party acting on their behalf determines that any payment to any Seller or any CorpAcq Party hereunder is subject to deduction or withholding, then the applicable payor of such amount shall (a) provide notice to CorpAcq Holdco or such other applicable CorpAcq Party as soon as reasonably practicable after such determination and (b) cooperate with CorpAcq Holdco or such other applicable CorpAcq Party to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so deducted or withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be remitted to the applicable Governmental Authority. Any Seller shall be entitled to enter into arrangements to the satisfaction of the Company and CCVII (the precise terms and conditions of which shall be agreed between the parties in good faith as soon as reasonably practicable following the execution of this Agreement) to facilitate the sale of such number of their shares in the Company as may be necessary to enable them to fund: (i) any Employment Tax liabilities that arise in connection with any CorpAcq Holdco Ordinary Shares acquired and/or held by them and/or any party’s obligation to deduct or withhold such Employment Tax; and/or (ii) any capital gains tax liabilities arising on the sale of their CorpAcq Holdco Ordinary Shares to the Company; and/or (iii) the payment of any call on any CorpAcq Holdco Ordinary Shares they have acquired pursuant to the CorpAcq Holdco Management Incentive Plan; and/or any (iv) Tax that arises in connection with Company shares (the “Sell to Cover Arrangement”). Any lock-in or similar arrangements in relation to the Company’s shares shall be amended to reflect any such Sell to Cover Arrangement.

Section 3.07.          Seller and Eligible Earnout Party Lockup. Subject to Section 3.08, each Seller or Eligible Earnout Party agrees that he or she shall not Transfer any Company Ordinary Shares or Company Class C-2 Shares held by such Seller (including Company Ordinary Shares or Company Class C-2 Shares received in respect of such Seller’s Pro Rata Portion of the Closing Seller Share Consideration, the Closing Seller Class C-2 Consideration or Earnout Shares) until (i) one year following the Closing Date, in the case of any Seller or Eligible Earnout Party that is a member of management of CorpAcq Holdco immediately prior to Closing or (ii) 180 days following the Closing Date in the case of all Sellers or Eligible Earnout Parties that are not is a members of management of CorpAcq Holdco immediately prior to Closing.

Section 3.08.          Lockup Exceptions. The lockup provisions in Section 3.07 shall not apply to the transfer of any Company Ordinary Shares or Company Class C-2 Shares made in the following circumstances: (i) in acceptance of a general offer for the whole of the issued equity share capital of the Company (other than any equity share capital held by or committed to the offeror and/or persons acting in concert with the offeror) made in accordance with the UK Takeover Code or the provision of an irrevocable undertaking to accept such an offer; (ii) pursuant to any compromise or arrangement under Part 26 of the UK Companies Act 2006, providing for the acquisition by any person (or group of persons acting in concert) of more than 50 per cent of the equity share capital of the Company and which compromise or arrangement has been sanctioned by the court; (iii) pursuant to an order of a court of competent jurisdiction requiring such Company Ordinary Shares or Company Class C-2 Shares to be transferred or a consent order which has the same effect; (iv) by the personal representatives of the transferor on and following his death; (v) pursuant to an offer by the Company to purchase its own Company Ordinary Shares or Company Class C-2 Shares which is made on identical terms to all holders of shares and otherwise complies with applicable Laws; (vii) to the spouse or civil partner of the transferor or the trustees of a trust under which no beneficial interest in the Company Ordinary Shares or Company Class C-2 Shares transferred exists or can arise except in favor of the relevant transferor and/or his spouse, civil partner or minor children; (viii) by the transferor to any person which has the same ultimate legal and beneficial ownership as the transferor or to its officers or directors or, if the transferor is an individual, to any member of the transferor’s immediate family; or (ix) in accordance with the Sell to Cover Arrangement.

ARTICLE IV
CLOSING STATEMENT

Section 4.01.          Expense Amounts.

(a)            No sooner than five or later than three Business Days prior to the Closing Date, CorpAcq Holdco shall provide to CCVII a written report setting forth a list of the following fees, costs and expenses incurred by or on behalf of the CorpAcq Parties (including its direct and indirect equityholders) in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions, the performance and compliance with all Transaction Agreements and conditions contained herein or therein to be performed or complied with at or before Closing, and the consummation of the Transactions, (together with written invoices and wire transfer instructions for the payment thereof), whether paid or unpaid prior to Closing and including: (i) the fees, costs, expenses and disbursements of outside counsel, accountants, advisors and consultants to CorpAcq Parties (including its direct and indirect equityholders), (ii) the fees and disbursements of bona fide third-party investment bankers and financial advisors to CorpAcq Holdco, (iii) any premiums, fees, disbursements or expenses incurred in connection with any tail insurance policy for the directors’ and officers’ liability insurance of CorpAcq Holdco, in each case, incurred in connection with the Transactions, (iv) any Transfer Taxes incurred, imposed, attributable to, or otherwise in connection with (A) the CorpAcq Sale, including any Transfer Taxes imposed or arising in connection with the issuance of securities in consideration for that transaction (and including, for the avoidance of doubt, any Transfer Taxes imposed or arising in connection with the issuance of depositary receipts in relation to those securities or the entry of such securities to a depositary or clearance service), (B) the issuance or delivery of securities to holders of CCVII Common Stock or CCVII Warrants or (C) the transfer, conversion or exercise of rights under such securities pursuant to, or contemplated by, or required to give effect to this Agreement, (v) any UK corporation tax imposed on the Company pursuant to section 144 of the Taxation of Chargeable Gains Act 1992 in connection with the granting of any Company Warrants issued in connection for the cancellation and extinguishment of CCVII Warrants pursuant to Section 3.03(b) to the extent accrued as of the Closing, and (vi) any US withholding Taxes imposed in connection with the CCVII Stock Repurchase to the extent accrued as of the Closing (collectively, the “CorpAcq Holdco Transaction Expenses”).

(b)            No sooner than five or later than three Business Days prior to the Closing Date, CCVII shall provide to CorpAcq Holdco a written report setting forth a list of the following fees, costs and expenses incurred by or on behalf of CCVII in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, (together with written invoices and wire transfer instructions for the payment thereof), whether paid or unpaid prior to Closing and including (i) the fees, costs, expenses and disbursements of outside counsel, accountants, advisors and consultants to CCVII (including its direct and indirect equityholders), (ii) the fees and disbursements of bona fide third-party investment bankers and financial advisors to CCVII, (iii) the placement fee set forth on Schedule 4.01(b)(ii) of the CCVII Schedules, (iv) any premiums, fees, disbursements or expenses incurred in connection with any rep and warranty insurance policy and any tail insurance policy for the directors’ and officers’ liability insurance of CCVII, in each case, incurred in connection with the Transactions, (v) the repayment amount of the Extension Promissory Note, (vi) any deferred underwriting commissions relating to the initial public offering of CCVII, (vii) working capital loans from any Sponsor Persons to the extent not repaid, in either case, on or before the Closing, and (viii) any excise Taxes payable pursuant to Section 4501 of the Code due and payable by CCVII (or the Company pursuant to the terms of this Agreement) (collectively, the “CCVII Transaction Expenses”).

Section 4.02.          Closing Statements.

(a)            At least two Business Days prior to the Special Meeting and in any event not earlier than the time that holders of CCVII Class A Common Stock may no longer elect redemption or withdraw such election, in accordance with the CCVII Stockholder Redemption, CCVII shall prepare and deliver to CorpAcq Holdco a statement (the “CCVII Closing Statement”) setting forth in good faith: (i) the aggregate amount of cash in the Trust Account (prior to giving effect to the CCVII Stockholder Redemption); (ii) the aggregate amount of all payments required to be made in connection with the CCVII Stockholder Redemption (the “CCVII Redemption Payment”); (iii) the Available Cash Amount resulting therefrom; (iv) the number of shares of CCVII Class A Common Stock to be outstanding as of the Closing after giving effect to the CCVII Stockholder Redemption (the “Outstanding CCVII Class A Shares”) and confirmation that no CCVII Preferred Stock is outstanding; and (v) the Delayed Financing Amount (the “Estimated Delayed Financing Amount”). The CCVII Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the CCVII Closing Statement until the Closing, CCVII shall (x) provide the Company and its Representatives with reasonable access at all reasonable times during normal business hours and upon reasonable prior notice to the books and records of CCVII and its Subsidiaries and to senior management personnel of CCVII and its Subsidiaries, in each case, to the extent reasonably requested by the Company or any of its Representatives in connection with their review of the CCVII Closing Statement, (y) cooperate with the Company and its Representatives in connection with their review of the CCVII Closing Statement and the components thereof and (z) consider in good faith any comments to the CCVII Closing Statement provided by the Company prior to the Closing Date.

(b)            At least two Business Days prior to the Closing, CorpAcq Holdco shall prepare and deliver to CCVII a statement (the “Sellers Closing Statement”) setting forth in good faith its calculation of, as of the Closing Date: (a) the CorpAcq Preferred Redemption Amount, (b) the aggregate number of CorpAcq Holdco Preferred Shares, (c) CorpAcq Holdco’s calculation of each Seller’s Pro Rata Share of the Closing Seller Cash Consideration, Closing Seller Share Consideration and Closing Seller C-1 Consideration, (d) the CCVII Facilitated Financing Amount and (e) the CorpAcq Holder Facilitated Financing Amount, in each case, including reasonable supporting detail therefor. The Sellers Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the Sellers Closing Statement until the Closing, CorpAcq Holdco shall (x) cooperate with and provide CCVII and its Representatives all information reasonably requested by CCVII or any of its Representatives and within any CorpAcq Party or its Representatives’ possession or control in connection with CCVII’s review of the Sellers Closing Statement, (y) cooperate with CCVII and its Representatives in connection with their review of the Sellers Closing Statement and the components thereof and (z) consider in good faith any comments to the Sellers Closing Statement provided by CCVII prior to the Closing Date and CCVII shall revise such Sellers Closing Statement to incorporate any changes CorpAcq Holdco reasonably determines are necessary or appropriate given such comments.

ARTICLE V
REPRESENTATIONS AND WARRANTIES RELATING TO THE CORPACQ PARTIES

Except as set forth in the CorpAcq Schedules (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the CorpAcq Parties hereby jointly and severally represent and warrant to CCVII as follows:

Section 5.01.          Corporate Organization of CorpAcq Parties.

(a)            CorpAcq Holdco has been duly incorporated, is validly existing as a private limited company and is in good standing (or has the equivalent status under the laws of England and Wales). CorpAcq Holdco has the requisite corporate power and authority to own, operate and lease all of its properties, rights and assets and to carry on its business as it is now being conducted and is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to be material to the CorpAcq Group. The copies of the organizational documents of CorpAcq Holdco, as in effect on the date hereof and made available by CorpAcq Holdco to CCVII (i) are true, correct and complete and (ii) are in full force and effect, and CorpAcq Holdco is not in violation of any of the provisions of its organizational documents. All material returns, resolutions and other documents required by the 2006 Act and other legislation to be delivered to the Registrar of Companies in respect of CorpAcq Holdco have been duly and properly prepared and delivered.

(b)            Each of the Company and Merger Sub has been and, as of the time it becomes a CorpAcq Party, BermudaCo will be, duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation, incorporation or organization (as applicable). The copies of the organizational documents of each of the Company and Merger Sub, as in effect on the date hereof and made available to CCVII (i) are true, correct and complete and (ii) are in full force and effect, and each of the Company and Merger Sub is not in violation of any of the provisions of its organizational documents. The copies of the organizational documents of BermudaCo, as in effect on the date BermudaCo becomes a CorpAcq Party, that will be made available to CCVII (i) will be true, correct and complete and (ii) will be in full force and effect, and BermudaCo will not be in violation of any of the provisions of its organizational documents. All material returns, resolutions and other documents required by the 2006 Act and other legislation to be delivered to the Registrar of Companies in respect of the Company have been duly and properly prepared and delivered. Each of the Company and Merger Sub was formed, and BermudaCo is being formed, solely for the purpose of engaging in the Transactions, has not (and BermudaCo as of the date it becomes a CorpAcq party will not have) conducted any business prior to the date it becomes a party to this Agreement and has no (and BermudaCo as of the date it becomes a CorpAcq Party will have no) assets, Liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Agreement to which it is a party, as applicable, and the other Transactions and such Transaction Agreements, as applicable.

(c)            No Insolvency Event has occurred in relation to any CorpAcq Party.

Section 5.02.          Organizational Documents and Subsidiaries. Schedule 5.02 of the CorpAcq Schedules sets forth the Subsidiaries of CorpAcq Holdco as of the date hereof. Each Subsidiary has been duly formed or organized, is validly existing under the laws of their jurisdiction of incorporation or organization and the requisite corporate power and authority to own, operate and lease all of its properties, rights and assets and to carry on its business as it is now being conducted and is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be, except where failure to be so duly formed or organized or validly licensed or qualified would not, individually or in the aggregate, reasonably be expected to be material to the CorpAcq Group. The copies of the organizational documents of each of the Subsidiaries of CorpAcq Holdco, as in effect on the date hereof and made available by CorpAcq Holdco to CCVII (i) are true, correct and complete and (ii) are in full force and effect, and each Subsidiary is not in violation of any of the provisions of its organizational documents, except for such violations as would not, individually or in the aggregate, reasonably be expected to be material to the CorpAcq Group. All material returns, resolutions and other documents required by the 2006 Act and other legislation to be delivered to the Registrar of Companies in respect of each Subsidiary have been duly and properly prepared and delivered. No Insolvency Event has occurred in relation to CorpAcq Holdco’s Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to be material to the CorpAcq Group.

Section 5.03.          Due Authorization. Each CorpAcq Party has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and (subject to the approvals described in Section 5.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the Transactions have been duly authorized by the board of directors or equivalent governing body of the applicable CorpAcq Party and the Company has delivered on or before the date hereof the Merger Sub Stockholder Approval, and no other corporate proceeding on the part of any CorpAcq Party is necessary to authorize this Agreement or such Transaction Agreements. This Agreement has been, and each such Transaction Agreement will (when executed and delivered) be, duly and validly executed and delivered by each CorpAcq Party and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of each CorpAcq Party, enforceable against such CorpAcq Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 5.04.          No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05, the execution, delivery and performance of this Agreement and each Transaction Agreement to which any CorpAcq Party is party by such CorpAcq Party and the consummation of the Transactions do not and will not (a) violate any provision of, or result in the breach of or default under, the certificate of incorporation, bylaws or other organizational documents of any CorpAcq Party, including the CorpAcq Articles, (b) violate any provision of, or result in the breach of or default by any CorpAcq Party under, or require any filing, registration or qualification under, any applicable Law, (c) require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, any Material Contract or Lease, (d) result in the creation of any Lien upon any of the properties, rights or assets of CorpAcq Holdco or any of its Subsidiaries, (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority or other Person, except, (x) in the case of clause (b) above, for such violations, breaches or defaults that would not, individually or in the aggregate, be material to CorpAcq Group and (y) in the case of clauses (c), (d), (e) and (f) above, for such violations, conflicts, breaches, defaults or failures to act that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.05.          Governmental Authorities; Consents. Assuming the truth and completeness of the CCVII Representations, no action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority (collectively, “Governmental Filings”) is required on the part of any CorpAcq Party with respect to such CorpAcq Party’s execution, delivery and performance of this Agreement and the consummation of the Transactions, except for (a) applicable requirements of any applicable Antitrust Laws or applicable Foreign Investment Laws, (b) FCA Approval, (c) filings under applicable Securities Laws, (d) filings with and approvals of the Stock Exchange, (e) approval of the UK Takeover Panel, (f) obtaining a section 593 valuation report pursuant to the UK Companies Act 2006, (g) applicable requirements of the HSR Act, and (h) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to CorpAcq Group.

Section 5.06.          Capitalization of CorpAcq Parties.

(a)            Schedule 5.06 of the CorpAcq Schedules sets forth, as of the date hereof, the number and class of issued, allotted and to the extent applicable outstanding equity interests (including all shares, warrants, preference shares, options and other such equity instruments) of each CorpAcq Party, the registered owners thereof and the number and class of shares held by each such registered owner; provided, that such information sets forth for BermudaCo is provided as of the date it becomes a CorpAcq Party. The issued shares in the capital of each of the CorpAcq Parties have been (or, in the case of BermudaCo, will be) duly authorized and validly issued and are fully paid, or credited as fully paid, and to the extent applicable, nonassessable.

(b)            There are no outstanding (i) securities of any CorpAcq Party or their Subsidiaries convertible into or exchangeable for ownership interests in any CorpAcq Party, (ii) obligations, options, warrants or other rights, commitments, agreements or arrangements to acquire from any CorpAcq Party, or other obligations or commitments of any CorpAcq Party to issue, sell, create or otherwise transfer, any ownership interests in, or any securities convertible into or exchangeable for any ownership interests in, any CorpAcq Party or (iii) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any ownership interests in, any CorpAcq Party (the items in clauses (i) through (iii) collectively, the “CorpAcq Holdco Securities”). Except as set forth in the organizational documents of the CorpAcq Parties or the Transaction Documents, there are no (x) voting trusts, proxies, equityholders agreements or other similar agreements or understandings to which any CorpAcq Party or their Subsidiaries is a party or by which any such Person is bound with respect to the voting or transfer of any shares of capital stock of any CorpAcq Party or (y) obligations, arrangements, agreements or commitments of any CorpAcq Party to repurchase, redeem or otherwise acquire any of CorpAcq Holdco Securities or make payments in respect of such shares, including based on the value thereof, or to make any investment (in the form of a loan, capital contribution or otherwise) or any agreements or resolutions to carry out any transaction having the effect of a reduction of capital, profits or reserves in any other Person.

Section 5.07.          Capitalization of Subsidiaries.

(a)            The issued equity interests (including all shares, warrants, preference shares, options and other such equity instruments) in the capital of CorpAcq Holdco’s Subsidiaries have been duly authorized and validly issued and are fully paid, or credited as fully paid, and nonassessable. All of the outstanding ownership interests in each Subsidiary of CorpAcq Holdco other than the shares of certain Subsidiaries of CorpAcq Holdco held by third parties as set forth on Schedule 5.07 of the CorpAcq Schedules are owned by CorpAcq Holdco, directly or indirectly, legally and beneficially, free and clear of any Liens (other than the restrictions under applicable Securities Laws and Liens securing obligations under any CorpAcq financing agreement) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights.

(b)            There are no outstanding (i) securities of any of CorpAcq Holdco’s Subsidiaries convertible into or exchangeable for ownership interests in any of CorpAcq Holdco’s Subsidiaries, (ii) obligations, options, warrants or other rights, commitments, agreements or arrangements to acquire from any of CorpAcq Holdco’s Subsidiaries, or other obligations or commitments of any of CorpAcq Holdco’s Subsidiaries to issue, sell, create or otherwise transfer, any ownership interests in, or any securities convertible into or exchangeable for any ownership interests in, any of CorpAcq Holdco’s Subsidiaries or (iii) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any ownership interests in, any of CorpAcq Holdco’s Subsidiaries (the items in clauses (i) through (iii) collectively, the “CorpAcq Holdco Subsidiary Securities”). Other than as set forth in the organizational documents of CorpAcq Holdco or any of its Subsidiaries, there are no (x) voting trusts, proxies, equityholders agreements or other similar agreements or understandings to which any CorpAcq Party or their Subsidiaries is a party or by which any such Person is bound with respect to the voting or transfer of any shares of capital stock of CorpAcq Holdco’s Subsidiaries or (y) obligations, arrangements, agreements or commitments of any CorpAcq Party or their Subsidiaries to repurchase, redeem or otherwise acquire any of CorpAcq Holdco Subsidiary Securities or make payments in respect of such shares, including based on the value thereof, or to make any investment (in the form of a loan, capital contribution or otherwise) or any agreements or resolutions to carry out any transaction having the effect of a reduction of capital, profits or reserves in any other Person.

(c)            Except for the CorpAcq Holdco Subsidiary Securities, CorpAcq Holdco does not own any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person and does not have, and has not agreed to acquire, any interest in any body corporate other than the Subsidiaries. No shares of capital stock are held in treasury by any Subsidiary of CorpAcq Holdco. Neither CorpAcq Holdco nor any of its Subsidiaries (i) owns, directly or indirectly, any ownership, equity, profits or voting interest in any Person, (ii) has any agreement or commitment to purchase any such interest (excluding, for the avoidance of doubt, in connection with the Transaction Agreements and the Transactions) or (iii) has agreed nor is obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, as of the date hereof, any future investment in or capital contribution to any other entity.

Section 5.08.          Financial Statements.

(a)            Attached as Schedule 5.08 of the CorpAcq Schedules are true, accurate and complete copies of (i) the audited consolidated balance sheet of CorpAcq Limited as at December 31, 2021, and the related audited consolidated statements of income and comprehensive income, profit and loss, changes in equity and cash flows for the period then ended, together with the auditor’s report thereon (the “Audited Financial Statements”) and (ii) the draft unaudited consolidated balance sheet of CorpAcq Limited, as at December 31, 2022 and the related draft unaudited consolidated statements of income and comprehensive income, profit and loss, changes in equity and cash flows for the period then ended (together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements, if audited, present a true and fair view of, or, if unaudited, present fairly, in all material respects, the consolidated financial position, cash flows and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with UK GAAP consistently applied in all material respects throughout the periods covered thereby (except for the absence of footnotes and other presentation items and for normal and recurring year-end adjustments, in each case, the impact of which is not material).

(b)            The Required Financials, when delivered following the date of this Agreement in accordance with Section 7.04(a), (A) shall be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject to, in the case of any unaudited financial statements, normal year-end audit adjustments (none of which is expected to be, individually or in the aggregate, material) and the absence of notes thereto), (B) shall fairly present, in all material respects, the financial position, results of operations, stockholders’ deficit and cash flows of the CorpAcq Group, as at the date thereof and for the period indicated therein (subject to, in the case of any unaudited financial statements, normal year-end audit adjustments (none of which is expected to be, individually or in the aggregate, material)), (C) in the case of any audited financial statements, shall be audited in accordance with the standards of the PCAOB and shall contain an unqualified report of the CorpAcq Group’s auditors and (D) shall comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act, in effect as of the applicable date of such delivery (including Regulation S-X or Regulation S-K, as applicable).

(c)            CorpAcq Holdco and each Significant Subsidiary individually maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with UK GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d)           Since January 1, 2021, CorpAcq Holdco has not been made aware in writing of (i) any “significant deficiency” in the internal controls over financial reporting of CorpAcq Holdco or any of its Subsidiaries, (ii) any “material weakness” in the internal controls over financial reporting of CorpAcq Holdco or any of its Subsidiaries, (iii) any fraud that involves the management or other employees who have a role in the preparation of financial statements or the internal controls utilized by CorpAcq Holdco or any of its Subsidiaries or (iv) any allegation, assertion or claim that CorpAcq Holdco or any of its Subsidiaries has engaged in any material questionable accounting or auditing practices which violate applicable Law.

Section 5.09.          Undisclosed Liabilities. As of the date of this Agreement, neither CorpAcq Holdco nor any of its Subsidiaries has any material Liability, debt or obligation required to be reflected or reserved for on a balance sheet prepared in accordance with UK GAAP, except for Liabilities and obligations (a) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) arising under this Agreement or the performance by CorpAcq Holdco of its obligations hereunder, including transaction or (c) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10.          Litigation and Proceedings. Except for Actions under any Tax Law (which are the subject of Section 5.16), there are no pending or, to the knowledge of the CorpAcq Parties, threatened in writing Actions against (a) CorpAcq Holdco or any of its Subsidiaries, any of their respective officers or directors (in their capacity as such) or any of their respective properties, rights or assets that constitutes or otherwise gives rise to a Material Adverse Effect or (b) any of the foregoing in such capacity in a criminal proceeding. There is no Governmental Order imposed upon or, to the knowledge of the CorpAcq Parties, threatened in writing Actions against CorpAcq Holdco or any of its Subsidiaries or any of their properties, rights, assets or businesses that would, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon CorpAcq Holdco or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2021 through the date of this Agreement, there have been no proceedings by CorpAcq Holdco or any of its Subsidiaries pending against any other Person, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.11.          Compliance with Laws.

(a)            Except as would not reasonably be expected to be, individually or in the aggregate, material to the CorpAcq Group, since (i) January 1, 2021, CorpAcq Holdco and its Subsidiaries have been in compliance with all applicable Laws and Governmental Orders, (ii) January 1, 2021, CorpAcq Holdco and its Subsidiaries hold all material licenses, approvals, consents, registrations, franchises and permits (the “Permits”) necessary for the lawful conduct of the business, (iii) (A) January 1, 2022, neither CorpAcq Holdco nor any of its Significant Subsidiaries has received any written notice of any violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business) that remains unresolved and (B) to the knowledge of the CorpAcq Parties, no assertion or Action of any violation of any Law, Governmental Order or Permit by CorpAcq Holdco or any of its Subsidiaries is currently threatened against CorpAcq Holdco or any of its Subsidiaries (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business), and (iv) no investigation or review by any Governmental Authority with respect to CorpAcq Holdco is pending or, to the knowledge of the CorpAcq Parties, threatened and no such investigations have been conducted by any Governmental Authority.

(b)            CorpAcq Holdco and its Subsidiaries and, to the knowledge of the CorpAcq Parties, any Person acting for or on behalf of CorpAcq Holdco or its Subsidiaries currently comply in all material respects with and have, since January 1, 2021, complied in all material respects with, all applicable Anti-Corruption Laws or Anti-Money Laundering Laws. Since January 1, 2021, (i) there has been no action taken by CorpAcq Holdco, its Subsidiaries, nor, to the knowledge of the CorpAcq Parties, any of their respective officers, directors, managers or employees, in each case, acting on behalf of CorpAcq Holdco or its Subsidiaries, in violation of any applicable Anti-Corruption Law or Anti-Money Laundering Law, (ii) neither CorpAcq Holdco nor its Subsidiaries has been convicted of violating any Anti-Corruption Laws or Anti-Money Laundering Laws or, to the knowledge of the CorpAcq Parties, subjected to any investigation by a Governmental Authority for a violation of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws, and (iii) neither CorpAcq Holdco nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any material noncompliance with any Anti-Corruption Law or Anti-Money Laundering Law (other than with respect to the submission by CorpAcq Holdco or one of its Subsidiaries of fraudulent activity reports to a Governmental Authority in connection with alleged or potential violations of Anti-Corruption Law or Anti-Money Laundering Law by customers of CorpAcq Holdco or one of its Subsidiaries). Since January 1, 2022, neither CorpAcq Holdco nor its Significant Subsidiaries has received any written notice or citation, or to the knowledge of the CorpAcq Parties, any non-written notice, from a Governmental Authority for any actual or potential material noncompliance with any applicable Anti-Corruption Law or Anti-Money Laundering Law.

(c)            None of CorpAcq Holdco, its Subsidiaries, nor, to the knowledge of the CorpAcq Parties, any of their respective officers, directors, managers, or employees, consultants or agents, (i) is a Person with whom transactions are prohibited or limited under any Laws relating to economic sanctions, including those administered by the U.S. government (including the Department of the Treasury’s Office of Foreign Assets Control, the Department of State, or the Department of Commerce), the United Nations Security Council, the European Union, or Her Majesty’s Treasury, (ii) since January 1, 2021, has knowingly engaged in any dealings or transactions with any person that, at the time of the dealing or transaction, is or was the subject or the target of broad territorial sanctions, including Russia, the Crimea region of Ukraine, Cuba, Iran, North Korea, or Syria, or (iii) has materially violated any Laws relating to economic sanctions since January 1, 2021.

Section 5.12.          Contracts; No Defaults.

(a)            Schedule 5.12(a) of the CorpAcq Schedules contains a true and complete listing of all Contracts (other than purchase orders providing for consideration of less than £500,000) described in clauses (i) through (xvi) of this Section 5.12(a) to which, as of the date hereof, CorpAcq Holdco or any of its Significant Subsidiaries (or, with respect to Section 5.12(a)(ii), any of its Subsidiaries) is a party (together with all material amendments, waivers or other changes thereto) other than CorpAcq Benefit Plans (collectively, the “Material Contracts”). True, correct and complete copies of the Material Contracts have been made available to CCVII.

(i)            Each Contract that relates to (x) a Material Customer of a Significant Subsidiary or (y) a Material Supplier of a Significant Subsidiary;

(ii)            Each Contract that to the knowledge of the CorpAcq Parties involved aggregate payments or consideration furnished by or to CorpAcq Holdco or by or to any of its Subsidiaries of more than £2,000,000 in the calendar year ended December 31, 2022;

(iii)            Each Contract that is a definitive purchase and sale or similar agreement for the acquisition of any Subsidiary or the disposition of any Person that, if not for such disposition, would reasonably likely be a Subsidiary of CorpAcq Holdco or any of its Subsidiaries, in each case, consummated since January 1, 2022;

(iv)            Each lease, rental or occupancy agreement, installment and conditional sale agreement and each other Contract with outstanding obligations that (x) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property and (y) involves aggregate payments in excess of £1,000,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business and sales of obsolete equipment;

(v)            Each Contract requiring CorpAcq Holdco or its Subsidiaries to guarantee the Liabilities of any Person (other than an entity within the CorpAcq Group) or pursuant to which any Person (other than an entity within the CorpAcq Group) has guaranteed the Liabilities of any entity within the CorpAcq Group, in each case in excess of £1,000,000;

(vi)            Each joint venture Contract, partnership agreement, limited liability company agreement or similar Contract (other than Contracts between Subsidiaries of CorpAcq Holdco) that is material to the business of CorpAcq Holdco and its Significant Subsidiaries, taken as a whole;

(vii)           Each material advertising, agency, original equipment manufacturer, dealer, distributors, joint marketing, any other Contract the performance of which requires either (A) annual payments to or from CorpAcq Holdco or any of its Significant Subsidiaries in excess of £1,000,000 or (B) aggregate payments to or from CorpAcq Holdco or any of its Significant Subsidiaries in excess of £1,000,000 over the term of the agreement and, in each case, that is not terminable by the CorpAcq Holdco or any of its Significant Subsidiaries without penalty upon less than 60 days’ prior written notice;

(viii)           Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of £1,000,000 in the aggregate;

(ix)             Each Contract expressly prohibiting or restricting in any material respect the ability of CorpAcq Holdco or its Subsidiaries to engage in any business, to sell or distribute any products, to operate in any geographical area or to compete with any Person; provided that non-solicitation obligations with respect to employees, consultants or service providers of a third party shall not be deemed to prohibit or restrict competition for purposes of this Section;

(x)              Each license or other agreement with respect to any item of Intellectual Property that is material to CorpAcq Group (excluding licenses granted to CorpAcq Holdco or its Subsidiaries for commercially available “off-the-shelf” software, or non-exclusive licenses granted in the ordinary course of business);

(xi)             Each Contract with a Governmental Authority involving annual payments in excess of £1,000,000;

(xii)            Each Contract which may be terminated by the relevant counterparty as a result of one or more of the Transactions, which if so terminated, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(xiii)           Each settlement, conciliation or similar Contract (A) the performance of which would be reasonably expected to involve any payments in excess of £1,000,000 after the date of this Agreement, (B) with a Governmental Authority or (C) that imposes or is reasonably expected to impose, at any time in the future, any material non-monetary obligations on CorpAcq Holdco or any of its Subsidiaries (or any CorpAcq Party or any of its Affiliates after the Closing);

(xiv)           Each employee collective bargaining Contract or other Contract with any labor union, works council, or labor organization or association;

(xv)            Each sales commission or brokerage Contract that involves annual payments in excess of £250,000 or is not cancellable on thirty (30) calendar days’ notice or less without payment or penalty;

(xvi)           Each mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement or Contract for or relating (1) to Indebtedness for borrowed money of CorpAcq Holdco or any of its Subsidiaries, in each case in excess of £1,000,000 or (2) to the placing of a Lien (other than a Permitted Lien) on any material assets or properties valued in excess of £1,000,000 of CorpAcq Holdco or any of its Subsidiaries;

(xvii)          Any Contract that is a currency or interest hedging arrangement;

(xviii)         Any Contract under which CorpAcq Holdco or any of its Subsidiaries has agreed to purchase or sell goods or services from a vendor, supplier or other person on a preferred supplier or “most favored supplier” basis and the payments to or by CorpAcq Holdco or any such Subsidiary thereunder exceeded £1,000,000 during the year ended December 31, 2022;

(xix)           Any Contract involving any Subsidiary, which has either been terminated or discharged by frustration, nor has the performance of any obligation thereunder been suspended or otherwise materially varied, in each case for a reason associated with COVID-19;

(xx)            Any Contract relating to any pending acquisition or disposition of any Real Property; and

(xxi)           Any Contract relating to a commitment to enter into agreement of the type described in clauses (i) through (xxii) of this Section 5.13(a).

(b)            Except for any Contract that has expired or will expire pursuant to its terms prior to the Closing Date and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Material Contract is (i) in full force and effect and (ii) represents the legal, valid and binding obligations of CorpAcq Holdco or one of its Subsidiaries party thereto and, to the knowledge of the CorpAcq Parties, represent the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. Except as would not reasonably be expected to be, individually or in the aggregate a Material Adverse Effect, (w) none of CorpAcq Holdco, any of its Subsidiaries or, to the knowledge of the CorpAcq Parties, any other party thereto is or is alleged to be in material breach of or material default under any Material Contract, (x) neither CorpAcq Holdco nor any of its Subsidiaries has received any written claim or notice of material breach of or material default under any Material Contract, (y) to the knowledge of the CorpAcq Parties, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any Material Contract (in each case, with or without notice or lapse of time or both) and (z) no party to any Material Contract that is currently a Material Customer or Material Supplier to CorpAcq Holdco or any of its Subsidiaries has to the knowledge of the CorpAcq Parties, threatened in writing to cancel or terminate its business with, CorpAcq Holdco or any of its Subsidiaries.

Section 5.13.          CorpAcq Benefit Plans.

(a)            Schedule 5.13(a) of the CorpAcq Schedules sets forth a true and complete list of each material CorpAcq Benefit Plan. For purposes of this Agreement, “CorpAcq Benefit Plan” means any retirement, pension, supplemental retirement, stock purchase, stock option, phantom stock or option, employee stock ownership, equity, equity-based, severance, settlement, employment, appointment, individual consulting, retention, “stay,” transaction, change-in-control, tax gross-up, fringe benefit, collective bargaining, bonus, cash incentive, deferred compensation, employee loan health, welfare, retiree medical or life insurance, educational, employee assistance, paid time off and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which (i) any current or former employee, officer, worker or independent contractor of CorpAcq Holdco or its Subsidiaries (the “CorpAcq Employees”) (or any beneficiary or dependent thereof) has any present or future right (contingent or otherwise) to benefits and which are contributed to, sponsored by or maintained by (or required to be contributed to, sponsored by or maintained by) CorpAcq Holdco or any of its Subsidiaries or (ii) CorpAcq Holdco, CorpAcq Limited or any of the Significant Subsidiaries has any direct or indirect present or future liability (contingent or otherwise). No CorpAcq Benefit Plan is maintained for the benefit of CorpAcq Employees who reside or work in the United States or is otherwise governed by the Laws of the United States; provided, that with respect to employment or individual consulting agreements or letters of appointment constituting CorpAcq Benefit Plans, only the Key Employee Contracts shall be listed on Schedule 5.13(a).

(b)            With respect to each material CorpAcq Benefit Plan, CorpAcq Holdco has delivered or made available to CCVII copies of current material documentation relating to each such plan, including any trust agreement or other funding instrument relating to such plan, and any material correspondence with relevant Governmental Authorities (including relevant tax authorities) in relation to such plan.

(c)            CorpAcq Holdco has delivered or made available to CCVII particulars of the role title, date of commencement of employment or engagement, employment-related benefits and remuneration (including salary, fee, and share incentive, share option, profit sharing, bonus, commission or other incentive arrangements) applicable to each current employee, officer, worker, consultant, director or independent contractor of CorpAcq Holdco, CorpAcq Limited or the Significant Subsidiaries.

(d)            Except as would not reasonably be expected to be material to the CorpAcq Group: (i) each CorpAcq Benefit Plan has been established, maintained, funded and administered in all material respects in compliance with its terms and all applicable Laws, (ii) all contributions required to be made with respect to any CorpAcq Benefit Plan on or before the date hereof have been timely made and all obligations in respect of each CorpAcq Benefit Plan as of the date hereof have been accrued and reflected in the Financial Statements to the extent required by UK GAAP; and (iii) each CorpAcq Benefit Plan that is intended to qualify for favorable Tax treatment does so qualify and all relevant and necessary applications, declarations and approvals in respect of the same have been made or obtained (as applicable), and nothing has occurred and no condition exists that would reasonably be expected to adversely affect the qualification of such CorpAcq Benefit Plan.

(e)            (i) To the knowledge of the CorpAcq Parties, each CorpAcq Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and no event has occurred since the date of the most recent approval or application therefor relating to any such plan that would reasonably be expected to adversely affect any such approval or good standing; (ii) no CorpAcq Benefit Plan has unfunded liabilities, that as of the Closing Date, will not be fully offset by insurance; and (iii) each CorpAcq Benefit Plan required by applicable Laws to be fully funded or fully insured, is fully funded or fully insured, including any back-service obligations, on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with all applicable Laws, in each of the foregoing cases except as would be expected to have, individually or in the aggregate, a Material Adverse Effect, and any liability that is not fully funded has been fully and fairly disclosed in the Financial Statements to the extent required by UK GAAP.

(f)            Neither CorpAcq Holdco, CorpAcq Limited nor any of the Significant Subsidiaries has incurred any material current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for CorpAcq Employees, except as may be required pursuant to applicable Law.

(g)            No CorpAcq Benefit Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement or has any unfunded or underfunded Liabilities.

(h)            Neither the execution and delivery of this Agreement by CorpAcq Holdco nor the consummation of the Transactions will (i) result in the acceleration, vesting or creation of any rights of any CorpAcq Employee to payments or benefits or increases in any payments or benefits or any loan forgiveness under any CorpAcq Benefit Plan or (ii) result in severance pay or any increase in severance pay upon any termination of employment of any CorpAcq Employee. Neither CorpAcq Holdco, CorpAcq Limited nor any of the Significant Subsidiaries is under any contractual obligation to materially increase the rates of remuneration of or make any material bonus or incentive or other similar payment to any CorpAcq Employee at any future date.

(i)             No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of Indebtedness) by any CorpAcq Employee who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the Transactions.

(j)            To the knowledge of the CorpAcq Parties, no CorpAcq Employee transferred to CorpAcq Holdco or any of its Subsidiaries under the UK’s Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 (as applicable) who, prior to such transfer, was entitled to early retirement benefits under a defined benefit pension scheme. No CorpAcq Employee who is entitled to a gross basic annual salary or annualized fee of in excess of £250,000 has given notice of termination of their contract of employment or engagement or is under notice of termination. There are no CorpAcq Employees employed or engaged under contracts which cannot be terminated on six months’ notice or less without payment of compensation (other than any statutory rights to payments of compensation, wages, commission, holiday pay and pension). No offer of employment or engagement has been made by CorpAcq Holdco, CorpAcq Limited or any of the Significant Subsidiaries where the individual’s gross basic annual salary or annualized fees would exceed £250,000 and that has (i) not yet been accepted, or (ii) been accepted but the employment or engagement has not yet started.

(k)            Each current CorpAcq Employee that is subject to tax in the UK that acquired securities issued by CorpAcq Holdco, CorpAcq Limited or any of the Significant Subsidiaries executed a valid election under section 431(1) of ITEPA within the required timeframe in respect of those securities. CorpAcq Holdco, CorpAcq Limited and each of the Significant Subsidiaries has complied in full with any securities, regulatory and exchange control laws in each jurisdiction in which securities or a right in respect of securities has been granted to any current CorpAcq Employee.

(l)             No relevant step (within the meaning of Part 7A of ITEPA) has been taken in pursuance of, or in connection with, arrangements concerned with the provision of rewards or recognition or loans in connection with the current, former or prospective employment of any CorpAcq Employee. There are no loans outstanding between CorpAcq Holdco, CorpAcq Limited or any of the Significant Subsidiaries (as lender) and any CorpAcq Employee (as borrower). There are no trusts or other arrangements in place, whether funded, established or settled by CorpAcq Holdco, CorpAcq Limited or any of the Significant Subsidiaries under, pursuant to or otherwise in respect of which, any CorpAcq Employee (or any associated person (within the meaning of section 421C of ITEPA) of such CorpAcq Employee) may obtain a benefit in any form.

Section 5.14.          Labor Matters.

(a)            Neither CorpAcq Holdco nor any of its Subsidiaries is a party to, currently negotiating, or obligated to negotiate any collective bargaining agreement or other agreement with a trade union, works council or other labor organization. To the knowledge of the CorpAcq Parties, (i) none of the CorpAcq Employees are represented by any trade union, works council or other labor organization with respect to their employment with CorpAcq Holdco or any of its Subsidiaries, and (ii) as of the date of this Agreement, there are no activities or proceedings of any trade union, works council or other labor organization to organize any of the CorpAcq Employees and no trade union, works council or other labor organization has made a pending demand for recognition or establishment. Since January 1, 2021 there has been no material labor dispute or strike, material slowdown, material concerted refusal to work overtime, or material work stoppage against CorpAcq Holdco, CorpAcq Limited or any of the Significant Subsidiaries, in each case, pending or threatened.

(b)            Except as would not, individually or in the aggregate, reasonably be expected have a Material Adverse Effect, each of CorpAcq Holdco, CorpAcq Limited and the Significant Subsidiaries (i) is in compliance in all material respects with all applicable Laws regarding employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, redundancies, affirmative action, workers’ compensation, labor relations, employee leave issues, the proper classification of employees, workers and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance and (ii) since January 1, 2021, has not experienced any actual or, to the knowledge of the CorpAcq Parties, threatened arbitrations, grievances, material labor or employment-related claims, disputes, strikes, lockouts, picketing, hand billing, slow-downs or work stoppages against CorpAcq Holdco, CorpAcq Limited or the Significant Subsidiaries.

(c)            Except as would not, individually or in the aggregate, reasonably be expected have a Material Adverse Effect, CorpAcq Holdco, CorpAcq Limited and the Significant Subsidiaries are not materially delinquent in payments to any CorpAcq Employees for any services or amounts required to be reimbursed or otherwise paid excluding any accrued amounts that are yet to be paid in accordance with regular payment dates and the terms of the relevant CorpAcq Benefit Plan.

(d)            Within the period of one year preceding the date of this Agreement, neither CorpAcq Holdco or any of its Significant Subsidiaries has given or has been required to give notice of any redundancies to the UK Secretary of State, and as at the date of this Agreement, neither CorpAcq Holdco, CorpAcq Limited nor any of the Significant Subsidiaries anticipates giving, or being required to give, such notice. Neither CorpAcq Holdco, CorpAcq Limited nor any of the Significant Subsidiaries are a party to, bound by, or proposing to introduce any redundancy payment scheme in addition to statutory redundancy pay.

(e)            Since January 1, 2021, neither CorpAcq Holdco, CorpAcq Limited nor the Significant Subsidiaries have incurred, or would reasonably be expected to incur, any material Liability arising from employment discrimination or sexual harassment allegations of, or against, any Key Employee.

Section 5.15.          Taxes. Except as would not constitute a Material Adverse Effect:

(a)            All Tax Returns required by Law to be filed by CorpAcq Holdco and each Significant Subsidiary have been duly filed within the applicable time limits and those Tax Returns were, and remain, true and accurate in all material respects, and are not the subject of any dispute with any Governmental Authority.

(b)            All amounts of Taxes due and owing by CorpAcq Holdco and each Significant Subsidiary have been paid within applicable time limits other than Taxes which are not yet due and payable or are being contested in good faith.

(c)            CorpAcq Holdco and each Significant Subsidiary has (i) withheld and deducted all amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted such amounts to the appropriate Governmental Authority and (iii) complied in all respects with applicable Law with respect to Tax withholding.

(d)            Neither CorpAcq Holdco nor any Significant Subsidiary is engaged in any material audit, assessment, visit, discovery, examinations, investigations, administrative proceeding or judicial proceeding with respect to Taxes. Neither CorpAcq Holdco nor any Significant Subsidiary has received any written notice from a Governmental Authority of a dispute, assessment, or claim with respect to an amount of Taxes, other than disputes or claims that have since been resolved, and to the knowledge of CorpAcq Holdco and any Significant Subsidiary, no such claims have been communicated in writing that remain unresolved. No written claim has been made by any Governmental Authority in a jurisdiction where neither CorpAcq Holdco nor any Significant Subsidiary files a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There is no outstanding agreement extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of any CorpAcq Party or any Significant Subsidiary and no written request for any such waiver or extension is currently pending.

(e)            There are no Liens with respect to Taxes on any of the assets of CorpAcq Holdco or any Significant Subsidiary, other than Permitted Liens.

(f)             Neither CorpAcq Holdco nor any Significant Subsidiary has any liability for the Taxes of any Person (other than CorpAcq Holdco or any of its respective subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), (ii) as a transferee or successor or (iii) by Contract (except, in each case, for Liabilities pursuant to commercial contracts not primarily relating to Taxes).

(g)            Neither CorpAcq Holdco nor any Significant Subsidiary is a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(h)            Neither CorpAcq Holdco nor any Significant Subsidiary is a party to any agreement or contract relating to the sharing, allocation or indemnification of Taxes (excluding customary commercial agreements entered into in the ordinary course of business the principal subject of which is not Taxes).

(i)             To the knowledge of CorpAcq Holdco, (i) there are no facts or any reason that would reasonably be expected to cause the Company to be treated, as a result of the Transactions, as (A) a resident of the United States for U.S. federal Tax purposes or (B) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code, or (ii) after consummation of the Transactions, the “expanded affiliated group” (as defined in Section 7874(c)(i) of the Code and the Treasury Regulations thereunder) which includes the Company has “substantial business activities in the foreign country in which, or under the law of which, the Company is organized or created, when compared to the total business activities of such expanded affiliated group” (with the meaning of Section 7874(a)(2)(B)(iii) of the Code and the Treasury Regulations thereunder).

(j)             Neither CorpAcq Holdco nor any of its Significant Subsidiaries (since the time of acquisition of such Significant Subsidiary) (i) is a Tax resident in a country other than the country in which it is organized, (ii) is and has been treated as having a permanent establishment, branch or taxable presence in any jurisdiction other than in its jurisdiction of organization or incorporation, (iii) is and has been subject to Tax or required to file Tax Returns in a jurisdiction outside of its country of organization, or (iv) is and has been a member of an affiliated, consolidated, combined, unitary or similar group for any Tax purposes (other than solely with other CorpAcq Parties and/or any of their respective Subsidiaries).

(k)            Neither CorpAcq Holdco nor any of its Significant Subsidiaries is aware of any fact, plan, circumstance, or reason which action, failure to act, plan or circumstance would reasonably be expected to cause or prevent the Transactions from qualifying for the Intended Tax Treatment.

(l)            No written rulings, clearances or similar agreements have been entered into with or issued by any Governmental Authority with respect to CorpAcq Holdco or any Significant Subsidiary which agreement, clearance or ruling would be effective after the Closing Date and would reasonably be expected to have a material effect on the Tax liability of CorpAcq Holdco or any Significant Subsidiary after the Closing Date.

(m)            Neither CorpAcq Holdco nor any Significant Subsidiary has entered into any arrangement or transaction (or series of arrangements or transactions) prior to the date of this Agreement: (i) the main purpose, or one of the main purposes, of which was the avoidance of Taxation on the part of any of them; or (ii) in respect of which disclosure was made, or is being made, under the UK Disclosure of Tax Avoidance Schemes regime, Council Directive 2018/822/EU, The International Tax Enforcement (Disclosable Arrangements) Regulations 2023 (SI 2023/38), or under Schedule 11A of the Value Added Tax Act 1994 or any regulations made under that part or that schedule or any similar rules or regime in a jurisdiction outside the UK, other than in connection with the Transactions.

(n)            Neither CorpAcq Holdco nor any Significant Subsidiary has committed an offence under Part 3 of the Criminal Finances Act 2017 or any similar Laws in any other jurisdiction, and each of CorpAcq Holdco and any Significant Subsidiary has instituted and maintained procedures that are designed to prevent its employees, agents and services providers from causing any of them to commit an offence under any such Law.

(o)            CorpAcq Holdco and each Significant Subsidiary is duly registered and is a taxable person for the purposes of VAT. Neither CorpAcq Holdco nor any of the Significant Subsidiaries has at any time been a member of a group for the purposes of VAT (other than a group registration all of the other members of which were CorpAcq Holdco and/or Significant Subsidiaries).

(p)            There is no instrument (which, for the avoidance of doubt, does not include any instrument entered into in connection with any of the Transactions) to which CorpAcq Holdco or any Significant Subsidiary is a party and which is necessary to establish such entity’s rights or title to or interest in any asset, which is or could become liable to any stamp duty, stamp duty reserve Tax or stamp duty land Tax (or any similar duty or Tax in a jurisdiction within or outside the UK) which has not been duly stamped (if required) or in respect of which the relevant duty or Tax together with any related interest and penalties (as applicable) has not been paid.

(q)            The consummation of the Transactions will not result in any degrouping or claw back Taxes arising to CorpAcq Holdco or any of its respective subsidiaries under UK Tax Law.

(r)            Other than Section 5.09, this Section 5.15 provides the sole and exclusive representations and warranties of the CorpAcq Parties in respect of Tax matters.

Section 5.16.          Insurance. As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to be material to CorpAcq Group, (a) all of the material policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance (collectively, the “Policies”) held by, or for the benefit of, CorpAcq Holdco or any of its Significant Subsidiaries with respect to policy periods that include the date of this Agreement are in full force and effect, and (b) neither CorpAcq Holdco nor any of its Significant Subsidiaries has received a written notice of cancellation of any of the Policies or of any material changes that are required in the conduct of the business of CorpAcq Holdco or any of its Significant Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of the Policies.

Section 5.17.          Permits. Each of CorpAcq Holdco and its Significant Subsidiaries has and since January 1, 2021 has had all Permits that are required to own, lease or operate its properties (including all Real Property) and assets and to conduct its business and except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material to CorpAcq Group (“Material Permits”). Except as would not reasonably be expected to be, individually or in the aggregate, material to the CorpAcq Group, the operation of the business of CorpAcq Holdco and its Significant Subsidiaries is currently and since January 1, 2021 has been in material compliance with all such Material Permits. Except as would not reasonably be expected to be, individually or in the aggregate, material to the CorpAcq Group (a) each Material Permit is in full force and effect in accordance with its terms (except to the extent a Material Permit was permitted to lapse or expire in the ordinary course of business or due to changes in the applicable business), (b) no unresolved written notice of any violation, revocation, cancellation or termination of any Material Permit has been received by the Company and its Significant Subsidiaries, (c) to the knowledge of the CorpAcq Parties, none of the Material Permits upon their expiration in the ordinary course of business will not be renewed upon terms and conditions substantially similar to such Material Permit’s existing terms and conditions, and (d) there are no pending or, to the knowledge of the CorpAcq Parties, threatened, Actions that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit.

Section 5.18.          Real Property.

(a)            Schedule 5.18 of the CorpAcq Schedules contains a true, correct and complete list, as of the date of this Agreement, of all Owned Real Property and all Leased Real Property (together the “Real Property”) including, the address and identity of the owner, lessee or current occupant (as applicable) and each title number (except in cases where the land is not registered or a title number is not available at HM Land Registry) of each Owned Real Property and Leased Real Property. The Real Property comprises all of the land and premises in respect of which CorpAcq Holdco or its Subsidiaries has any estate, interest, right or liability (whether actual, contingent, secondary or otherwise). CorpAcq Holdco has made available to CCVII true, correct and complete copies of the material Contracts pursuant to which CorpAcq Holdco or any of its Significant Subsidiaries lease, license, or otherwise use or occupy (or have been granted an option to occupy) the Leased Real Property or is otherwise a party with respect to the Leased Real Property (the “Leases”). CorpAcq Holdco or one of its Subsidiaries has a valid and subsisting leasehold estate in, and enjoys peaceful and exclusive, undisturbed possession of, all Leased Real Property, subject only to Permitted Liens. Except for any Permitted Liens (i) there are no contractual or legal restrictions that prevent CorpAcq Holdco or its Significant Subsidiaries from using any Real Property for its current use (which remains in accordance with any stipulations or restrictions that such Real Property is subject to).

(b)            With respect to each Lease, except as would not, individually or in the aggregate, reasonably be expected to be have a Material Adverse Effect, (i) such Lease is valid, binding and enforceable in accordance with its terms and conditions and in full force and effect against CorpAcq Holdco or one of its Significant Subsidiaries and, to CorpAcq Holdco’s knowledge, the other party thereto, subject to the Enforceability Exceptions, (ii) neither CorpAcq Holdco nor one of its Subsidiaries has received or given any written notice of material default or material breach under any of the Leases; and (iii) there does not exist under any Lease any event or condition which, with notice or lapse of time or both, would become a material breach or default by CorpAcq Holdco or one of its Subsidiaries or, to CorpAcq Holdco’s knowledge, the other party thereto. CorpAcq Holdco has not received any written notice that all or any portion of Real Property is subject to any pending or threatened Governmental Order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority, or similar legal proceedings.

(c)            Except as would not, individually or in the aggregate, reasonably be expected have a Material Adverse Effect, neither CorpAcq Holdco nor any of its Significant Subsidiaries is obligated under, nor is party to, any option, right of ownership or use, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any of the Real Property or any portion thereof or interest therein, or lease or sublease or otherwise granted to any third party the right to use, operate or occupy any Real Property.

(d)            CorpAcq Holdco or one of its Subsidiaries owns and has good title to all material equipment and other tangible property and assets reflected on the books of CorpAcq Group as owned by CorpAcq Holdco or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.19.          Intellectual Property and IT. Except as would not, individually or in the aggregate, reasonably be expected to be material to CorpAcq Holdco and its Significant Subsidiaries, taken as a whole:

(a)            Schedule 5.19(a) of the CorpAcq Schedules lists each item of material Owned Intellectual Property as of the date of this Agreement and that is the subject of an application or registration with any Governmental Authority and material to CorpAcq Holdco and its Significant Subsidiaries. Each item of Intellectual Property required to be listed on Schedule 5.19(a) of the CorpAcq Schedules is subsisting and, if registered or issued, to the knowledge of the CorpAcq Parties, valid and enforceable. CorpAcq Holdco or one of its Significant Subsidiaries (i) solely and exclusively owns all material Owned Intellectual Property, and (ii) to the knowledge of the CorpAcq Parties, has the right to use all other material Intellectual Property used by CorpAcq Holdco or any of its Significant Subsidiaries in the operation of the business of CorpAcq Holdco and its Significant Subsidiaries as presently conducted (the “Licensed Intellectual Property”), in each case of (i) and (ii) free and clear of all Liens (except Permitted Liens). To the knowledge of the CorpAcq Parties, the Owned Intellectual Property and the Licensed Intellectual Property (when used within the scope of the applicable license) constitute all of the material Intellectual Property reasonably necessary for the conduct and operation of the business of CorpAcq Holdco and its Significant Subsidiaries as currently conducted (provided that the foregoing and the first sentence of clause (d) below shall not be construed to be a representation as to the non-infringement, misappropriation, or other violation of any third-party Intellectual Property).

(b)            (i) To the knowledge of the CorpAcq Parties, as of the date of this Agreement, the conduct and operation of the business of CorpAcq Holdco and its Significant Subsidiaries is not infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person in any material respect, and have not, since January 1, 2022 infringed upon, misappropriated or otherwise violated any Intellectual Property rights of any Person in any material respect, (ii) to the knowledge of the CorpAcq Parties, as of the date of this Agreement, no third party is currently infringing upon, misappropriating or otherwise violating any Owned Intellectual Property in any material respect, and no third party has, since January 1, 2021 infringed upon, misappropriated or otherwise violated any Owned Intellectual Property in any material respect, and (iii) to the knowledge of the CorpAcq Parties, as of the date of this Agreement, CorpAcq Holdco and its Significant Subsidiaries have not received from any Person at any time after January 1, 2022 any written notice (x) that CorpAcq Holdco or any of its Significant Subsidiaries is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person in any material respect, or (y) challenging the ownership, use, validity or enforceability of any material Owned Intellectual Property in any material respect.

(c)            To the knowledge of the CorpAcq Parties, (x) CorpAcq Holdco and its Significant Subsidiaries take commercially reasonable actions and measures to protect and maintain the confidentiality of all trade secrets included in the Owned Intellectual Property that is material to the business of CorpAcq Holdco and its Significant Subsidiaries taken as a whole and the security, confidentiality (as applicable), continuous operation and integrity of their IT Systems, and (y) CorpAcq Holdco and its Significant Subsidiaries have not disclosed or authorized or consented to the disclosure of any trade secret that is material to the business of CorpAcq Holdco and its Significant Subsidiaries to any Person (including any former or current employee, contractor, or consultant of CorpAcq Holdco or its Significant Subsidiaries) other than (i) pursuant to a valid and enforceable written agreement adequately restricting the disclosure and use of such trade secret or (ii) to a Person who otherwise has a duty to protect such trade secret, and to the knowledge of the CorpAcq Parties, no such Person is in violation of any such agreement or has otherwise misappropriated any such material trade secret.

(d)            Each officer, employee, contractor or consultant who has been or is currently involved in the development of any material Intellectual Property for or on behalf of CorpAcq Holdco and its Significant Subsidiaries has been engaged on terms under which the relevant Intellectual Property either (i) vests in, or is assigned to, CorpAcq Holdco or its Significant Subsidiaries (as applicable, and which assignment is valid under applicable Law); or (ii) is licensed to CorpAcq Holdco or its Significant Subsidiaries on terms reasonably necessary and sufficient for the conduct and operation of the business of CorpAcq Holdco and its Significant Subsidiaries as currently conducted.

(e)            CorpAcq Holdco or one of its Significant Subsidiaries owns or has a valid right to use all material IT Systems used in connection with the business as currently conducted, and to the knowledge of the CorpAcq Parties, there are no current disputes or legal proceedings that is material to CorpAcq Group taken as a whole involving CorpAcq Holdco or any of its Significant Subsidiaries relating to the IT Systems. Except as would not reasonably be expected to have a Material Adverse Effect, each material item of the IT Systems used by CorpAcq Holdco and its Significant Subsidiaries (i) functions properly in all material respects in accordance with all material specifications and has been maintained to a reasonable standard, (ii) is free from any material defect, and (iii) has not suffered any material failure, interruption, breakdown or disruption in the past twelve (12) months that has not been materially remediated.

Section 5.20.          Data Privacy.

(a)            Except as would not, individually or in the aggregate, reasonably be expected have a Material Adverse Effect, CorpAcq Holdco and its Significant Subsidiaries and, to the knowledge of the CorpAcq Parties, any Person acting for or on behalf of CorpAcq Holdco or its Significant Subsidiaries, currently comply in material respect with and have, at all times since January 1, 2021, complied in material respect with all Privacy Requirements. Since January 1, 2021, CorpAcq Holdco and its Significant Subsidiaries have implemented and maintained adequate policies, procedures and systems for receiving and appropriately responding to requests from individuals concerning their Personal Information. CorpAcq Holdco and its Significant Subsidiaries have not, at all times since January 1, 2021, received any notice (including notice from third parties acting on its behalf) of any claims, charges, investigations or regulatory inquiries related to or alleging the violation of any Privacy Requirements. To the knowledge of the CorpAcq Parties, there are no facts or circumstances that could form the basis of any such claim, charge, investigation or regulatory inquiry.

(b)            CorpAcq Holdco and its Significant Subsidiaries have implemented and, since January 1, 2021, maintained reasonable and appropriate administrative, physical, technical and organizational safeguards, consistent in material respect with applicable Privacy Laws, to protect the IT Systems and all Personal Information and other confidential data in their possession or control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure. CorpAcq Holdco and its Significant Subsidiaries have taken reasonable steps to require contractually that any third party with access to Personal Information collected by or on behalf of CorpAcq Holdco or any of its Significant Subsidiaries has implemented and maintained the same. CorpAcq Holdco and its Significant Subsidiaries have resolved or remediated any material privacy or data security issues or vulnerabilities identified.

(c)            Except as would not, individually or in the aggregate, reasonably be expected have a Material Adverse Effect, since January 1, 2021, there have been no breaches, security incidents, misuse of or unauthorized access to or disclosure of or any other adverse events or incidents related to any Personal Information (i) in the possession or control of CorpAcq Holdco or any of its Significant Subsidiaries or (ii) Processed by or on behalf of CorpAcq Holdco or any of its Significant Subsidiaries. CorpAcq Holdco and its Significant Subsidiaries have not provided or been legally required to provide any notices to any Person in connection with an unauthorized disclosure of Personal Information.

Section 5.21.      Environmental Matters. Other than Section 5.09, 5.12 and 5.16, this Section 5.21 provides the sole and exclusive representations and warranties of CorpAcq Holdco in respect of environmental matters, including any and all matters arising under Environmental Laws. Except as would not, individually or in the aggregate, reasonably be expected to be material to CorpAcq Group:

(a)            CorpAcq Holdco and its Significant Subsidiaries are, and since January 1, 2021 have been, in material compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits required under Environmental Laws, including to own, lease or operate its properties and assets, to conduct its business and to construct any buildings on the Owned Real Property, except for any non-compliance (including any failure to obtain, maintain and comply with Permits) that would not reasonably be expected to be, individually or in the aggregate, material to the CorpAcq Group;

(b)            CorpAcq Holdco and its Significant Subsidiaries currently hold, and since January 1, 2021 have held, all material Permits required under Environmental Laws to permit CorpAcq Holdco and its Significant Subsidiaries to operate their assets and to conduct the business of CorpAcq Holdco and its Significant Subsidiaries; and

(c)            There are no Actions pending against or, to the knowledge of the CorpAcq Parties, threatened against CorpAcq Holdco or any of its Significant Subsidiaries alleging any noncompliance with, violations of or liability under any Environmental Law or any noncompliance, violations or liability concerning any Hazardous Materials;

(d)            Neither CorpAcq Holdco nor any of its Significant Subsidiaries has received any unresolved written notice of any violations of, or liabilities arising under, Environmental Laws, or alleging liability from exposure to Hazardous Materials, except for such notices that would not reasonably be expected to be, individually or in the aggregate, material to CorpAcq Group;

(e)            Neither CorpAcq Holdco nor any of its Significant Subsidiaries has received written notice of any release of Hazardous Materials by CorpAcq Holdco or any of its Significant Subsidiaries, or by any other Person, at any Real Property currently owned or operated (including as a lease) by CorpAcq Holdco or any of its Significant Subsidiaries that is reasonably likely to result in CorpAcq Holdco or any of its Significant Subsidiaries incurring any liability or obligations under Environmental Laws.

Section 5.22.          Absence of Changes.

(a)            Since December 31, 2022, no Material Adverse Effect has occurred.

(b)            Since December 31, 2022, except (i) for any COVID-19 Measures and (ii) in connection with the Transactions, through and including the date of this Agreement, CorpAcq Group has carried on their respective businesses and portfolio companies and operated their properties (including all Real Property) in all material respects in the ordinary course of business.

(c)            Since December 31, 2022, except (i) for any actions taken in response to COVID-19 Measures and (ii) in connection with the Transactions, neither CorpAcq Holdco nor any of its Significant Subsidiaries has taken or permitted to occur any action that, were it to be taken from and after the date hereof, would require the prior written consent of CCVII pursuant to Section 7.01.

Section 5.23.          Brokers’ Fees. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by CorpAcq Holdco, any of its Subsidiaries, any of their Affiliates or any other CorpAcq Party.

Section 5.24.          Related Party Transactions. There are no Contracts between CorpAcq Holdco or any of its Subsidiaries, on the one hand, and any Affiliate, officer or director of CorpAcq Holdco or, to CorpAcq Holdco’s knowledge, any Affiliate of any of them, on the other hand, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (b) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (a) and this clause (b), and any loans made by CorpAcq Holdco or its Subsidiaries to any officer, director, employee, member or stockholder and all related arrangements, including any pledge arrangements) and (c) amounts paid pursuant to CorpAcq Benefit Plans.

Section 5.25.          Proxy Statement. None of the information relating to CorpAcq Holdco or its Subsidiaries or any other CorpAcq Party supplied or to be supplied by a CorpAcq Party, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Proxy Statement will, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the CCVII Stockholders and the holders of CCVII Warrants, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.26.          Regulatory Matters.

(a)            Each of the FCA Regulated Entities has obtained all licenses required and all such licenses are valid and subsisting, none of the FCA Regulated Entities is in breach of any licenses and, to the knowledge of the CorpAcq Parties, no circumstances exist which may result in any such license being suspended, cancelled revoked, modified or not renewed, in whole or in part.

(b)            Since the later of January 1, 2021 or the date upon which such FCA Regulated Entity became a member of the CorpAcq Group, each of the FCA Regulated Entities (i) has conducted its business in all material respects in accordance with, and has complied in all material respects with, all Laws, rules and regulations of the relevant jurisdictions having authority over the conduct of its business, and (ii) has not received written notice that it is in default under any license.

(c)            Each of the FCA Regulated Entities has at all times since January 1, 2021 complied with its material regulatory reporting and filing obligations in accordance with the requirements of any applicable regulator.

(d)            Each of the FCA Regulated Entities has in place policies and procedures, and where required has taken appropriate technical and organizational measures (including the provision of adequate training of relevant employees), designed to ensure its compliance with applicable anti-money laundering and terrorist financing Laws and Anti-Corruption Laws.

(e)            There are not pending, or in existence, any investigations or enquiries by, or on behalf of the FCA or any other court, regulatory body or governmental body in respect of the affairs of any of the FCA Regulated Entities or the CorpAcq Group’s business and all necessary notifications to the foregoing regulatory bodies have been made (to the extent required).

(f)            So far as required by applicable Law, each of the FCA Regulated Entities has, and has had for the three years prior to the date of this Agreement, sufficient regulatory capital to satisfy the regulatory requirements of the FCA or any other regulatory body or government body applicable to it from time to time.

(g)            Each person who, by virtue of their carrying out a particular function or having a particular role for or on behalf of any the FCA Regulated Entities, is required to be approved for such purpose by the FCA or any regulatory body or governmental body, is so approved.

(h)            During the past twelve months, none of the FCA Regulated Entities has received material customer complaints in writing concerning their products or services.

Section 5.27.          Investment Company. No CorpAcq Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.28.          Drag Along. Orange UK Holdings Limited, being a Seller, is the holder of a majority of the Class A Ordinary Shares (as defined in the CorpAcq Articles) and, as a result of the Company’s offer to purchase the aggregate CorpAcq Holdco Ordinary Shares from the holders of the CorpAcq Holdco Ordinary Shares pursuant to this Agreement, Orange UK Holdings Limited has the ability to exercise the Drag Along in respect of CorpAcq Holdco in its capacity as the “Proposing Seller” (as such term is defined in the CorpAcq Articles) in order to consummate a Drag Along Sale pursuant to article 52 of the CorpAcq Articles.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF CCVII

Except as set forth in the CCVII Schedules (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or in the SEC Reports filed or furnished by CCVII prior to the date hereof (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 6.04 (Litigation and Proceedings); Section 6.07 (Financial Ability; Trust Account); Section 6.12 (Tax Matters); and Section 6.13 (Capitalization)), CCVII represents and warrants to each of the CorpAcq Parties and Sellers as follows:

Section 6.01.          Corporate Organization. CCVII is duly incorporated and is validly existing as a corporation in good standing under the Laws of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of CCVII previously delivered by CCVII to the CorpAcq Parties are true, correct and complete and are in effect as of the date of this Agreement. CCVII is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its organizational documents. CCVII is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of CCVII to enter into this Agreement or consummate the Transactions.

Section 6.02.          Due Authorization.

(a)            CCVII has all requisite corporate or entity power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and, upon receipt of approval of the CCVII Stockholder Matters by CCVII Stockholders and the Requisite CCVII Warrantholders Approval, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the Transactions have been duly, validly and unanimously authorized and approved by the board of directors or equivalent governing body of CCVII and, except for approval of the CCVII Stockholder Matters by CCVII Stockholders and the Requisite CCVII Warrantholders Approval, no other corporate or equivalent proceeding on the part of CCVII is necessary to authorize this Agreement or such Transaction Agreements or CCVII’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement to which CCVII will be party, duly and validly executed and delivered by CCVII and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which CCVII will be party, will constitute a legal, valid and binding obligation of CCVII, enforceable against CCVII in accordance with its terms, subject to the Enforceability Exceptions.

(b)            Assuming a quorum is present at the Special Meeting, as adjourned or postponed, the only votes of any of CCVII’s capital stock necessary in connection with the entry into this Agreement by CCVII, the consummation of the Transactions, including the Closing and the approval of the CCVII Stockholder Matters are as set forth on Schedule 6.02(b) of the CCVII Schedules. Each CCVII Stockholder is entitled to vote at the Special Meeting and is entitled to one vote per share. No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation applicable to CCVII is applicable to any of the Transactions.

(c)            At a meeting duly called and held prior to the execution and delivery of this Agreement, the board of directors of CCVII has unanimously (of those present and voting): (i) determined that this Agreement and the Transactions are fair to and in the best interests of the CCVII Stockholders; (ii) determined that the fair market value of CorpAcq Holdco is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the Transactions as a Business Combination; and (iv) made the CCVII Board Recommendation.

Section 6.03.          No Conflict. The execution, delivery and performance of this Agreement and any Transaction Agreement to which CCVII is a party by CCVII and, upon receipt of approval of the CCVII Stockholder Matters by the CCVII Stockholders, the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of the CCVII Organizational Documents or any organizational documents of any Subsidiaries of CCVII, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to CCVII, any Subsidiaries of CCVII or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which CCVII or any Subsidiaries of CCVII is a party or by which any of their respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of CCVII or any Subsidiaries of CCVII, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of CCVII to enter into and perform their respective obligations under this Agreement or any other Transaction Agreement to which any of CCVII is a party, as applicable.

Section 6.04.          Litigation and Proceedings. As of the date of this Agreement, there are no pending or, to the knowledge of CCVII, threatened, Actions and, to the knowledge of CCVII, there are no pending or threatened investigations, in each case, against CCVII, or otherwise affecting CCVII or its assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of CCVII to enter into and perform its obligations under this Agreement or any Transaction Agreement to which any of CCVII is a party, as applicable. As of the date of this Agreement, there is no unsatisfied judgment or any open injunction binding upon CCVII which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of CCVII to enter into and perform its obligations under this Agreement or any Transaction Agreement to which CCVII is a party, as applicable.

Section 6.05.          Governmental Authorities; Consents. No Governmental Filing is required on the part of CCVII with respect to the execution or delivery of this Agreement by CCVII or any Transaction Agreement to which CCVII is a party, as applicable, or the consummation of the Transactions, except for (a) applicable requirements of any applicable Antitrust Laws or applicable Foreign Investment Laws, (b) approval of the CCVII Stockholder Matters, (c) filings under applicable Securities Laws, (d) filings with and approvals of the Stock Exchange and (e) the filing of the Certificate of Merger in accordance with the DGCL.

Section 6.06.          Compliance with Laws.

(a)            Except as would not individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of CCVII to enter into and perform its obligations under this Agreement or any Transaction Agreement to which CCVII is a party, as applicable, (i) CCVII is, and since its formation has been, in compliance with all applicable Laws and Governmental Orders, (ii) CCVII holds, and since its formation has held, all Permits necessary for the lawful conduct of the business, (iii) since its formation CCVII has not received any written notice of any violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business), (iv) to the knowledge of CCVII, no assertion or Action of any violation of any Law, Governmental Order or Permit by CCVII is currently threatened in writing against CCVII and (v) as of the date hereof, no investigation or review by any Governmental Authority with respect to CCVII is pending or, to the knowledge of CCVII, threatened in writing, and no such investigations have been conducted by any Governmental Authority since CCVII’s formation.

(b)            Since its formation, and except as would not individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of CCVII to enter into and perform its obligations under this Agreement or any Transaction Agreement to which CCVII is a party, as applicable, (i) there has been no action taken by CCVII, or, to the knowledge of CCVII, any officer, director, manager, employee, agent or representative of CCVII, in each case, acting on behalf of CCVII, in violation of any applicable Anti-Corruption Law, (ii) CCVII has not been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) CCVII has not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) CCVII has not received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

Section 6.07.          Financial Ability; Trust Account.

(a)            As of the date hereof, there is at least $600,000,000 invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York limited purpose trust company, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated February 11, 2021 by and between CCVII and the Trustee on file with the SEC Reports of CCVII as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, CCVII Organizational Documents and CCVII’s final prospectus dated February 11, 2021. Amounts in the Trust Account are invested in United States Government securities, cash (including demand deposit accounts) or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. CCVII has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. Since June 1, 2023, CCVII has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of CCVII to dissolve or liquidate pursuant to the CCVII Organizational Documents shall terminate, and, as of the Effective Time, CCVII shall have no obligation whatsoever pursuant to the CCVII Organizational Documents to dissolve and liquidate the assets of CCVII by reason of the consummation of the Transactions. To CCVII’s knowledge, as of the date hereof, following the Effective Time, no stockholder of CCVII shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of CCVII Class A Common Stock for redemption pursuant to the CCVII Stockholder Redemption. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of CCVII and, to the knowledge of CCVII, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of CCVII, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than CCVII Stockholders who shall have elected to redeem their shares of CCVII Class A Common Stock pursuant to the CCVII Stockholder Redemption or the underwriters of CCVII’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement)) to any portion of the proceeds in the Trust Account.

(b)            As of the date hereof, assuming the accuracy of the CorpAcq Representations and the compliance by Sellers and the CorpAcq Parties with their respective obligations hereunder, to the knowledge of CCVII, there is no reason to believe any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to CCVII on the Closing Date.

(c)            As of the date hereof, CCVII does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

Section 6.08.          Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by CCVII or any of its Affiliates, including the Founder.

Section 6.09.          SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a)            CCVII has filed all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since February 17, 2021 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of CCVII as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. CCVII has not had any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(b)            CCVII has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to CCVII is made known to CCVII’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To CCVII’s knowledge, such disclosure controls and procedures are effective in timely alerting CCVII’s principal executive officer and principal financial officer to material information required to be included in CCVII’s periodic reports required under the Exchange Act.

(c)            CCVII has established and maintained a system of internal controls. To CCVII’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of CCVII’s financial reporting and the preparation of CCVII’s financial statements for external purposes in accordance with GAAP.

(d)            There are no outstanding loans or other extensions of credit made by CCVII to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of CCVII. CCVII has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)            Neither CCVII (including any employee thereof) nor CCVII’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by CCVII, (ii) any fraud, whether or not material, that involves CCVII’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by CCVII or (iii) any claim or allegation regarding any of the foregoing.

(f)            As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. None of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.10.          Business Activities.

(a)            Since its incorporation, CCVII has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the CCVII Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon CCVII or to which CCVII is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of CCVII or any acquisition of property by CCVII or the conduct of business by CCVII as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of CCVII to enter into and perform its obligations under this Agreement.

(b)            CCVII does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the other Transaction Documents, neither CCVII nor any of its Subsidiaries has any interests, rights, obligations or Liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)            Since December 31, 2022, there has been no liability, debt or obligation against CCVII or its Subsidiaries, except for Liabilities and obligations (i) reflected or reserved for on CCVII’s consolidated balance sheet as of March 31, 2023 or disclosed in the notes thereto (other than any such Liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to CCVII and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of CCVII’s consolidated balance sheet as of March 31, 2023 in the ordinary course of the operation of business of CCVII and its Subsidiaries (other than any such Liabilities as are not and would not be, in the aggregate, material to CCVII and its Subsidiaries, taken as a whole), or (iii) incurred in connection with or contemplated by this Agreement or the Transactions.

(d)            Except for the Transaction Agreements, CCVII is, and at no time has been, party to any Contract with any other Person that would require payments by CCVII in excess of $50,000 monthly, $10,000,000 in the aggregate with respect to any individual Contract or more than $15,000,000 in the aggregate when taken together with all other Contracts.

Section 6.11.          Employee Benefit Plans. Neither CCVII nor any of its Subsidiaries maintains, contributes to, or could reasonably be expected to have any obligation or liability (contingent or otherwise) under any “employee benefit plan” as defined in Section 3(3) of ERISA (including Multiemployer Plans), or any retirement, pension, supplemental retirement, stock purchase, stock option, phantom stock or option, employee stock ownership, equity, equity-based, severance, separation, termination, employment, individual consulting, retention, “stay,” transaction, change-in-control, tax gross up, fringe benefit, collective bargaining, bonus, cash incentive, deferred compensation, employee loan, health, welfare, retiree medical or life insurance, educational, employee assistance, paid time off and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written (each an “CCVII Benefit Plan”) and neither the execution and delivery of this Agreement by CCVII nor the consummation of the Merger will (whether alone or in connection with any subsequent event(s)) (i) result in the acceleration or creation of any rights of any current or former employee, officer, director or consultant of CCVII or its Subsidiaries to payments or benefits or increases in any payments or benefits or any loan forgiveness or (ii) result in severance pay or any increase in severance pay upon any termination of employment of any current or former employee, officer, director, worker, consultant or independent contractor of CCVII or its Subsidiaries. No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of Indebtedness) by any current or former employee, officer or director of CCVII or any Subsidiary of CCVII who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the Transactions.

Section 6.12.          Tax Matters.

(a)            All Tax Returns required by Law to be filed by CCVII have been duly filed within the applicable time limits and those Tax Returns were, and remain, true and accurate in all material respects, and are not the subject of any dispute with any Governmental Authority.

(b)            All amounts of Taxes due and owing by CCVII have been paid within applicable time limits other than Taxes which are not yet due and payable or are being contested in good faith.

(c)            CCVII has (i) withheld and deducted all amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted such amounts to the appropriate Governmental Authority and (iii) complied in all respects with applicable Law with respect to Tax withholding.

(d)            CCVII has not engaged in any material audit, assessment, visit, discovery, examinations, investigations, administrative proceeding or judicial proceeding with respect to Taxes. CCVII has not received any written notice from a Governmental Authority of a dispute, assessment, or claim with respect to an amount of Taxes, other than disputes or claims that have since been resolved, and to the knowledge of CCVII, no such claims have been communicated in writing that remain unresolved. No written claim has been made by any Governmental Authority in a jurisdiction where CCVII does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There is no outstanding agreement extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of CCVII and no written request for any such waiver or extension is currently pending.

(e)            CCVII has not been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(f)            There are no Liens with respect to Taxes on any of the assets of CCVII, other than Permitted Liens.

(g)            CCVII has no liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), (ii) as a transferee or successor or (iii) by Contract (except, in each case, for Liabilities pursuant to commercial contracts not primarily relating to Taxes).

(h)            CCVII is not a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(i)            CCVII is not a party to any agreement or contract relating to the sharing, allocation or indemnification of Taxes (excluding customary commercial agreements entered into in the ordinary course of business the principal subject of which is not Taxes).

(j)            To the knowledge of CCVII, (i) there are no facts or any reason that would reasonably be expected to cause the Company to be treated, as a result of the Transactions, as (A) a resident of the United States for U.S. federal Tax purposes or (B) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code, or (ii) after consummation of the Transactions, the “expanded affiliated group” (as defined in Section 7874(c)(i) of the Code and the Treasury Regulations thereunder) which includes the Company has “substantial business activities in the foreign country in which, or under the law of which, the Company is organized or created, when compared to the total business activities of such expanded affiliated group” (with the meaning of Section 7874(a)(2)(B)(iii) of the Code and the Treasury Regulations thereunder).

(k)            CCVII (i) is not a Tax resident in a country other than the country in which it is organized, (ii) is not and has not been treated as having a permanent establishment, branch or taxable presence in any jurisdiction other than in its jurisdiction of organization or incorporation, (iii) is not and has not been subject to Tax or required to file Tax Returns in a jurisdiction outside of its country of organization, or (iv) is not and has not been a member of an affiliated, consolidated, combined, unitary or similar group for any Tax purposes.

(l)            CCVII is not aware of any fact, plan, circumstance, or reason which action, failure to act, plan or circumstance would reasonably be expected to cause or prevent the Transactions from qualifying for the Intended Tax Treatment.

(m)            No written rulings, clearances or similar agreements have been entered into with or issued by any Governmental Authority with respect to CCVII which agreement, clearance or ruling would be effective after the Closing Date and would reasonably be expected to have a material effect on the Tax liability of CCVII after the Closing Date.

Section 6.13.          Capitalization.

(a)            The authorized capital stock of CCVII consists of 601,000,000 shares, consisting of (i) 500,000,000 shares of CCVII Class A Common Stock, (ii) 100,000,000 shares of CCVII Class B Common Stock and (iii) 1,000,000 shares of preferred stock (“CCVII Preferred Stock”), of which (A) 58,016,071 shares of CCVII Class A Common Stock are issued and outstanding as of the date of this Agreement, (B) 34,500,000 shares of CCVII Class B Common Stock are issued and outstanding as of the date of this Agreement and (C) no shares of CCVII Preferred Stock are issued and outstanding as of the date of this Agreement. As of immediately prior to the Closing, the aggregate number of shares of CCVII Class B Common Stock and shares of CCVII Class A Common Stock held by the Founder shall equal 34,500,000 shares of CCVII Common Stock. CCVII (x) has issued 32,600,000 CCVII Private Placement Warrants that entitle the Founder to purchase CCVII Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the CCVII Warrant Agreement, (y) may issue up to an additional 1,500,000 warrants in CCVII that will entitle the Founder to purchase CCVII Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement and (z) has issued 27,600,000 Non-Founder CCVII Warrants that entitle the holder to purchase CCVII Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the CCVII Warrant Agreement.

(b)            All of the issued and outstanding shares of CCVII Common Stock and CCVII Warrants (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, except as disclosed in the SEC Reports with respect to certain CCVII Common Stock held by the Founder. Except for this Agreement and the CCVII Warrants, as of the date hereof, there are (x) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of CCVII Common Stock or the equity interests of CCVII, or any other Contracts to which CCVII is a party or by which CCVII is bound obligating CCVII to issue or sell any shares of capital stock of, other equity interests in or debt securities of, CCVII, and (y) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in CCVII. Except as disclosed in the SEC Reports, the CCVII Organizational Documents or in the Sponsor Agreement, there are no outstanding contractual obligations of CCVII to repurchase, redeem or otherwise acquire any securities or equity interests of CCVII. There are no outstanding bonds, debentures, notes or other indebtedness of CCVII having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the CCVII Stockholders may vote. Except as disclosed in the SEC Reports, CCVII is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to CCVII Common Stock or any other equity interests of CCVII. CCVII does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(c)            No Person and no syndicate or “group” (as defined in the Exchange Act and the rules thereunder) of a Person owns directly or indirectly beneficial ownership (as defined in the Exchange Act and the rules thereunder) of securities of CCVII representing 35% or more of the combined voting power of the issued and outstanding securities of CCVII.

Section 6.14.          NYSE Stock Market Listing. The issued and outstanding units of CCVII, each such unit comprised of one share of CCVII Class A Common Stock and one-fifth of one CCVII Public Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “CVII.U”. The issued and outstanding shares of CCVII Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “CVII”. The issued and outstanding CCVII Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “CVII WS”. CCVII is in compliance with the rules of the NYSE and there is no Action pending or, to the knowledge of CCVII, threatened against CCVII by the NYSE or the SEC with respect to any intention by such entity to deregister the units of CCVII, CCVII Class A Common Stock or CCVII Public Warrants or terminate the listing of units of CCVII, CCVII Class A Common Stock or CCVII Public Warrants on the NYSE. None of CCVII or its Affiliates has taken any action in an attempt to terminate the registration of the units of CCVII, CCVII Class A Common Stock or CCVII Public Warrants under the Exchange Act except as contemplated by this Agreement. CCVII has not received any notice from the NYSE or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the units of CCVII, CCVII Class A Common Stock or CCVII Public Warrants from the NYSE or the SEC.

Section 6.15.          Sponsor Agreement. CCVII has delivered to the Company a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended, modified or waived, in any respect, and no withdrawal, termination, amendment or modification is contemplated by CCVII. The Sponsor Agreement is a legal, valid and binding obligation of CCVII and, to the knowledge of CCVII, each other party thereto and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or requires filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of CCVII under any material term or condition of the Sponsor Agreement.

Section 6.16.          Related Party Transactions. There are no transactions, Contracts, side letters, arrangements or understandings between CCVII, on the one hand, and any director, officer, employee, stockholder or Affiliate of CCVII.

Section 6.17.          Investment Company Act. CCVII is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.18.          Proxy Statement. None of the information relating to CCVII supplied or to be supplied by CCVII, or by any other Person acting on behalf of CCVII, in writing specifically for inclusion in the Proxy Statement will, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the CCVII Stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VII
COVENANTS OF CORPACQ PARTIES

Section 7.01.          Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), CorpAcq Holdco shall, and shall cause its Subsidiaries to, except as permitted by this Agreement or the other Transaction Agreements, set forth on Section 7.01 of the CorpAcq Schedules or consented to by CCVII (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (a) use its commercially reasonable efforts to operate its business in the ordinary course of business and (b) use its commercially reasonable efforts to continue to accrue and collect accounts receivable, accrue and pay accounts payable and other expenses and establish reserves for uncollectible accounts in the ordinary course of business. Without limiting the generality of the foregoing, except as permitted by this Agreement or the other Transaction Agreements, as set forth on Schedule 7.01 of the CorpAcq Schedules, as consented to by CCVII in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), or as required by Law, the CorpAcq Parties shall not, and CorpAcq Holdco shall cause its Subsidiaries not to, during the Interim Period, except as otherwise contemplated by this Agreement:

(a)            change or amend the certificate of formation, limited liability company agreement, certificate of incorporation, bylaws or other organizational documents of any CorpAcq Party, except as otherwise required by Law;

(b)            make, declare, set aside, establish a record date for or pay any dividend or distribution, other than (i) any dividends or distributions from any Subsidiary of CorpAcq Holdco to CorpAcq Holdco or any other wholly owned Subsidiaries of CorpAcq Holdco and (ii) dividends or distributions from CorpAcq Holdco to the holders of CorpAcq Holdco Preferred Shares required to be paid in accordance with the CorpAcq Articles as in effect on the date hereof;

(c)            (i) issue, deliver, sell, transfer, pledge, dispose of or place any Lien (other than a Permitted Lien) on any shares of capital stock or any other equity or voting securities of any CorpAcq Party or any of their Subsidiaries or (ii) issue or grant any options, warrants, restricted stock units, performance stock units or other rights to purchase or obtain any shares of capital stock or any other equity, equity-based or voting securities of CorpAcq Party or any of their Subsidiaries, in each case of (i) and (ii), other than as contemplated by the Transactions and issuances of equity in CorpAcq Holdco or any of its Subsidiaries in connection with any Permitted Acquisition;

(d)            sell, assign, transfer, convey, lease, license or abandon, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties of any CorpAcq Party or any of their Subsidiaries other than granting non-exclusive licenses, the sale or license of software, goods and services, or the sale or other disposition of IT Systems deemed by CorpAcq Holdco in its reasonable business judgment to be obsolete or no longer be material to the business of CorpAcq Group, in the ordinary course of business;

(e)            fail to (i) Process any Personal Information in material compliance with all applicable Privacy Requirements and (ii) take all actions reasonably necessary to protect the privacy and confidentiality of, and to protect and secure, any Personal Information in the possession or control of, or Processed by or on behalf of, CorpAcq Holdco or any of its Subsidiaries;

(f)            (i) cancel or compromise any claim or Indebtedness owed to CorpAcq Holdco or any of its Subsidiaries, or (ii) settle any pending or threatened Action, (A) if such settlement would require payment by CorpAcq Holdco in an amount greater than £1,000,000, (B) to the extent such settlement includes an agreement to accept or concede injunctive relief, or (C) to the extent such settlement involves a Governmental Authority or alleged criminal wrongdoing;

(g)            directly or indirectly acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof other than (i) any such acquisitions that do not exceed £25,000,000 individually or £50,000,000 in the aggregate, and (ii) any residual purchase obligations with respect to such acquisitions consummated prior to the date of this Agreement;

(h)            make any loans or advance any money or other property to any Person, except for (i) advances in the ordinary course of business to CorpAcq Employees for expenses, (ii) prepayments and deposits paid to suppliers of CorpAcq Holdco or any of its Subsidiaries in the ordinary course of business and (iii) trade credit extended to customers of CorpAcq Holdco or any of its Subsidiaries in the ordinary course of business;

(i)            redeem, purchase or otherwise acquire, any shares of capital stock (or other equity interests) of CorpAcq Party or any of their Subsidiaries or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock (or other equity interests) of CorpAcq Party or any of their Subsidiaries, other than as contemplated by the Transactions;

(j)            adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any shares of capital stock or other equity interests or securities of any CorpAcq Party, other than as contemplated by the Transactions;

(k)            except as required to enforce its rights under this Agreement or in respect of the Transaction, enter into, renew or amend in any material respect, any transaction or Contract relating to CorpAcq Holdco Transaction Expenses if such entry, renewal or amendment would result in additional CorpAcq Holdco Transaction Expenses that, individually or in the aggregate, exceed £5,000,000;

(l)            make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, Liabilities or results of operations of the Company or any entity within the CorpAcq Group, other than as may be required by applicable Law, IFRS or regulatory guidelines;

(m)            adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of CorpAcq Party or any of their Subsidiaries (other than the Transactions);

(n)            make, revoke or change any material Tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, fail to pay any material Tax as such Tax becomes due and payable unless such Tax is being contested in good faith, other than with respect to BermudaCo change its residence for Tax purposes, or take, any action that would, or would reasonably expected to, prevent or otherwise cause the Transactions from qualifying for the Intended Tax Treatment;

(o)            directly or indirectly, incur, or modify in any material respect the terms of, any Indebtedness, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness (other than (i) Indebtedness under the any capital leases entered into in the ordinary course of business or (ii) Indebtedness that is repaid at Closing);

(p)            except as otherwise required by Law, the terms of any existing CorpAcq Benefit Plan set forth on Schedule 5.13(a) of the CorpAcq Schedules as in effect on the date hereof or the terms of any Contract with the Company or any of its Affiliates, (i) establish, adopt, enter into or materially amend any CorpAcq Benefit Plan providing for severance or termination benefits or payments or make any grant of severance or termination benefits or payments to any person other than in the ordinary course of business with respect to CorpAcq Employees with an annual base salary or annualized fee equal to or less than £250,000 (“Non-Management Employees”), (ii) increase the compensation or benefits of CorpAcq Employees, other than such increases in the ordinary course of business for Non-Management Employees, (iii) make any grant of any cash retention payment to any Person, except in connection with the hiring (to the extent permitted by clause (iii) of this paragraph) of any employee or promotion of a CorpAcq Employee, (iv) except in the ordinary course of business, hire, or terminate the employment (other than for cause) of, any CorpAcq Employee who is not a Non-Management Employee or (v) except in the ordinary course of business, establish, adopt, enter into, amend in any material respect or terminate any CorpAcq Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a CorpAcq Benefit Plan if it were in existence as of the date of this Agreement (other than any such plan providing for severance or termination benefits and except to the extent permitted to be established, adopted, entered into or amended in accordance with Section 7.01(p));

(q)            voluntarily fail to maintain in full force and effect material insurance policies covering CorpAcq Holdco and its Subsidiaries and their respective properties (including the Real Property), assets and businesses in a form and amount consistent with past practices;

(r)            enter into any transaction with any Person that, to the knowledge of the CorpAcq Parties, is an Affiliate of any Seller (excluding ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are CorpAcq Employees);

(s)            enter into any agreement that materially restricts the ability of CorpAcq Holdco or its Subsidiaries to engage or compete in any material line of business or in any geographic territory or enter into a new material line of business; or

(t)            enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.01.

Section 7.02.          Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to CorpAcq Holdco or any of its Subsidiaries by third parties that may be in CorpAcq Holdco’s or any of its Subsidiaries’ possession from time to time, and except for any information which (x) relates to interactions with the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) in the opinion of legal counsel of CorpAcq Holdco would result in the loss of attorney-client privilege or other privilege from disclosure (provided, however, that in the case of clauses (y) and (z), the CorpAcq Parties shall give notice to CCVII of the fact that it is withholding such information or documents and thereafter shall reasonably cooperate with CCVII to allow the disclosure of such information (or as much of it as possible) in a manner that would not violate any of clauses (y) and (z)), the CorpAcq Parties shall, and shall cause their respective Subsidiaries to, afford to CCVII and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of CorpAcq Holdco and its Subsidiaries and so long as reasonably feasible or permissible under applicable Law, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of it’s the CorpAcq Parties and their Subsidiaries, in each case, as CCVII and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, however, that CCVII shall not be permitted to perform any environmental sampling at any Leased Real Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request pursuant to this Section 7.02 shall be made in a time and manner so as not to delay the Closing. All information obtained by CCVII and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 7.03.          No Claim Against the Trust Account. The Sellers and each CorpAcq Party acknowledges that CCVII is a blank check company with the power and privileges to effect a business combination, and that CCVII has established the Trust Account described in its SEC Reports, CCVII Organizational Documents, and the Trust Agreement for the benefit of CCVII’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Sellers and each CorpAcq Party further acknowledges that, if the Transactions, or, in the event of termination of this Agreement, another Business Combination, are not consummated by February 17, 2024 or such later date as approved by the CCVII Stockholders, CCVII will be obligated to return to the CCVII Stockholders the amounts being held in the Trust Account. Accordingly, the Sellers and each CorpAcq Party hereby waive any past, present or future claim of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them by CCVII or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever including for any Willful Breach of this Agreement; provided, that nothing herein shall serve to limit or prohibit the Company’s, CorpAcq Holdco’s, Sellers’ or Sellers’ direct or indirect equityholders’ right to pursue a claim against CCVII or any of its Affiliates for legal relief against assets held outside the Trust Account (including from and after the consummation of a Business Combination other than as contemplated by this Agreement) or pursuant to Section 12.13 for specific performance or other injunctive relief. This Section 7.03 shall survive the termination of this Agreement for any reason.

Section 7.04.          Proxy Solicitation; Other Actions.

(a)            CorpAcq Holdco agrees to provide (in relation to the CorpAcq Group), in connection with the initial filing of the Proxy Statement/Prospectus with the SEC, (i) as promptly as reasonably practicable and in any event no later than September 30, 2023 (subject to an additional seven-day extension if reasonably requested by CorpAcq Holdco to discuss in good faith prior to CCVII exercising its termination right pursuant to Section 11.01(b)), audited financial statements, including consolidated balance sheets and consolidated statements of income, shareholders’ equity and cash flows, of CorpAcq Holdco as at and for the years ended December 31, 2021 and December 31, 2022, in each case, prepared in accordance with IFRS and Regulation S-X and audited in accordance with the auditing standards of the PCAOB (the “Required Financials”) and (ii) as promptly as reasonably practicable and in any event ten (10) Business Days prior to the filing of any amendment to the Proxy Statement/Prospectus with the SEC, unaudited financial statements, including a consolidated balance sheet as at June 30, 2023 and consolidated statements of income, shareholders’ equity and cash flows, of CorpAcq Holdco as at and for the six months ended on June 30, 2023 and June 30, 2022, prepared in accordance with IFRS and Regulation S-X. Within 135 days after the end of each 6-month fiscal period subsequent to June 30, 2023 or year subsequent to June 30, 2023 (or each fiscal quarter required in connection with the delivery of customary comfort by CorpAcq Group’s auditors in connection with the Transactions) that ends prior to the Special Meeting, CorpAcq Holdco further agrees, as applicable, to provide (x) audited financial statements, including consolidated balance sheets and consolidated statements of income, shareholders’ equity and cash flows, of CorpAcq Holdco for any fiscal year subsequent to December 31, 2022 and (y) unaudited financial statements, including consolidated balance sheets and consolidated statements of income, shareholders’ equity and cash flows, of CorpAcq Holdco for each fiscal quarter beginning after June 30, 2023, in each case prepared in accordance with IFRS and Regulation S-X. Prior to November 15, 2023, CorpAcq Holdco agrees to provide unaudited financial statements, including consolidated balance sheets and consolidated statements of income, shareholders’ equity and cash flows, of CorpAcq Holdco for the nine-month period ending September 30, 2023, in each case prepared in accordance with IFRS and Regulation S-X, including the relevant comparison financials for the same period in the prior year. CorpAcq Holdco shall be available to, and CorpAcq Holdco and its Subsidiaries shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, CCVII and its Representatives in connection with (A) the drafting of the Proxy Statement/Prospectus and (B) responding in a timely manner to comments on the Proxy Statement/Prospectus from the SEC. Without limiting the generality of the foregoing, CorpAcq Holdco shall reasonably cooperate with CCVII and the Company in connection with the preparation for inclusion in the Proxy Statement/Prospectus of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b)            From and after the date on which the Proxy Statement/Prospectus is mailed to the CCVII Stockholders, CorpAcq Holdco will give CCVII prompt written notice of any action taken or not taken by CorpAcq Holdco or its Subsidiaries or of any development regarding CorpAcq Holdco or its Subsidiaries, in any such case which is known by CorpAcq Holdco, that would cause the Proxy Statement/Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur and be known by CorpAcq Holdco, CCVII and CorpAcq Holdco shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement/Prospectus, such that the Proxy Statement/Prospectus no longer contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by CCVII pursuant to this Section 7.04 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the CorpAcq Schedules.

Section 7.05.          Consents. Prior to the Closing Date, CorpAcq Holdco shall, and shall cause each of its Subsidiaries to, obtain any consents or waivers necessary to approve the Transactions as required under the terms of any Contracts relating to the Alcentra Credit Agreement or any other Indebtedness for borrowed money to which CorpAcq Holdco or its Subsidiaries are a party as at the date of this Agreement and the Closing Date.

Section 7.06.          Omnibus Incentive Plan. Prior to the Closing, the board of directors of the Company shall, subject to Company shareholder approval if required, adopt the Company 2023 Omnibus Incentive Plan on the terms to be mutually agreed by the Company and CCVII (the “Omnibus Incentive Plan”); provided, that the minimum amount of the equity securities reserved for issuance under the Omnibus Incentive Plan shall be no less than 10% of the outstanding Company Ordinary Shares. The Omnibus Incentive Plan shall provide for the reservation for issuance of a number of Company Ordinary Shares as set forth in the Omnibus Incentive Plan, subject to annual increases as provided therein.

Section 7.07.          Section 280G. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) with respect to CorpAcq Holdco or any Subsidiary of CorpAcq Holdco could receive any payments or benefits that would reasonably be expected to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), then, CorpAcq Holdco will (a) no later than three (3) Business Days prior to the Closing Date, obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder), and (b) no later than one (1) Business Day prior to the Closing Date, with respect to each individual who agrees to the waiver described in clause (a), submit to a vote of holders of the equity interests of the Company entitled to vote on such matters (along with adequate disclosure intended to satisfy the requirements of Section 280G(b)(5)(B)(ii) of the Code and any regulations promulgated thereunder) the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to soliciting such waivers and approval, CorpAcq Holdco shall provide any analyses and drafts of such waivers, disclosure and approval materials to CCVII for its review and approval (which approval will not be unreasonably withheld, conditioned or delayed) no later than ten (10) days prior to soliciting such waivers. If any of the Waived 280G Benefits fail to be approved as contemplated above, such Waived 280G Benefits shall not be made or provided. To the extent applicable, prior to the Closing Date, CorpAcq Holdco shall deliver to CCVII evidence reasonably acceptable to CCVII that a vote of holders of the equity interests of CorpAcq Holdco was solicited in accordance with the foregoing provisions of this Section 7.07 and that either (i) the requisite number of votes of holders of the equity interests of CorpAcq Holdco was obtained with respect to the Waived 280G Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a result, no Waived 280G Benefits shall be made or provided.

Section 7.08.          UK Takeover Code. The Company undertakes that it shall, and CorpAcq Holdco undertakes to cause the Company to, seek confirmation prior to the Closing from the UK Takeover Panel that (a) the UK Takeover Code will not apply to the transfers pursuant to the CorpAcq Sale and, if applicable, the Drag Along Sale; and (b) that none of the transactions contemplated by the Transaction Agreements will give rise to an obligation on any person to make a mandatory offer for the shares in the Company under Rule 9 of the UK Takeover Code.

Section 7.09.          Section 16 Matters. Prior to the Effective Time, the Company shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of CCVII Class A Common Stock or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to CCVII to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 7.10.          Additional Closing Matters. At the Closing, the Company will enter into the agreement contemplated by Schedule 7.10 of the CorpAcq Schedules.

Section 7.11.          The Company. Except (a) as permitted by this Agreement or the other Transaction Agreements, (b) as set forth on Schedule 7.11 of the CorpAcq Schedules, (c) as consented to by CCVII in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), or (d) as required by Law, the Initial Shareholder shall not, during the Interim Period, (i) issue, deliver, sell, transfer, pledge, dispose of or place any Lien (other than a Permitted Lien) on any shares of capital stock or any other equity or voting securities of the Company or (ii) permit or procure the issue or grant any options, warrants, restricted stock units, performance stock units or other rights to purchase or obtain any shares of capital stock or any other equity, equity-based or voting securities of the Company.

Section 7.12.          CorpAcq Preferred Redemption.

(a)            Intragroup Recapitalization. Except as otherwise agreed in writing prior to the Closing between the Company, CorpAcq Holdco and CCVII, promptly following the CCVII Stock Repurchase and the Company’s receipt of the CorpAcq Preferred Redemption Amount pursuant to Section 2.06 and Section 2.07 (to the extent applicable), in satisfaction of the Company’s and CorpAcq Holdco’s obligation under article 35.5 of the CorpAcq Articles, the Company shall subscribe for additional shares in the capital of CorpAcq Holdco (whether by way of share subscription at a premium, share subscription for deferred shares or otherwise) in an amount equal to the CorpAcq Preferred Redemption Amount, promptly following which CorpAcq Holdco shall, subject to applicable Laws, undertake a share capital reduction under Chapter 10 of Part 17 of the UK Companies Act 2006 to procure that CorpAcq Holdco has sufficient distributable reserves to undertake the CorpAcq Preferred Redemption (the steps set out in this Section 7.12(a) or such others as may be agreed between the Company, CorpAcq Holdco and CCVII to procure that CorpAcq Holdco has sufficient distributable reserves to undertake the CorpAcq Preferred Redemption being the “Intragroup Recapitalization”) and for such purposes, the Company and CorpAcq Holdco shall enter into such documents as may be reasonably required to implement the Intragroup Recapitalization and/or otherwise required to procure the implementation of the CorpAcq Preferred Redemption as soon as reasonably possible following Closing including, in the case of the Company, the approval and execution of any shareholder resolutions of CorpAcq Holdco.

(b)            Payment of CorpAcq Preferred Redemption Amount. As soon as possible and in any event within two Business Days following implementation of the Intragroup Recapitalization, CorpAcq Holdco shall proceed to pay an amount equal to the CorpAcq Preferred Redemption Amount to the holders of the CorpAcq Holdco Preferred Shares in accordance with the CorpAcq Articles (the “CorpAcq Preferred Redemption”).

(c)            Further Assurance. Each of the Company, CorpAcq and Orange UK Holdings Limited shall, acting reasonably and in good faith, negotiate and seek to implement any alternate steps required to procure that CorpAcq Holdco has sufficient distributable reserves to undertake the CorpAcq Preferred Redemption or otherwise to procure the transfer of the total CorpAcq Holdco Preferred Shares to the Company as may be necessary in the event that the Intragroup Recapitalization cannot be implemented in accordance with applicable Laws.

(d)            Execution of the CorpAcq Preferred Redemption. Each of the Company and CorpAcq Holdco shall use their best efforts to procure that the CorpAcq Preferred Redemption is undertaken as soon as possible following the CCVII Stock Repurchase and the Company’s receipt of the CorpAcq Preferred Redemption Amount.

Section 7.13.          Drag Along. Each of CorpAcq Holdco and the Proposing Seller (as defined in the CorpAcq Articles) shall take such actions as may be required to exercise the Drag Along in accordance with the requirements under applicable Law and as set forth in the CorpAcq Articles to procure the transfer of any remaining CorpAcq Holdco Shares to the Company not otherwise held by the Sellers, including by serving the Compulsory Purchase Notice (as defined in the CorpAcq Articles) on each Minority Shareholder (as defined in the CorpAcq Articles) such that the Drag Along Sale is consummated promptly following the CorpAcq Preferred Redemption.

Section 7.14.          Termination of Certain Agreements. On and as of the Closing, the Company shall take all actions necessary to cause the Contracts listed on Schedule 7.14 of the CorpAcq Schedules to be terminated without any further force and effect without any cost or other liability or obligation to the Company or its Subsidiaries (as applicable), and there shall be no further obligations of any of the relevant parties thereunder following the Closing.

Section 7.15.          Additional Closing Matters. At the Closing, the Company will enter into the agreement contemplated by Schedule 7.15 of the CorpAcq Schedules.

ARTICLE VIII
COVENANTS OF CCVII

Section 8.01.          Indemnification and Insurance.

(a)            From and after the Effective Time, the Company agrees that (to the maximum extent permitted by the applicable laws of England and Wales) it shall indemnify and hold harmless each present and former director, manager and officer of CorpAcq Holdco and CCVII and each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or Liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that CorpAcq Holdco, CCVII or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and their respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, the Company shall cause each of CorpAcq Holdco and the Surviving Corporation to, (i) maintain for a period of not less than six years from the Effective Time provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to those Persons than the provisions of such certificates of incorporation, bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b)            For a period of six years from the Effective Time, the Company shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by any of CorpAcq Holdco’s or any of its Subsidiaries’ or CCVII’s directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to CCVII or its Representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall the Company or its Subsidiaries be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by CorpAcq Holdco or any of its Subsidiaries or CCVII for such insurance policy for the year ended December 31, 2022; provided, however, that CCVII, CorpAcq Holdco or the Company may, in the alternative, cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time (the “D&O Tail”), except that in no event shall the Company or its Subsidiaries be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by CorpAcq Holdco, CCVII, the Company and its Subsidiaries, as applicable, for such current insurance.

(c)            CCVII and CorpAcq Holdco hereby acknowledge (on behalf of themselves and their respective Subsidiaries) that the indemnified Persons under this Section 8.01 may have certain rights to indemnification, advancement of expenses or insurance provided by current stockholders, members, or other Affiliates of such stockholders or members (“Indemnitee Affiliates”) separate from the indemnification obligations of CCVII, CorpAcq Holdco and their respective Subsidiaries hereunder. The Parties hereby agree (i) that CCVII, CorpAcq Holdco and their respective Subsidiaries are the indemnitors of first resort (i.e., its obligations to the indemnified Persons under this Section 8.01 are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or Liabilities incurred by the indemnified Persons under this Section 8.01 are secondary), (ii) that CCVII, CorpAcq Holdco and their respective Subsidiaries shall be required to advance the full amount of expenses incurred by the indemnified Persons under this Section 8.01 and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and required by CCVII’s, CorpAcq Holdco’s and their respective Subsidiaries’ governing documents or any director or officer indemnification agreements, without regard to any rights the indemnified Persons under this Section 8.01 may have against any Indemnitee Affiliate, and (iii) that the Parties (on behalf of themselves and their respective Subsidiaries) irrevocably waive, relinquish and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.

(d)            Notwithstanding anything contained in this Agreement to the contrary, this Section 8.01 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on the Company, the Surviving Corporation and all successors and assigns of the Company and the Surviving Corporation. In the event that the Company, the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 8.01.

Section 8.02.          Conduct of CCVII During the Interim Period.

(a)            During the Interim Period, except as set forth on Schedule 8.02 of the CCVII Schedules or as contemplated by this Agreement or the other Transaction Agreements or as consented to by CorpAcq Holdco in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), CCVII shall not and shall not permit any of its Subsidiaries to:

(i)               change, modify or amend the Trust Agreement or the CCVII Organizational Documents;

(ii)              (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, CCVII; (B) split, combine or reclassify any capital stock of, or other equity interests in, CCVII; or (C) other than in connection with the CCVII Stockholder Redemption or as otherwise required by CCVII’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, CCVII;

(iii)             make, revoke or change any material Tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, fail to pay any material Tax as such Tax becomes due and payable unless such Tax is being contested in good faith, change its residence for Tax purposes, or take any action that would, or would reasonably expected to, prevent or otherwise cause the Transactions from qualifying for the Intended Tax Treatment;

(iv)            enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of CCVII or the Founder (including, for the avoidance of doubt, (x) any Director or Officer of CCVII or the Founder or anyone related by blood, marriage or adoption to any such person and (y) any Person with whom any Director or Officer of CCVII or the Founder has a direct or indirect legal or contractual relationship or beneficial ownership interest of 5% or greater);

(v)             waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(vi)            except as otherwise required by Law or the terms of any existing CCVII Benefit Plan (i) establish, enter into, adopt or materially amend any CCVII Benefit Plan (or any plan, agreement, program, policy, trust, fund or other arrangement that would be a CCVII Benefit Plan if it were in existence as of the date of this Agreement, (ii) establish, adopt, enter into or materially amend any CCVII Benefit Plan providing for severance or termination benefits or payments or make any grant of severance or termination benefits or payments to any Person, (iii) establish or increase the compensation or benefits of any directors, officers, employees or independent contractors of CCVII or its Subsidiaries, (iv) make any grant of any cash retention payment to any Person, or (v) hire any directors, officers, employees or independent contractors of CCVII or its Subsidiaries, or enter into any employment contract or collective bargaining agreement, pay any special bonus or special remuneration to any director, officer, employee or contractor, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or independent contractors;

(vii)           acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or Person or division thereof or otherwise acquire any assets;

(viii)          adopt a plan of complete or partial liquidation, dissolution, merger, division transaction, consolidation or recapitalization;

(ix)            other than in respect of working capital loans with any Sponsor Persons, incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(x)              (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, CCVII (including any CCVII Preferred Stock) or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, or (B) amend, modify or waive any of the terms or rights set forth in, any CCVII Warrant or the CCVII Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein, except for any amendment or modification in connection with the CCVII Warrantholder Approval, including an amendment to provide for the CCVII Warrantholders Meeting; or

(xi)             authorize any of, or commit or agree to take, whether in writing or otherwise, any of, the foregoing actions.

(b)            During the Interim Period, CCVII shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, CCVII Organizational Documents, the Trust Agreement and all other agreements or Contracts to which CCVII or its Subsidiaries may be a party.

Section 8.03.          Credit Facility. The Parties agree to work in good faith to have a new credit facility in place immediately following Closing (any such financing, the “Company Refinancing”). Such Company Refinancing shall be for the benefit of the Company or CorpAcq Holdco and its Subsidiaries and established on reasonable and mutually agreeable terms.

Section 8.04.          Certain Transaction Agreements. CCVII shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacement of, the Sponsor Agreement. CCVII shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to CCVII in the Sponsor Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement. Without limiting the generality of the foregoing, CCVII shall give CorpAcq Holdco, prompt (and, in any event within one Business Day) written notice: (a) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to the Sponsor Agreement known to CCVII, and (b) of the receipt of any written notice or other written communication from any other party to the Sponsor Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.

Section 8.05.          Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to CCVII or its Subsidiaries by third parties that may be in CCVII’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of CCVII would result in the loss of attorney-client privilege or other privilege from disclosure, CCVII shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of CCVII and its Subsidiaries, and shall use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of CCVII that are in the possession of CCVII, in each case as the Company and its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 8.06.          CCVII Stock Exchange Listing. During the Interim Period, CCVII shall use reasonable best efforts to ensure CCVII remains listed as a public company on, and for shares of CCVII Class A Common Stock and CCVII Warrants to remain listed on, the Stock Exchange.

Section 8.07.          CCVII Public Filings. During the Interim Period, CCVII will keep current and timely file or furnish (or obtain extensions in respect thereof and file or furnish within the applicable grace period) all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under the Securities Act and the Exchange Act.

ARTICLE IX
JOINT COVENANTS

Section 9.01.          Regulatory Approvals.

(a)            In connection with the Transactions, each of the Parties shall (and, to the extent required, shall cause its Affiliates to) undertake reasonable best efforts to comply promptly but in no event later than ten (10) Business Days after the date hereof with any required notification and reporting requirements of the HSR Act. Each of the Parties shall, subject to giving CorpAcq Holdco and CCVII prior reasonable notice and an opportunity to consult on any third party communications or applications in advance of circulation or submission (to the extent permissible under applicable Laws), cooperate and use their respective commercially reasonable efforts to consummate and make effective as promptly as practicable the Transactions, including providing any notices to any Person required in connection with the consummation of the Transactions, and obtaining any licenses, consents, waivers, approvals, authorizations, qualifications and Governmental Orders necessary to consummate the Transactions (including the FCA Approval and approval of the UK Takeover Panel) and any necessary approvals required under applicable Antitrust Laws; provided, that in no event shall any Party be required to pay any material fee, penalty or other consideration to obtain any license, Permit, consent, approval, authorization, qualification or waiver required under any Contract for the consummation of the Transactions (other than fees or expenses payable to the SEC in connection with the Transactions, including the Proxy Statement/Prospectus, potential filing fees payable pursuant to Antitrust Laws, and any other ordinary course filing fees in connection with Governmental Filings required to consummate the Transactions). Subject to appropriate confidentiality protections and applicable Antitrust Laws, each Party shall promptly furnish to the Company, CorpAcq Holdco and CCVII such necessary information and reasonable assistance as the Company, CorpAcq Holdco and CCVII may reasonably request in connection with the foregoing.

(b)            The CorpAcq Parties and the Sponsor Persons agree that BermudaCo and the Company and the Sponsor Persons, if required to obtain FCA Approval, shall make any such notification (the “Change of Control Notification”) to the FCA as promptly as practicable (and in any event within 20 Business Days of the date of this Agreement). If at any time CorpAcq Parties or the Sponsor Persons become aware of any event, circumstance or condition that would be reasonably likely to prevent FCA Approval being satisfied, CorpAcq Parties shall promptly inform CCVII or, in the case of the Sponsor Persons, the Sponsor Persons shall promptly the CorpAcq Parties, and reasonably cooperate with them to address any such event, circumstance or condition.

(c)            Each of the Company, CorpAcq Holdco and CCVII shall cooperate with one another and use their reasonable best efforts to prepare or otherwise procure the provision of any necessary documentation (including furnishing all information (i) required under any applicable Antitrust Laws or other applicable Laws, (ii) requested by a Governmental Authority pursuant to applicable Antitrust Laws, or (iii) requested by the FCA as part of the FCA Approval applications) to effect promptly all necessary filings with any Governmental Authority and to obtain all necessary, proper or advisable actions or nonactions, approvals consents, waivers, exemptions and approvals of any Governmental Authority necessary to consummate the Transactions, including the FCA Approval. Except with respect to the FCA Approval, each Party shall provide to the Company and CorpAcq Holdco (in the case of CCVII) or CCVII (in the case of any Seller or CorpAcq Party) copies of all correspondence between it (or its advisors) and any Governmental Authority relating to the Transactions or any of the matters described in this Section 9.01. Except with respect to the FCA Approval, each Party shall promptly inform the Company and CorpAcq Holdco (in the case of CCVII) or CCVII (in the case of any Seller or CorpAcq Party) of any substantive oral communication with, and provide copies of any written communications with, any Governmental Authority regarding any such filings or any such transaction, unless prohibited by reasonable request of any Governmental Authority. Except with respect to the FCA Approval, no Party shall independently participate in any substantive meeting or substantive conference call with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the Company and CorpAcq Holdco (in the case of CCVII) or CCVII (in the case of any Seller or CorpAcq Party) prior notice of the substantive meeting or substantive conference call and, to the extent permitted by such Governmental Authority, the opportunity to attend or participate. In the event a Party is prohibited from participating in or attending any meeting or substantive conference call, the participating Party shall keep the Company and CorpAcq Holdco (in the case of CCVII) or CCVII (in the case of any Seller or CorpAcq Party) promptly and reasonably apprised with respect thereto, to the extent permitted by applicable Law. To the extent permissible under applicable Law, each CorpAcq Party, on one hand, and CCVII, on the other hand will consult and cooperate with the other, and consider in good faith the views of the other so as to mutually agree on any strategies and decisions in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any such Party relating to proceedings under Antitrust Laws or other applicable Laws. Any documents or other materials provided pursuant to this Section 9.01(c) may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of CorpAcq Holdco or other competitively sensitive material or personally-identifiable information or other sensitive personal or financial information, and the parties may, as each deems advisable, reasonably designate any material provided under this Section 9.01 as “outside counsel only material.” Such “outside counsel only materials” and the information contained therein shall be given only to legal counsel of the recipient and will not be disclosed by such legal counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. Without limiting the generality of the undertakings pursuant to this Section 9.01, each Party shall use reasonable best efforts to provide or cause to be provided (including, with respect to the FCA Approval, the Company, any Sponsor Person and BermudaCo to the extent that such approval is required by such Person) as promptly as reasonably practicable and advisable to any Governmental Authority information and documents relating to such Party as requested by such Governmental Authority or necessary, proper or advisable to permit consummation of the Transactions, including filing any notification that may be required with any Governmental Authority as promptly as reasonably practicable and advisable after the date hereof, and thereafter to respond as promptly as reasonably practicable and advisable to any request for additional information or documentary material relating to such Party that may be made (including under Antitrust Law regarding any preacquisition notifications for the purpose of competition reviews). Each Party shall supply as promptly as practicable and advisable any additional information and documentary material that may be requested by any Governmental Authority and furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority. In furtherance and not in limitation of the foregoing, each Party shall provide, or cause to be provided, all agreements, documents, instruments, affidavits, statements or information that may be required or requested by any Governmental Authority. With respect to the FCA Approval only, each Party in respect of which FCA Approval is required shall keep the Company, CorpAcq Holdco and CCVII informed of any substantive or written communication with the FCA in connection with the FCA Approval.

(d)            If any objections are asserted with respect to the Transactions under any applicable Law or if any Action is instituted by any Governmental Authority or any private party challenging any of the Transactions as violative of any applicable Law, each of the CorpAcq Parties, on the one hand, and CCVII, on the other hand, shall cooperate with one another in good faith and use their reasonable best efforts to take such action as reasonably necessary to overturn any regulatory Action by any Governmental Authority to prevent or enjoin consummation of this Agreement (and the Transactions); provided, however, that any decision by the CorpAcq Parties or CCVII to litigate in connection with such matters must be mutually agreed by such Parties.

(e)            Each of the CorpAcq Parties and CCVII shall use commercially reasonable efforts to obtain any authorization, consent or approval of a Governmental Authority (including in connection with any Governmental Filings) necessary or advisable so as to enable the consummation of the Transactions to occur as expeditiously as possible (and in any event, no later than the Termination Date). Notwithstanding anything to the contrary, portfolio companies managed by Affiliates of CCVII are under no obligation to undertake any actions in this Section 9.01(e), and CCVII is under no obligation to cause such portfolio companies to undertake any actions in this Section 9.01(e).

(f)            During the Interim Period, no Party shall acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or any equity in, or by any other manner, any assets or Person, or take any other action, if the execution and delivery of a definitive agreement relating to, or the consummation of, such acquisition, or the taking of any other action, could in any material respect (individually or in the aggregate): (i) impose any material delay in obtaining, or increase the risk of not obtaining, consents of a Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of a Governmental Authority seeking or entering a Governmental Order prohibiting the consummation of the Transactions, (iii) materially increase the risk of not being able to remove any such Governmental Order on appeal or otherwise, or (iv) otherwise prevent or delay the consummation of the Transactions.

Section 9.02.          Support of Transaction. Without limiting any covenant contained in ARTICLE VII or ARTICLE VIII, including the obligations of CorpAcq Holdco and CCVII with respect to the notifications, filings, reaffirmations and applications described in Section 9.01, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 9.02, CCVII and the CorpAcq Parties shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of CCVII, CorpAcq Holdco, or their respective Affiliates are required to obtain in order to consummate the Transactions, provided that, CorpAcq Holdco and the Company shall not be required to seek any such required consents or approvals of third party counterparties to Material Contracts with the Company or CorpAcq Holdco or its Subsidiaries to the extent such Material Contract is otherwise terminable at will, for convenience or upon or after the giving of notice of termination by a party thereto unless otherwise agreed in writing by CorpAcq Holdco and CCVII, and (b) use reasonable best efforts to take such other action as may reasonably be necessary or as another Party may reasonably request to satisfy the conditions of the other Party set forth in ARTICLE X or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall CCVII, CorpAcq Holdco, the Company, Merger Sub or any of their Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which CorpAcq Holdco or any of its Subsidiaries is a party or otherwise required in connection with the consummation of the Transactions.

Section 9.03.          Preparation of Form F-4 and Proxy Statement/Prospectus; CCVII Special Meeting; Requisite CCVII Warrantholder Approval.

(a)            Proxy Statement/Prospectus.

(i)            As promptly as practicable following the execution and delivery of this Agreement (and in any event on or prior to the later of (i) the tenth Business Day following the delivery of the financial statements pursuant to the first sentence of Section 7.04(a) and (ii) September 15, 2023), CCVII, CorpAcq Holdco and the Company shall use reasonable best efforts to prepare, and the Company shall file with the SEC, the Form F-4 in connection with the registration under the Securities Act of the Company Ordinary Shares, Company Public Warrants and Company Class C-1 Shares to be issued under this Agreement, which Form F-4 will also contain the Proxy Statement/Prospectus which will be included therein as a prospectus and which will be used as a proxy statement for the following:

(1)            the Special Meeting with respect to, among other things: (A) providing the CCVII Stockholders with the opportunity to redeem shares of CCVII Class A Common Stock by tendering such shares for redemption (but accounting for any valid withdrawals thereof) in connection with the Special Meeting and accordance with the CCVII Organizational Documents and Trust Agreement (the “CCVII Stockholder Redemption”); and (B) soliciting proxies from holders of CCVII Common Stock to vote at the Special Meeting, as adjourned or postponed, in favor of: (1) a proposal to adopt this Agreement and approve the Transactions (the “Business Combination Proposal”), (2) a proposal to adjourn the Special Meeting (x) to ensure that any supplement or amendment to the Proxy Statement/Prospectus that the board of directors of CCVII has determined in good faith is required by applicable Law to be disclosed to the CCVII Stockholders and for such supplement or amendment to be promptly disseminated to the CCVII Stockholders prior to the Special Meeting; (y) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), there are insufficient shares of CCVII Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; or (z) in order to solicit additional proxies from the CCVII Stockholders for purposes of obtaining approval of the Business Combination Proposal and (3) any other proposals the Parties agree are necessary or desirable to consummate the Transactions (collectively, the “CCVII Stockholder Matters”). Without the prior written consent of CorpAcq Holdco, the CCVII Stockholder Matters shall be the only matters (other than procedural matters) which CCVII shall propose to be acted on by the CCVII Stockholders at the Special Meeting, as adjourned or postponed; and

(2)            the CCVII Warrantholders Meeting with respect to, among other things, soliciting proxies from the holders of CCVII Public Warrants to vote at the CCVII Warrantholders Meeting, as adjourned or postponed, to obtain the Requisite CCVII Warrantholder Approval.

Each of CCVII, CorpAcq Holdco and the Company shall use its reasonable best efforts to cause the Form F-4 and the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to have the Form F-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form F-4 effective as long as is necessary to consummate the Transactions. Each of CCVII, on the one hand, and the CorpAcq Parties, on the other hand, shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Form F-4 and the Proxy Statement/Prospectus

(ii)              Each of CCVII, CorpAcq Holdco and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, delayed or conditioned), any response to comments of the SEC or its staff with respect to the Form F-4 and the Proxy Statement/Prospectus and any amendment to the Form F-4 and the Proxy Statement/Prospectus filed in response thereto. If CCVII, CorpAcq Holdco or the Company becomes aware that any information contained in the Form F-4 and the Proxy Statement/Prospectus shall have become false or misleading in any material respect or that the Form F-4 and the Proxy Statement/Prospectus is required to be amended in order to comply with applicable Law, then (x) such Party shall promptly inform the other Parties and (y) CCVII, on the one hand, and CorpAcq Holdco and the Company, on the other hand, shall cooperate fully and mutually agree upon (such agreement not to be unreasonably withheld, delayed or conditioned) an amendment or supplement to the Form F-4 and the Proxy Statement/Prospectus. CCVII and the CorpAcq Parties shall use reasonable best efforts to cause the Form F-4 and the Proxy Statement/Prospectus as so amended or supplemented, to be filed with the SEC and to be disseminated to the CCVII Stockholders and holders of CCVII Public Warrants, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the CCVII Organizational Documents. Each of CCVII and the CorpAcq Parties shall provide the other with copies of any written comments, and shall inform the other of any oral comments, that such Party receives from the SEC or its staff with respect to the Form F-4 and the Proxy Statement/Prospectus promptly after the receipt of such comments and shall give the other Parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(iii)            Promptly after the Form F-4 is declared effective under the Securities Act (such date, the “SEC Clearance Date”), CCVII shall file the Proxy Statement forming part of the Proxy Statement/Prospectus on Schedule 14A in accordance with the rules and regulations of the Exchange Act and the Company shall file the Prospectus forming part of the Proxy Statement/Prospectus and any supplement thereto pursuant to Rule 424. CCVII, CorpAcq Holdco and the Company shall use reasonable best efforts to, as promptly as practicable, (i) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL for a Special Meeting and the CCVII Warrantholders Meeting, in each case, on a date no later than 35 days following the SEC Clearance Date (subject to Section 9.03(b)), and (ii) cause the Proxy Statement/Prospectus to be disseminated to the CCVII Stockholders and holders of CCVII Public Warrants in compliance with applicable Law.

(b)            CCVII Special Meeting and CCVII Warrantholders Meeting. CCVII shall use its reasonable best efforts to take all actions necessary (in its discretion or at the request of CorpAcq Holdco) to obtain the approval of the CCVII Stockholder Matters at the Special Meeting and the Requisite CCVII Warrantholder Approval from the holders of CCVII Warrants at the CCVII Warrantholders Meeting, in each case as such meeting is adjourned or postponed, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of the CCVII Stockholder Matters and the Requisite CCVII Warrantholder Approval. CCVII shall include the CCVII Board Recommendation in the Proxy Statement. The board of directors of CCVII shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the CCVII Board Recommendation for any reason. CCVII agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the CCVII Stockholder Matters and the CCVII Warrantholders Meeting for the purpose of seeking the Requisite CCVII Warrantholder Approval shall not be affected by any intervening event or circumstance, and CCVII agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and the CCVII Warrantholders Meeting, and submit for the approval of its stockholders the CCVII Stockholder Matters, and for the approval of the holders of CCVII Warrants, the matters relating to the Requisite CCVII Warrantholder Approval, as applicable, regardless of any intervening event or circumstance. Notwithstanding anything to the contrary contained in this Agreement, CCVII shall be entitled to (and, in the case of the following clauses (ii) and (iii), at the request of the Company, shall) postpone or adjourn the Special Meeting or the CCVII Warrantholders Meeting, as applicable, for a period of no longer than 20 days: (i) to ensure that any supplement or amendment to the Proxy Statement/Prospectus that the board of directors of CCVII has determined in good faith to be required by applicable Law is disclosed to the CCVII Stockholders and holders of CCVII Warrants and for such supplement or amendment to be promptly disseminated to the CCVII Stockholders and holders of CCVII Warrants prior to the Special Meeting or CCVII Warrantholders Meeting, as applicable; (ii) if, as of the time for which the Special Meeting or the CCVII Warrantholders Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), there are insufficient shares of CCVII Common Stock or holders of CCVII Warrants represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; or (iii) in order to solicit additional proxies from the CCVII Stockholders or the holders of CCVII Warrants for purposes of obtaining approval of the Business Combination Proposal or obtaining the Requisite CCVII Warrantholder Approval, respectfully; provided, that in the event of any such postponement or adjournment, the Special Meeting or the CCVII Warrantholders Meeting, as applicable, shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 9.04.          Exclusivity.

(a)            During the Interim Period, neither Sellers nor any CorpAcq Party shall, or permit any of their respective Affiliates or Representatives to, whether directly or indirectly, solicit or initiate any inquiry, indication of interest, proposal or offer from any third party relating to a Competing Transaction, participate in any discussions or negotiations with any third party regarding, or furnish or make available to such third party, as applicable, any information with respect to, a Competing Transaction, other than make such third party, aware of the provisions of this Section 9.04(a) or enter into any understanding, arrangement, agreement, agreement in principle or other commitment (whether or not legally binding) with any third party, relating to a Competing Transaction. Each Seller and CorpAcq Holdco shall, and shall cause their respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to a Competing Transaction.

(b)            During the Interim Period, CCVII shall not, and shall not permit any of its Affiliates or Representatives to, whether directly or indirectly, solicit or initiate any inquiry, indication of interest, proposal or offer from any third party relating to a Competing Transaction, participate in any discussions or negotiations with any third party regarding, or furnish or make available to such third party, as applicable, any information with respect to, a Competing Transaction, other than make such third party, aware of the provisions of this Section 9.04(b) or enter into any understanding, arrangement, agreement, agreement in principle or other commitment (whether or not legally binding) with any third party, relating to a Competing Transaction. Each of CCVII and Founder shall, and shall cause their respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to a Competing Transaction.

Section 9.05.          Tax Matters.

(a)            Transfer Taxes. The Company shall pay all transfer, documentary, stamp, registration or other similar Taxes, together with any related interest, penalty, surcharge, fine, addition to tax or additional amount imposed with respect thereto by a Governmental Authority (collectively, the “Transfer Taxes”) incurred in connection with the Transactions and file all necessary Tax Returns with respect to all such Transfer Taxes, and, if required by applicable Law, the Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other document. The Parties shall cooperate in good faith to consider any bona fide structures to eliminate or reduce any such Transfer Taxes, with no Party being obligated to enter into any such arrangements. All such Transfer Taxes shall be paid by the Company; provided, however, that notwithstanding anything to the contrary herein, the Parties may choose to fund such Transfer Taxes in a manner mutually agreed by the Parties.

(b)            For U.S. federal income Tax purposes (and for purposes of any applicable state or local income Tax that follows U.S. federal income tax treatment), each of the Parties intends that (i) the Company not be treated as (A) a resident of the United States for U.S. federal Tax purpose or (B) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code and (ii) after the consummation of the Transactions, the “expanded affiliated group” (as defined in Section 7874(c)(i) of the Code and the Treasury Regulations thereunder) which includes the Company has “substantial business activities in the foreign country in which, or under the law of which, the Company is organized or created and for which the Company is a tax resident, when compared to the total business activities of such expanded affiliated group” (with the meaning of Section 7874(a)(2)(B)(iii) of the Code and the Treasury Regulations thereunder) (the “Intended Tax Treatment”). No Party shall take any Tax position on any Tax Return, in any audit or proceeding before any Governmental Authority, in any report made for Tax, or otherwise the Intended Tax Treatment as provided in this Section 9.05(b), unless otherwise required by a final “determination” that is final (within the meaning of Section 1313(a) of the Code of any similar provision of local, state, or non-U.S. Law). In the event that any Governmental Authority disputes the Tax treatment set forth in this Section 9.05(b), the Party receiving notice of such dispute shall promptly notify and consult with the other Parties concerning the resolution of such dispute and use reasonable best efforts to contest such dispute in a manner consistent with this Section 9.05(b).

(c)            Each of the Parties shall cooperate with one another and their respective Tax advisors in connection with the issuance to CCVII, the Company, or CorpAcq Holdco of any opinion relating to the U.S. Tax consequences of the Transactions, and shall provide and deliver, to the extent reasonably requested by any such Party, any relevant Tax counsel certificates (dated as of the necessary date and signed by an officer of the Parties or their respective Affiliates, as applicable) containing such customary representations as are reasonably necessary or appropriate for such Tax counsel to render any such opinion. If the SEC or any other Governmental Authority requests or requires that an opinion be provided on or prior to the Closing in respect of the U.S. Tax consequences of or related to the Transactions, the Parties shall agree to use their reasonable best efforts to cause its respective Tax counsel to provide any such opinion, as reasonably determined by such Parties, subject to customary assumptions and limitations. For the avoidance of doubt, none of the foregoing opinions or any other opinions regarding the Intended Tax Treatment to be or that may be delivered by counsel to any Party shall be a condition to Closing or to the consummation of the Transactions.

(d)            In the event that accounting and valuation advice is received in relation to (i) the BermudaCo Redeemable Shares governed by the BermudaCo Limited Company Agreement and/or (ii) the Special Voting Shares and/or (iii) the arrangements governed by the Back to Back Share Issuance Agreement, which any of the parties reasonably determines delivers an outcome which is inefficient for Tax purposes, the parties shall reasonably cooperate in good faith with each other to agree an alternative structure to achieve the same, or substantially the same, goals as set out in those arrangements and use their respective reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable Laws to achieve the same.

Section 9.06.          Confidentiality; Publicity.

(a)            CCVII acknowledges that the information being provided to it in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby.

(b)            None of CCVII, the Sellers, the CorpAcq Parties or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of CorpAcq Holdco or CCVII, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case CCVII or CorpAcq Holdco, as applicable, shall use their commercially reasonable efforts to obtain such consent with respect to such announcement or communication, prior to announcement or issuance; provided, however, that, subject to this Section 9.06, each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the Transactions to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other Party; and provided, further, that subject to Section 7.02 and this Section 9.06, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent; provided, further, that notwithstanding anything to the contrary in this Section 9.06(b), nothing herein shall modify or affect any Party’s obligations pursuant to Section 9.03.

(c)            The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of CCVII and CorpAcq Holdco prior to the execution of this Agreement, and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement. Promptly after the execution of this Agreement, CCVII shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the applicable Securities Laws, which CorpAcq Holdco shall have the opportunity to review and comment upon prior to filing and CCVII shall consider such comments in good faith. CorpAcq Holdco, on the one hand, and CCVII, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any Party) a press release announcing the consummation of the Transactions (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four Business Days after the Closing), CCVII shall file a current report on Form 8-K and the Company shall file a current report on Form 6-K (collectively, the “Closing Filings”) with the Closing Press Release and a description of the Closing as required by the applicable Securities Laws. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filings, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 9.07.          Post-Closing Cooperation; Further Assurances.

(a)            Following the Closing, each Party shall, at the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and Liabilities contemplated by this Agreement and the Transactions.

(b)            As soon as possible following the execution of this Agreement, CorpAcq Holdco will (x) cause BermudaCo to, (y) use reasonable best efforts (which, for the avoidance of doubt, shall not require CorpAcq Holdco to pay or give anything of value to or on behalf of such Person) to procure that any holder of CorpAcq Holdco Ordinary Shares that is not a party to this Agreement shall, in the case of each of clauses (x) and (y), become a party to this Agreement, in the case of clause (y) above, as a Seller, by executing and delivering a joinder to this Agreement in form and substance to be mutually agreed by CorpAcq Holdco and CCVII, and (z) will use reasonable best efforts to procure that all of the holders of CorpAcq Holdco Preferred Shares consent in writing to the transactions contemplated by the CorpAcq Preferred Redemption on the terms set forth in this Agreement, including in exchange for consideration in the aggregate amount of the CorpAcq Preferred Redemption Amount.

(c)            The Parties will cooperate prior to the Closing to draft mutually acceptable agreements required to implement the Transactions, including the Company Amended Articles, the BermudaCo Limited Company Agreement, the Back to Back Share Issuance Agreement, the I/C Loan Agreements (if executed), the Registration Rights Agreement, and the Company Warrant Agreement, in general conformity with the transaction structure presentation set forth on Schedule 9.07 of CorpAcq Schedule, with any modifications thereto to be mutually agreed. The Company may adopt amendments to the organizational documents of Merger Sub and/or BermudaCo prior to the Closing, the form and substance of which is subject to the mutual agreement of CCVII; in such event, any representations and warranties with respect to organizational documents that are “brought down” at Closing under ARTICLE X for such Person will be deemed to be with respect to such amended organizational documents. The Company Amended Articles shall provide for an authorized share capital amount in excess of the Company’s issued share capital as at Closing, with the intent that such excess authorized share capital will be available for issuance to fund future acquisition transactions by the Company or any direct or indirect Subsidiary (including Subsidiaries as of the Closing and those incorporated or otherwise acquired in the future).

(d)            CorpAcq, the Company and CCVII agree to work in good faith to consummate a bona fide capital raising transaction on market terms for the issuance by CCVII or the Company of securities in connection with the Closing.

Section 9.08.      Company Board of Directors; Officers. Each of the Company and CCVII shall take, or cause to be taken, the actions set forth in this Section 9.08 prior to the Closing:

(a)            (i) CCVII shall cause each Person serving and not continuing as a member of the board of directors of CCVII to resign from such position, effective upon the Effective Time and (ii) the Company shall cause each Person serving and not continuing as a member of the board of directors of the Company to resign from such position, effective upon the Effective Time, and (iii) the Company shall elect or otherwise cause the Persons designated on Schedule 9.08 of the CorpAcq Schedules to comprise the entire board of directors of the Company, effective upon the Effective Time; provided, that the board of directors as so constituted shall comply with the applicable rules concerning director independence required by the SEC and the rules and listing standards of the Stock Exchange and any other Laws or requirements of a Governmental Authority applicable to members of the board of directors of the Company. The board of directors of the Company will serve for staggered terms, with the length of the term for each individual director to be mutually agreed by the Company and CCVII prior to the Closing.

(b)            (i) CCVII shall cause each Person serving and not continuing as an officer of CCVII to resign from such position, effective upon the Effective Time, (ii) the Company shall cause each Person serving and not continuing as an officer of the Company to resign from such position, effective upon the Effective Time and (iii) Orange UK Holdings Limited and the Company shall appoint or otherwise cause to be appointed each Person serving as an officer of CorpAcq Holdco immediately prior to the Effective Time as a corresponding officer of the Company with similar responsibilities and duties, effective upon the Effective Time (the “Executive Officers”).

(c)            Each of the Company and CCVII shall cause such Persons to, and such Persons shall, comply and cooperate with and satisfy all requests and requirements made by any Governmental Authority in connection with the foregoing, including by furnishing all requested information, providing reasonable assistance in connection with the preparation of any required applications, notices and registrations and requests and otherwise facilitating access to and making individuals available with respect to any discussions or hearings. In the event an individual designated in accordance with Section 9.08(a) does not satisfy any requirement of a Governmental Authority to serve as a director, then (x) there shall be no obligation to appoint such individual pursuant to Section 9.08(a) and (y) the Company or CCVII, as applicable, shall be entitled to designate a replacement director in lieu of such person; provided, further, that in no event shall Closing be delayed or postponed in connection with or as a result of the foregoing.

Section 9.09.          Employment Agreements. The Company shall take commercially reasonable efforts to enter into employment agreements with each of the Executive Officers, on terms consistent with market terms for such arrangements between CorpAcq Holdco or its Subsidiary and each such Executive Officer, in the form and on the terms mutually agreed by CCVII and the Company.

ARTICLE X
CONDITIONS TO OBLIGATIONS

Section 10.01.          Conditions to Obligations of All Parties. The obligations of the Sellers, the CorpAcq Parties and CCVII to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by CorpAcq Holdco and CCVII:

(a)            FCA Approval. (i) The FCA granting unconditional approval in writing in accordance with section 189(4)(a) of FSMA, to BermudaCo and to any other person who would be, at Closing, acquiring or increasing control in CorpAcq Holdco, as such terms are defined in FSMA and the FSMA (Controllers) (Exemption) Order 2009; or (ii) the assessment period (as defined in section 189(1) FSMA and as extended (including after the date of this Agreement) by any interruption period (as defined in section 190(2) FSMA)) in respect of the section 178 notice (as defined in section 178(3) FSMA) given in respect of completion of the proposed Transaction has expired without the FCA giving notice under section 189(4) FSMA (“FCA Approval”).

(b)            UK Takeover Panel. Confirmation having been received from the UK Takeover Panel that none of the transactions contemplated by the Transaction Agreements will give rise to an obligation on any person to make a mandatory offer for the shares in the Company under Rule 9 of the UK Takeover Code.

(c)            No Prohibition. There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.

(d)            Net Tangible Assets. CCVII shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the CCVII Stockholder Redemption.

(e)            CCVII Stockholder Approval. The Business Combination Proposal shall have been approved by the requisite vote of the CCVII Stockholders.

(f)             Form F-4. The Form F-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Form F-4, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(g)            Stock Exchange Listing. The Company Ordinary Shares and Company Public Warrants to be issued in connection with the Transactions shall have been approved for listing on the Stock Exchange, subject only to official notice of issuance thereof.

(h)            Board of Directors. The board of directors of the Company shall be constituted with the Persons designated in accordance with Section 9.08.

(i)             HSR Approval. Any applicable waiting period(s) under the HSR Act in connection with the Transactions (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the U.S. Federal Trade Commission and/or the U.S. Department of Justice, as applicable) shall have expired or been terminated.

Section 10.02.        Additional Conditions to Obligations of CCVII. The obligations of CCVII to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by CCVII:

(a)            Representations and Warranties.

(i)               Each of the representations and warranties of Sellers and the CorpAcq Parties, as applicable, contained in Section 5.01 (Corporation Organization of CorpAcq Parties), Section 5.03 (Due Authorization), Section 5.06 (Capitalization of CorpAcq Parties), Section 5.23 (Brokers), Section 12.18(a) (Corporate Organization), Section 12.18(b) (Due Authorization), Section 12.18(d) (Ownership of CorpAcq Holdco Ordinary Shares), Section 12.18(d) (Investment Intent; No Broker) and Section 12.18(e) (Accredited Investors) (collectively, the “Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii)             The representations and warranties of the CorpAcq Parties contained in Section 5.22(a) (No Material Adverse Effect) and Section 5.28 (Drag Along) shall be true and correct in all respects as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(iii)             Each of the representations and warranties of (x) the CorpAcq Parties contained in Article V (other than the applicable Specified Representations and the representations and warranties contained in Section 5.22(a)), and (y) Sellers contained in Section 12.18 (other than the applicable Specified Representations), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b)            Agreements and Covenants. The covenants and agreements of Sellers and each CorpAcq Party in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)            CorpAcq Sale; Company Amended Articles. The CorpAcq Sale shall have been consummated such that the Company shall hold all issued and outstanding CorpAcq Holdco Shares previously owned by Sellers, and the Company shall have adopted the Company Amended Articles.

(d)            Officer’s Certificate. Sellers and the CorpAcq Parties shall have delivered to CCVII a certificate signed by an officer of CorpAcq Holdco, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.02(a) and Section 10.02(b) have been fulfilled.

(e)            Closing Deliverables. The CorpAcq Parties party thereto shall have delivered to CCVII an executed copy of the Sponsor Agreement, the BermudaCo Limited Company Agreement, the Back to Back Share Issuance Agreement, and the Registration Rights Agreement to which they are party.

Section 10.03.        Additional Conditions to the Obligations of the CorpAcq Parties. The obligation of the CorpAcq Parties to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by CorpAcq Holdco:

(a)            Representations and Warranties.

(i)               Each of the representations and warranties of CCVII contained in Article VI (other than the representations and warranties of CCVII contained in Section 6.13(a) (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse impact on CCVII or prevent or materially delay or impair the ability of CCVII to perform its obligations under this Agreement or to consummate the Transactions.

(ii)            The representations and warranties of CCVII contained in Section 6.13(a) (Capitalization) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date).

(b)            Agreements and Covenants. The covenants and agreements of CCVII in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)            Available Cash Amount. The sum of (i) the Available Cash Amount minus (ii) Transaction Expenses minus (iii) any Delayed Financing Amount, if applicable, shall be no less than $350,000,000.

(d)            Officer’s Certificate. CCVII shall have delivered to CorpAcq Holdco a certificate signed by an officer of CCVII, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.03(a), Section 10.03(b) and Section 10.03(c) have been fulfilled.

(e)            Sponsor Agreement. Each of the covenants of each of the parties to the Sponsor Agreement required under the Sponsor Agreement to be performed as of or prior to the Closing shall have been performed in all material respects, and none of the parties thereto shall have threatened in writing (i) that the Sponsor Agreement is not valid, binding and in full force and effect, (ii) that the Company is in breach of or default under the Sponsor Agreement or (iii) to terminate the Sponsor Agreement.

(f)            Closing Deliverables. CCVII shall have delivered to CorpAcq Holdco an executed copy of the Registration Rights Agreement.

Section 10.04.        Frustration of Conditions. Neither CCVII nor any of the CorpAcq Parties may rely on the failure of any condition set forth in this ARTICLE X to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its reasonable best efforts to cause the conditions of the other Party to be satisfied, as required by Section 9.02.

ARTICLE XI
TERMINATION/EFFECTIVENESS

Section 11.01.        Termination. This Agreement may only be terminated and the Transactions abandoned:

(a)            by written consent of CorpAcq Holdco and CCVII;

(b)            prior to the Closing, by written notice to CorpAcq Holdco from CCVII if (i) there is any breach of any representation, warranty, covenant or agreement on the part of CorpAcq Holdco set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating CorpAcq Breach”), except that, if such Terminating CorpAcq Breach is curable by CorpAcq Holdco through the exercise of its reasonable best efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date CCVII provides written notice of such violation or breach and the Termination Date) after receipt by CorpAcq Holdco of notice from CCVII of such Terminating CorpAcq Breach, but only as long as CorpAcq Holdco continues to use its reasonable best efforts to cure such Terminating CorpAcq Breach (the “CorpAcq Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating CorpAcq Breach is not cured within the CorpAcq Cure Period, (ii) the Closing has not occurred on or before February 17, 2024 (the “Termination Date”), (iii) the Required Financials have not been delivered to CCVII in accordance with Section 7.04(a) on or prior to September 30, 2023; or (iv) the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that, the right to terminate this Agreement under clauses (i), (ii), or (iii) shall not be available if CCVII’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(c)            prior to the Closing, by written notice to CCVII from CorpAcq Holdco if (i) there is any breach of any representation, warranty, covenant or agreement on the part of CCVII set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing (a “Terminating CCVII Breach”), except that, if any such Terminating CCVII Breach is curable by CCVII through the exercise of its reasonable best efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date CorpAcq Holdco provides written notice of such violation or breach and the Termination Date) after receipt by CCVII of notice from CorpAcq Holdco of such Terminating CCVII Breach, but only as long as CCVII continues to exercise such reasonable best efforts to cure such Terminating CCVII Breach (the “CCVII Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating CCVII Breach is not cured within CCVII Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under clauses (i) or (ii) shall not be available if CorpAcq Holdco’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(d)            by written notice from either CorpAcq Holdco or CCVII to the other if the Business Combination Proposal is not approved at the Special Meeting (subject to any adjournment, postponement or recess of the meeting); provided, that the right to terminate this Agreement under this Section 11.01(d) shall not be available to CCVII if, at the time of such termination, CCVII is in breach of Section 9.03;

(e)            fifteen Business Days following the Special Meeting, but prior to the Closing, by written notice to CCVII from CorpAcq Holdco if the CCVII Stockholder Redemption results in the condition set forth in Section 10.03(c) becoming incapable of being satisfied at the Closing; or

(f)             by written notice from either CorpAcq Holdco or CCVII to the other, and subsequent agreement by CCVII or CorpAcq Holdco, respectively, if the SEC Clearance Date has not occurred on or prior to December 15, 2023.

Section 11.02.        Effect of Termination. Except as otherwise set forth in this Section 11.02 or Section 12.13, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any Party for any Willful Breach of this Agreement by such Party occurring prior to such termination. The term “Willful Breach” means a Party’s material breach of any of its representations or warranties as set forth in this Agreement, or such Party’s material breach of any of its covenants or other agreements set forth in this Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such Party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement. The provisions of Section 7.03 (No Claim Against the Trust Account), Section 9.06 (Confidentiality; Publicity), this Section 11.02 (Effect of Termination) and ARTICLE XII (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE XII
MISCELLANEOUS

Section 12.01.      Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 12.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Section 12.02.      Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)            If to CCVII, or to:

Churchill Capital Corp VII
640 Fifth Avenue, 12th Floor

New York, New York 10019
Attn:         Jay Taragin

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue
New York, NY 10153

Attn:	Michael J. Aiello Matthew J. Gilroy Amanda Fenster

E-mail:	michael.aiello@weil.com matthew.gilroy@weil.com amanda.fenster@weil.com

(b)            If to any of the CorpAcq Parties or the Surviving Corporation to:

1 Goose Grn

Altrincham WA14 1DW

United Kingdom

Attn: Simon Orange

with a copy (which shall not constitute notice) to:

Reed Smith LLP

599 Lexington Avenue

New York, NY 10022

Attn:       Jennifer W. Cheng

Susan K. Nieto

E-mail:    JCheng@reedsmith.com

SNieto@reedsmith.com

or to such other address or addresses as the Parties may from time to time designate in writing.

Section 12.03.        Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12.03 shall be null and void, ab initio.

Section 12.04.        Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of CorpAcq Holdco, the Company and CCVII (and their successors, heirs and Representatives) and each of their respective Indemnitee Affiliates are intended third-party beneficiaries of, and may enforce, Section 8.01 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 12.14 and Section 12.15, (c) Counsel are intended third-party beneficiaries of, and may enforce, Section 12.17 and (d) each of the directors of the Company and CorpAcq HoldCo are intended third-party beneficiaries of, and may (individually or collectively) enforce, Section 2.01(c).

Section 12.05.        Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby if the Transactions are not consummated, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing occurs, all Transaction Expenses shall be the responsibility of the Company and shall be paid (or caused to be paid) by the Company at or promptly after Closing and, in the case of any excise Taxes payable pursuant to Section 4501 of the Code, the Company shall pay (or shall make available any cash otherwise required by CCVII to pay) any such excise Taxes when due and payable pursuant to applicable law.

Section 12.06.        Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 12.07.        Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.08.        Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

Section 12.09.        Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the other Transaction Agreements and that certain Non-Disclosure Agreement, dated as of February 16, 2023, by and between CorpAcq Holdco and CCVII (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement, the other Transaction Agreements and the Confidentiality Agreement.

Section 12.10.        Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 11.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 12.10.

Section 12.11.        Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 12.12.        Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.13.        Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any Transaction Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Agreement, and (ii) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions of this Agreement or any Transaction Agreement in accordance with this Section 12.13 shall not be required to provide any bond or other security in connection with any such injunction. Without limiting the generality of the foregoing, CCVII acknowledges and agrees that any CorpAcq Party may, without breach of this Agreement, with respect to any Transaction Agreement to which such CorpAcq Party is a party, institute or pursue an Action directly against the counterparty(ies) to such Transaction Agreement seeking, or seek or obtain a court order against the counterparty(ies) to such Transaction Agreement for, injunctive relief, specific performance, or other equitable relief with respect to such Transaction Agreement.

Section 12.14.        Non-Recourse. Subject in all respect to the last sentence, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party hereto (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of any CorpAcq Party or CCVII under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 12.14 shall limit, amend or waive any rights of any party to any Transaction Agreement.

Section 12.15.        Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and instead shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing (including, for the avoidance of doubt Section 9.05(b)) and (b) this ARTICLE XII.

Section 12.16.        Acknowledgements.

(a)            Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the CorpAcq Representations constitute the sole and exclusive representations and warranties of the CorpAcq Parties; (iii) CCVII Representations constitute the sole and exclusive representations and warranties of CCVII; (iv) except for the CorpAcq Representations and CCVII Representations, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the CorpAcq Representations and the CCVII Representations. The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third party beneficiary thereof. Except as otherwise expressly set forth in this Agreement, CCVII understands and agrees that any assets, properties and business of CorpAcq Holdco and its Subsidiaries are furnished “as is”, “where is” and subject to and except for the CorpAcq Representations or as provided in any certificate delivered in accordance with Section 10.02(c), with all faults and without any other representation or warranty of any nature whatsoever.

(b)            Effective upon Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action it may have against any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action, suit, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 12.16. Notwithstanding anything herein to the contrary, nothing in this Section 12.16(b) shall preclude any Party from seeking any remedy for actual and intentional fraud by a Party solely and exclusively with respect to the making of any representation or warranty by it in ARTICLE V or ARTICLE VI (as applicable). Each Party shall have the right to enforce this Section 12.16 on behalf of any Person that would be benefitted or protected by this Section 12.16 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 12.16 shall limit, modify, restrict or operate as a waiver with respect to, any rights any Party may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including any other Transaction Agreement.

Section 12.17.        Provisions Respecting Representation of CorpAcq Holdco. Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, managers, members, partners, officers, employees and Affiliates, that Reed Smith LLP (“Counsel”) may serve as counsel to Sellers, on the one hand, and CorpAcq Holdco and CorpAcq Holdco’s Subsidiaries (individually and collectively, the “Seller Group”), on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Counsel (or any of its respective successors) may serve as counsel to Seller Group or any director, manager, member, partner, officer, employee or Affiliate of any member of Seller Group, in connection with any Action or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of the Sellers, CorpAcq Holdco, or any of CorpAcq Holdco Subsidiaries, and each of the Parties (on its own behalf and on behalf of its Affiliates) hereby consents thereto and irrevocably waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to irrevocably waive any conflict of interest arising from such representation. The parties agree to take the steps necessary to ensure that any privilege attaching as a result of Counsel representing Sellers, CorpAcq Holdco or any of CorpAcq Holdco’s Subsidiaries in connection with the transactions contemplated by this Agreement shall survive the Closing and shall remain in effect, provided that such privilege from and after the Closing shall be controlled by the Sellers on behalf of the Seller Group. As to any privileged attorney-client communications between Counsel and Sellers or CorpAcq Holdco, CorpAcq Holdco or Counsel and any of CorpAcq Holdco’s Subsidiaries in connection with the transactions contemplated by this Agreement prior to the Closing Date (collectively, the “Privileged Communications”), CCVII, the Sellers, CorpAcq Holdco and each of CorpAcq Holdco’s Subsidiaries , together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the parties after the Closing. In addition, if the Merger and the other transactions contemplated by this Agreement are consummated, all Privileged Communications related to such transactions will become the property of (and be controlled by) the Sellers or their direct or indirect equityholders, and none of CCVII, the Company or any of its Subsidiaries or any of their respective Affiliates, Subsidiaries, successors or assigns shall retain any copies of such records or have any access to them. In the event that CCVII is legally required or requested by any Governmental Authority to access or obtain a copy of all or a portion of the Privileged Communications, CCVII shall be entitled to access or obtain a copy of and disclose the Privileged Communications to the extent necessary to comply with any such legal requirement or request; provided that CCVII shall promptly notify the Sellers in writing (prior to the disclosure by CCVII of any Privileged Communications to the extent practicable) so that the Sellers can seek a protective order, at its sole cost and expense, and CCVII agrees to use commercially reasonable efforts to assist therewith.

Section 12.18.        Representations and Warranties relating to Sellers. Each Seller, severally and not jointly, with respect to itself and not with respect to any other Seller, hereby represents and warrants to CCVII as follows:

(a)            Corporate Organization. To the extent that such Seller is an organization, such Seller is duly formed and is validly existing and in good standing under the Laws of the jurisdiction of its formation. To the extent that such Seller is a natural person, such Seller is of full legal age and capacity in the jurisdiction of his or her residence.

(b)            Due Authorization. Such Seller has all requisite entity power and authority to or will otherwise do so prior to the execution and delivery of this Agreement and each Transaction Agreement to which it is a party and to perform its obligations hereunder and thereunder to the consummate the Transactions. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the Transactions have been or otherwise will be prior to consummation duly, validly and unanimously authorized and approved by the board of directors or equivalent governing body of such Seller and no other corporate or equivalent proceeding on the part of such Seller is necessary or will otherwise be necessary prior to execution to authorize this Agreement or such Transaction Agreements or Seller’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement to which such Seller will be party, duly and validly executed and delivered by such Seller and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which such Seller will be party, will constitute a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the Enforceability Exceptions.

(c)            No Conflict. Neither the execution and delivery of this Agreement or any other agreement or instrument in connection herewith by such Seller, nor the receipt of the Closing Seller Share Consideration and Closing Seller Class C-2 Consideration hereunder, will (i) if such Seller is an organization, violate, conflict with or result in a default (with or without notice or lapse of time, or both) under the organizational documents of such Seller, (ii) violate, conflict with or result in a default (with or without notice or lapse of time, or both), or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any agreement, lease or other instrument or obligation to which such Seller is a party or by which any of such Seller’s assets (including the Closing Seller Share Consideration and Closing Seller Class C-2 Consideration, when received) are bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained and are in full force and effect, or (iii) violate any Law, order, writ, injunction or decree applicable to such Seller or any of such Seller’s assets (including the Closing Seller Share Consideration and Closing Seller Class C-2 Consideration, when received).

(d)            Ownership of CorpAcq Holdco Ordinary Shares. Such Seller is the record and beneficial owner of, and has good and valid title to, its respective CorpAcq Holdco Ordinary Shares, free and clear of all Liens (other than restrictions on transfer arising pursuant to applicable federal and state Laws). At the Closing, the Company will acquire good, valid and marketable title to such Seller’s CorpAcq Holdco Ordinary Shares, free and clear of all Liens (other than restrictions on transfer arising pursuant to applicable Laws).

(e)            Investment Intent; No Broker. Such Seller is acquiring the Closing Seller Share Consideration and Closing Seller Class C-2 Consideration for such Seller’s account, for investment and not with a view to the sale or distribution thereof, nor with any present intention of distributing or selling the same. Such Seller has not retained any finder, broker, agent, financial advisor, Purchaser Representative (as defined in Rule 501(h) of Regulation D of the Securities Act) or other intermediary in connection with the transactions contemplated by this Agreement, and agrees to indemnify (severally and not jointly with the other Sellers) and hold harmless the Company from any liability for any compensation to any such intermediary retained by the Seller and the fees and expenses of defending against such liability or alleged liability.

(f)            Suitability. Each Seller acknowledges that it can bear the economic risk of its investment in the Closing Seller Share Consideration and Closing Seller Class C-2 Consideration, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Closing Seller Share Consideration and Closing Seller Class C-2 Consideration. Each Seller became aware of this offering of the Closing Seller Share Consideration and Closing Seller Class C-2 Consideration solely by means of direct contact from CorpAcq Holdco as a result of a pre-existing substantive relationship. Each Seller acknowledges that the Closing Seller Share Consideration and Closing Seller Class C-2 Consideration (i) were not offered to it by any form of general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act, or directed selling efforts (within the meaning of Regulation S promulgated under the Securities Act (“Regulation S”)) and (ii) are not being offered to it in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(g)            Each Seller is either a U.S. investor or non-U.S. investor and:

(i)               if a U.S. investor, (i) is an “accredited investor” (within the meaning of Rule 501 under the Securities Act), (ii) is acquiring the Closing Seller Share Consideration and Closing Seller Class C-2 Consideration only for its own account and not for the account of others, or if Seller is subscribing for the Closing Seller Share Consideration and Closing Seller Class C-2 Consideration as a fiduciary or agent for one or more investor accounts, each owner of such account is an “accredited investor” (as defined above) and such Seller has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Closing Seller Share Consideration and Closing Seller Class C-2 Consideration with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act and Seller further represents that Seller does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations in the Closing Seller Share Consideration and Closing Seller Class C-2 Consideration to such person or to any third person, with respect to any of the Closing Seller Share Consideration and Closing Seller Class C-2 Consideration. Seller is not an entity formed for the specific purpose of acquiring the Closing Seller Share Consideration and Closing Seller Class C-2 Consideration.

(ii)              if a non-U.S. investor, understands that the sale of the Closing Seller Share Consideration and Closing Seller Class C-2 Consideration is made pursuant to and in reliance upon Regulation S. The Seller is not a U.S. Person (as defined in Regulation S), and it is acquiring the Closing Seller Share Consideration and Closing Seller Class C-2 Consideration in an offshore transaction in reliance on Regulation S. The Seller understands and agrees that the Closing Seller Share Consideration and Closing Seller Class C-2 Consideration sold pursuant to Regulation S may be subject to restrictions thereunder, including compliance with the distribution compliance period provisions therein. Seller is not an entity formed for the specific purpose of acquiring the Closing Seller Share Consideration and Closing Seller Class C-2 Consideration.

(h)            No Registration. Each Seller understands that neither the offer nor sale of the Closing Seller Share Consideration or Closing Seller Class C-2 Consideration has been registered pursuant to the Securities Act or any applicable state securities Laws, that all of the Closing Seller Share Consideration and Closing Seller Class C-2 Consideration to be received by each Seller in the Transactions will subject to substantial restrictions on transfer, that all of the Closing Seller Share Consideration and Closing Seller Class C-2 Consideration received by the Sellers will be characterized as “restricted securities” under U.S. federal securities Laws, and that, under such Laws and applicable regulations, the Closing Seller Share Consideration and Closing Seller Class C-2 Consideration cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption thereunder. Such Seller understands that no federal or state agency has passed upon this investment or the Company, nor has any such agency made any finding or determination of fairness of this investment.

(i)            Receipt of Information. Such Seller is not subscribing for the Closing Seller Share Consideration or Closing Seller Class C-2 Consideration as a result of or subsequent to any advertisement, article, notice or other communication published in any newspapers, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation of a subscription by a person or entity not previously known to such Seller in connection with investments in securities generally. Such Seller has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Closing Seller Share Consideration and Closing Seller Class C-2 Consideration and has had full access to such other information concerning the Company and CorpAcq Holdco and their respective subsidiaries as such Seller has requested. Such Seller’s knowledge and experience in financial and business matters is such that Seller is capable of evaluating the merits and risk of the investment in the Closing Seller Share Consideration or Closing Seller Class C-2 Consideration. Such Seller has carefully reviewed the terms and provisions of this Agreement, and has evaluated the restrictions and obligations contained herein and therein. In furtherance of the foregoing, such Seller represents and warrants that (i) no representation or warranty, express or implied, whether written or oral, as to the financial condition, results of operations, prospects, properties or business of CorpAcq Holdco or any of its affiliates or as to the desirability or value of an investment in the Company has been made to such Seller by or on behalf of the Company, any of its affiliates or any of its or their representatives and (ii) such Seller has relied upon such Seller’s own independent appraisal and investigation, and the advice of such Seller’s own counsel, tax advisors and other advisors, regarding the risks of an investment in the Company.

(j)            Access to Counsel; Tax and Other Advice. Such Seller acknowledges that (i) neither Weil, Gotshal & Manges LLP nor Reed Smith LLP is acting as counsel to such Seller in connection with the negotiation and execution of this Agreement, and (ii) such Seller has been advised by counsel satisfactory to him, her, or it with respect to this Agreement and the transactions contemplated hereby. Such Seller has had the opportunity to consult with his own tax and other advisors with respect to the consequences to such Seller of the acquisition, receipt or ownership of the Closing Seller Share Consideration and Closing Seller Class C-2 Consideration, including the tax consequences under federal, state, foreign, local and other income tax Laws of the United States or any other country and the possible effects of changes in such tax Laws. Such Seller acknowledges that none of the Company, its subsidiaries, affiliates, successors, beneficiaries, heirs and assigns and its and their past and present members, partners, directors, officers, employees, and agents (including their attorneys) makes or has made any representations or warranties to such Seller regarding the consequences to such Seller of the acquisition, receipt or ownership of the Closing Seller Share Consideration or Closing Seller Class C-2 Consideration or the consequences of the transactions contemplated by this Agreement, as applicable, including the tax consequences under federal, state, foreign, local and other tax Laws of the United States or any other country and the possible effects of changes in such tax Laws.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

CHURCHILL CAPITAL CORP VII

By:	/s/ Jay Taragin
Name:	Jay Taragin
Title:	Chief Financial Officer

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

CORPACQ HOLDINGS LIMITED

By:	/s/ Nicholas James Cattell
Name:	Nicholas James Cattell
Title:	Director

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

For and on behalf of POLARIS PUBCO PLC

By:	/s/ Nicholas James Cattell
Name:	Nicholas James Cattell
Title:	Director

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

NORTHSKY MERGER SUB, INC.

By:	/s/ Terrence Fairfield
Name:	Terrence Fairfield
Title:	President

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

SELLERS:

ORANGE UK HOLDINGS LIMITED

By:	/s/ Graham Young
Name:	Graham Young
Title:	Director

By:	/s/ Simon Orange
Name:	Simon Orange
Title:	Director

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

SELLERS:

SAPAR GROUP LLC

By:	/s/ Adam Sager
Name:	Adam Sager
Title:	Member

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

SELLERS:

By:	/s/ David Martin
Name:	David Martin

By:	/s/ Hele Davies
Name:	Helen Davies

By:	/s/ John Griffin
Name:	John Griffin

By:	/s/ Jon Hewitt
Name:	Jon Hewitt

By:	/s/ Kathy Parums
Name:	Kathy Parums

By:	/s/ Lee Teste
Name:	Lee Teste

By:	/s/ Phill Millward
Name:	Phill Millward

By:	/s/ Leon Milns
Name:	Leon Milns

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

SELLERS:

By:	/s/ Felix Milns
Name:	Felix Milns

By:	/s/ Gordon Leitch
Name:	Gordon Leitch

By:	/s/ Nicholas Cattell
Name:	Nicholas Cattell

By:	/s/ Stephen Scott
Name:	Stephen Scott

By:	/s/ Simon Orange
Name:	Simon Orange

By:	/s/ Stuart Kissen
Name:	Stuart Kissen

By:	/s/ Graham Young
Name:	Graham Young

By:	/s/ Benjamin Hancock
Name:	Benjamin Hancock

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

SELLERS:

By:	/s/ Dominic Orange
Name:	Dominic Orange

By:	/s/ Karyn Martin
Name:	Karyn Martin

By:	/s/ Joshua Martin
Name:	Joshua Martin

By:	/s/ Paul Baird
Name:	Paul Baird

By:	/s/ Amee Craske
Name:	Amee Craske

By:	/s/ Susan Wild
Name:	Susan Wild

By:	/s/ Dawn Young
Name:	Dawn Young

By:	/s/ Owen Hyland
Name:	Owen Hyland

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

SELLERS:

By:	/s/ Paul Middlehurst
Name:	Paul Middlehurst

By:	/s/ Callum Richardson
Name:	Callum Richardson

By:	/s/ Catherine Trinick
Name:	Catherine Trinick

By:	/s/ Sean Billington
Name:	Sean Billington

By:	/s/ Peter Tratalos
Name:	Peter Tratalos

By:	/s/ Brian Docherty
Name:	Brian Docherty

[Signature Page to Merger Agreement]

Exhibit A

Terms of Company Class C-1 Shares and Company Class C-2 Shares

This is a summary of the Class C ordinary shares of the Company (as defined below) to be issued to the Sellers and the Drag Sellers as part of the Closing Seller Consideration, and to the holders of the CCVII Private Placement Warrants and, if the Requisite CCVII Warrantholder Approval is obtained, to the holders of CCVII Public Warrants in exchange for the CCVII Warrants on the Closing Date.

Issuer: Polaris Pubco plc, a public company limited by shares incorporated under the laws of England and Wales (the “Company”).

Securities: Class C-1 ordinary shares of the Company with respect to the Sellers and the holders of CCVII Public Warrants. Class C-2 ordinary shares of the Company with respect to the holders of CCVII Private Placement Warrants.

Voting Rights: One (1) vote per share.

Dividend Rights: None.

Rights in Liquidation: In a liquidation, each holder of a Class C ordinary share of the Company will be entitled to the then as-converted value of such share (for the avoidance of doubt, less the conversion price of $11.50 per share).

Conversion Rights: Each Class C ordinary share of the Company will be convertible into one (1) Class A ordinary share of the Company upon payment of $11.50 per share. Each Class C-2 ordinary share of the Company will be convertible into one Class C-1 ordinary share of the Company (a) at any time at the option of the holder thereof or (b) upon transfer to any person who is not a Permitted Transferee (as defined under the existing warrant agreement governing the CCVII Warrants). The conversion provisions will otherwise mirror the applicable provisions of the CCVII Warrants with respect to exercise of the warrants, subject to necessary changes under applicable law.

Redemption Rights: The redemption rights will mirror the applicable provisions of the CCVII Warrants.

Other Terms: The other terms of the Class C-1 ordinary shares of the Company will mirror the terms of the CCVII Public Warrants, subject to necessary changes under applicable law. The other terms of the Class C-2 ordinary shares of the Company will mirror the terms of the CCVII Private Warrants, subject to necessary changes under applicable law.

Listing: The Class C-1 ordinary shares of the Company will be listed on the same securities exchange as the Class A ordinary shares of the Company.